UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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PG&E Corporation

Pacific Gas and Electric Company

Joint Notice of 2019 Annual Meetings Joint Proxy Statement

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION – DATED APRIL 26, 2019

[     ], [     ], 2019

[     ] [a.m.] / [p.m.], Pacific Time

PG&E Corporation and Pacific Gas and Electric Company Headquarters
77 Beale Street, San Francisco, California

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION – DATED APRIL 26, 2019

PG&E Corporation

Pacific Gas and Electric Company

[      ], 2019

Dear Fellow Shareholders:

For PG&E Corporation and Pacific Gas and Electric Company, the past two years have been extraordinarily challenging, more so than any other time in our history. The devastating Northern California wildfires will stand as watershed moments for fire victims, our customers, our employees, our owners, and California.

California’s energy providers, including us, are contending with a host of environmental, demographic, regulatory, legal, and financial factors that are shaping our business. Against this backdrop, and faced with a complex legal and financial situation as a result of the 2018 Camp fire and 2017 Northern California wildfires, the companies earlier this year filed to reorganize under Chapter 11. The primary goal of this court-supervised process is to fairly address our liabilities so that we can continue to provide safe and reliable service to our customers, while improving our overall operations.

We believe that the reorganization process is in the best interests of all the stakeholders, including wildfire claimants. In addition to the expeditious resolution of wildfire liability claims, the Chapter 11 filings allow for:

•	fair treatment of fire victims and other claimholders;

•	access to capital necessary to support ongoing operations and enable the companies to continue investing in systems, infrastructure, and critical safety efforts;

•	a process to work with regulators and policymakers to determine the most effective way for customers to receive safe natural gas and electric service for the long-term in an operating environment that continues to be transformed by climate change; and

•	ultimately, a reorganized enterprise with refreshed management and Board members who are committed to safety and reliability in all aspects of our business.

The tragic events of the past few years have made clear that the energy system status quo is no longer working for California. We have heard the calls for change and are committed to answering them with strong actions that will help us re-earn the trust of all our stakeholders. This starts at the top. We replaced PG&E Corporation’s CEO and the vast majority of our Boards of Directors with experienced people with the commitment and expertise necessary to redirect our safety culture and navigate one of the most complex corporate reorganizations ever.

William “Bill” Johnson is joining us as Chief Executive Officer and President of PG&E Corporation. Bill brings substantial safety and operational expertise from his extensive career in the energy industry. With decades of experience at two major utility companies, Mr. Johnson has a deep understanding of managing risk and the responsibility of keeping customers safe.

Most recently, as President and CEO of the Tennessee Valley Authority (TVA), he was responsible for leading the nation’s largest publicly owned utility in its mission of providing energy, environmental stewardship and economic development across a seven-state region. During his time at TVA, the organization achieved the best safety records in its 85-year history and has been a perennial top decile safety performer in the utility industry.

Bill also led the retirement of more than half of TVA’s coal generation, resulting in a reduction of TVA’s carbon emissions by 50% over the last decade. He also oversaw TVA’s expansion into utility scale solar in recent years, and pursued the modernization of its hydro assets to increase the amount of energy from that renewable resource.

We believe Mr. Johnson is the right leader at the right time for us. We also significantly revamped our Boards of Directors, as eight of ten incumbent directors resigned, and eleven new directors were appointed in their stead.

As detailed in the attached proxy statement, the new Boards include people who have expertise and experience in all areas necessary for us to navigate the complex challenges before us, and who come to the job committed to work tirelessly to help Pacific Gas and Electric Company be the safest, most reliable operator in the industry.

The management team and the Boards are also committed to working constructively with regulators, policymakers, and other stakeholders in an open and transparent fashion in support of California’s policy goals. We are determined to emerge from Chapter 11 as an enterprise that is positioned to deliver safe and reliable service for customers, create value for shareholders and help meet the challenges of climate change for California.

As always, we value your input and welcome the opportunity to engage with you to listen to your views and address your concerns.

We cordially invite you to attend the companies’ 2019 annual meetings, which will be held concurrently on [     ], [     ], 2019, at [     ] [a.m.] / [p.m.], Pacific Time at the PG&E Corporation and Pacific Gas and Electric Company headquarters, 77 Beale Street, San Francisco, California. Following this letter are a notice of the meetings and our 2019 Joint Proxy Statement containing information about the matters to be considered at the meetings.

Sincerely,

The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company

Joint Notice of Annual Meetings of Shareholders of PG&E Corporation and Pacific Gas and Electric Company

[     ], [     ], 2019

[     ] [a.m.] / [p.m.], Pacific Time

PG&E Corporation and Pacific Gas and Electric Company headquarters, 77 Beale Street
San Francisco, California

To the Shareholders of PG&E Corporation and Pacific Gas and Electric Company:

The annual meetings of shareholders of PG&E Corporation and Pacific Gas and Electric Company will be held concurrently on [     ], [     ], 2019, at [     ] [a.m.] / [p.m.], Pacific Time, at the PG&E Corporation and Pacific Gas and Electric Company headquarters, 77 Beale Street, San Francisco, California, for the purpose of considering the following matters:

For PG&E Corporation and Pacific Gas and Electric Company shareholders:

•	To elect the following 14 individuals nominated by the applicable Board of Directors to each serve as director on each Board for the ensuing year:

Richard R. Barrera	Cheryl F. Campbell	Kenneth Liang	Kristine M. Schmidt
Jeffrey L. Bleich	Fred J. Fowler	Dominique Mielle	Alejandro D. Wolff
Nora Mead Brownell	William D. Johnson*	Meridee A. Moore
Frederick W. Buckman	Michael J. Leffell	Eric D. Mullins

* In the event the PG&E Corporation shareholders vote against approving the Charter Amendment Proposal (as described below), any votes to elect Mr. Johnson to the PG&E Corporation Board will be disregarded.

•	To ratify each Audit Committee’s appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2019 for the respective company,

•	To provide an advisory vote on each company’s executive compensation, and

•	To transact any other business that may properly come before the meetings and any adjournments or postponements of the meetings. Any matters raised before the meetings by shareholders must be properly submitted consistent with the respective company’s Bylaw requirements and other applicable requirements.

For PG&E Corporation shareholders:

•	To approve an amendment to the Restated Articles of Incorporation of PG&E Corporation to increase the maximum number of directors on the PG&E Corporation Board to 15 directors and to increase the minimum number of directors on the PG&E Corporation Board to 8 directors (the “Charter Amendment Proposal”), and

•	To act upon proposals submitted by individual PG&E Corporation shareholders and described on pages [ ]-[ ].

Shareholders can go on-line at www.pgecorp.com/investors/financial_reports/ to access electronic copies of this 2019 Joint Proxy Statement and the 2018 Annual Report to Shareholders. Shareholders also may vote their proxies on-line as noted on page [   ] of the Joint Proxy Statement. Specific Internet voting instructions also are included on the shareholder’s proxy card.

2019 Joint Proxy Statement	1

The Boards of Directors have set the close of business on May 15, 2019 as the record date for determining which shareholders are entitled to receive notice of and to vote at the annual meetings.

You are urged to read the Joint Proxy Statement carefully and, whether or not you plan to attend the meeting, to promptly submit a proxy: (a) by telephone or over the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

YOUR VOTE IS EXTREMELY IMPORTANT.

Even if you plan to attend the annual meetings, please act promptly to vote your shares by completing, signing and dating the proxy card and returning it in the postage-paid envelope provided. You may also vote your shares over the Internet or telephone by following the instructions on the enclosed proxy card.

Please vote soon so that your shares can be represented. Your vote is extremely important no matter how many shares you own. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll-free: 1 (877) 750-0502
Banks and Brokers may call collect: 1 (212) 750-5833

Dated: [         ], 2019

By Order of the Boards of Directors of
PG&E Corporation and Pacific Gas and Electric Company,

Linda Y.H. Cheng

Vice President, Corporate Governance and Corporate Secretary of
PG&E Corporation and Pacific Gas and Electric Company

2019 Joint Proxy Statement	2

TABLE OF CONTENTS

JOINT NOTICE OF ANNUAL MEETINGS OF SHAREHOLDERS OF PG&E CORPORATION AND PACIFIC GAS AND ELECTRIC COMPANY	1

JOINT PROXY STATEMENT	5

Defined Terms Used in this Proxy Statement	5

2019 PROXY STATEMENT SUMMARY	7

GENERAL INFORMATION ABOUT THE 2019 ANNUAL MEETINGS AND VOTING	12

ITEM NO. 1: ELECTION OF DIRECTORS OF PG&E CORPORATION AND PACIFIC GAS AND ELECTRIC COMPANY	18

Certain Agreements with BlueMountain	19
Nominees for Directors of PG&E Corporation and Pacific Gas and Electric Company	20

CORPORATE GOVERNANCE	29

Corporate Governance Guidelines	29
Board Leadership Structure	29
Board and Director General Independence and Qualifications	30
Board Committee Duties	31
Committee Membership, Independence, and Qualifications	33
Director Service on Other Public Company Boards	34
Director Meeting Attendance During 2018	34
Director Nomination Process	34
Board and Committee Self-Evaluations	36
Risk Management	37
Board Oversight	39
Director Orientation and Continuing Education	41
Communicating With Directors and Officers	42

COMPENSATION OF NON-EMPLOYEE DIRECTORS	43

ITEM NO. 2: AMENDMENT TO INCREASE THE MAXIMUM SIZE OF THE CORPORATION’S BOARD TO 15 DIRECTORS	46

ITEM NO. 3: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR PG&E CORPORATION AND PACIFIC GAS AND ELECTRIC COMPANY	47

Information Regarding the Independent Auditor for PG&E Corporation and Pacific Gas and Electric Company	48
Report of the Audit Committees	51

ITEM NO. 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR PG&E CORPORATION AND PACIFIC GAS AND ELECTRIC COMPANY	52

Compensation Committee Report	53
Compensation Discussion and Analysis	54
Executive Officer Compensation Information	74

ITEM NOS. 5 AND 6: PG&E CORPORATION SHAREHOLDER PROPOSALS	94

2019 Joint Proxy Statement	3

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2019 Joint Proxy Statement	4

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION – DATED APRIL 26, 2019

Joint Proxy Statement

The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company are soliciting Proxies for use at the companies’ 2019 annual meetings of shareholders, including any adjournments or postponements. The 2019 Annual Meetings are scheduled to be held concurrently on [     ], [     ], 2019, at [     ] [a.m.] / [p.m.], Pacific Time, at the PG&E Corporation and Pacific Gas and Electric Company headquarters, 77 Beale Street, San Francisco, California.

In connection with this Proxy solicitation, beginning on or about [      ], 2019, PG&E Corporation and the Utility each mailed or caused to be mailed to its respective shareholders a copy of the Joint Notice, this Proxy Statement, a Proxy Card or Voting Instruction Card, and the 2018 Annual Report. Certain shareholders who hold their shares of PG&E Corporation or Utility stock of record may have already received their copy of the 2018 Annual Report. The materials were sent to anyone who owned shares of common stock of PG&E Corporation and/or shares of preferred stock of the Utility at the close of business on May 15, 2019. This date is the record date set by the Boards to determine which shareholders may vote at and attend the 2019 Annual Meetings.

Your vote is extremely important. Even if you plan to attend the 2019 annual meetings, we request that you act promptly to vote your shares by completing, signing and dating the enclosed Proxy Card and returning it in the enclosed postage-paid envelope, or by voting over the Internet or by telephone by following the instructions provided on the enclosed Proxy Card, Voting Instruction Card, or notice.

Please see pages [  ]-[  ] for additional information regarding admission to the meeting and how to vote your shares.

Defined Terms Used in this Proxy Statement

“2006 LTIP” refers to the PG&E Corporation 2006 Long-Term Incentive Plan.

“2014 LTIP” refers to the PG&E Corporation 2014 Long-Term Incentive Plan.

“2018 Annual Report” refers to the PG&E Corporation and Pacific Gas and Electric Company 2018 Joint Annual Report to Shareholders.

“2019 Annual Meetings” refers to the 2019 annual meetings of shareholders of PG&E Corporation and the Utility, which will be held concurrently on [     ], 2019.

“2019 Proxy Materials” refers to the Joint Notice, this Proxy Statement, the Proxy Card or Voting Instruction Card, and the 2018 Annual Report.

“401(k) Plan” refers to the PG&E Corporation Retirement Savings Plan or the PG&E Corporation Retirement Savings Plan for Union-Represented Employees.

“Bankruptcy Code” refers to the United States Bankruptcy Code.

“Bankruptcy Court” refers to the U.S. Bankruptcy Court for the Northern District of California.

“BlueMountain” refers to Blue Mountain Credit Alternatives Master Fund L.P., together with certain of its affiliates.

“Board” refers to the Board of Directors of either PG&E Corporation or the Utility, as applicable.

“CD&A” refers to the section of the Proxy Statement entitled “Compensation Discussion and Analysis.”

“CEO” refers to the position of Chief Executive Officer.

“Chapter 11” refers to chapter 11 of title 11 of the U.S. Code.

“Chapter 11 Cases” refers to voluntary petitions for relief under Chapter 11, which were filed by each of PG&E Corporation and the Utility on January 29, 2019, in the Bankruptcy Court.

“Charter Amendment Proposal” refers to the proposal for shareholders to approve an amendment to the Corporation Charter to increase the maximum number of directors on the Corporation Board to 15 directors and to increase the minimum number of directors on the Corporation Board to 8 directors (which the Corporation Board unanimously recommends the shareholders of PG&E Corporation vote FOR).

2019 Joint Proxy Statement	5

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“COO” refers to the position of Chief Operating Officer.

“Corporation” refers to PG&E Corporation.

“Corporation Board” refers to the Board of Directors of PG&E Corporation.

“Corporation Charter” refers to the PG&E Corporation Restated Articles of Incorporation.

“CPUC” refers to the California Public Utilities Commission.

“Guidelines” refers to the Corporate Governance Guidelines adopted by the Boards of PG&E Corporation and the Utility.

“Independent Auditor” refers to the independent registered public accounting firm.

“Joint Notice” refers to the Joint Notice of Annual Meetings of Shareholders of PG&E Corporation and Pacific Gas and Electric Company.

“LTIP” refers to the 2006 Long-Term Incentive Plan and/or the 2014 Long-Term Incentive Plan.

“NEO” or “Named Executive Officer” refers to an officer who is listed in the Summary Compensation Table of this Proxy Statement.

“NYSE” refers to the New York Stock Exchange.

“NYSE American” refers to the NYSE American stock exchange (formerly known as NYSE MKT, LLC and as the American Stock Exchange).

“PEO” refers to an officer or officers who serve as “principal executive officer” of PG&E Corporation or Pacific Gas and Electric Company, as appropriate.

“Proxy” refers to your authorization for another person or persons to vote your shares at the 2019 Annual Meetings, in the manner indicated on the Proxy. Also may refer to the person or persons so authorized (also called proxy holders).

“Proxy Card” refers to your proxy card, on which you may indicate how you would like the named proxy holders to vote your shares at the 2019 Annual Meetings.

“Proxy Statement” refers to this 2019 Joint Proxy Statement for PG&E Corporation and the Utility.

“RSU” refers to a restricted stock unit.

“SEC” refers to the United States Securities and Exchange Commission.

“Section 16 Officer” refers to any “officer” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934.

“STIP” refers to the Short-Term Incentive Plan.

“TSR” refers to Total Shareholder Return, measured by stock price appreciation and dividends paid, relative to companies in the Performance Comparator Group.

“Utility” refers to Pacific Gas and Electric Company.

“Voting Instruction Card” refers to the form used by beneficial shareholders or participants in a 401(k) Plan to transmit instructions to the nominee or the plan trustee, respectively, on how to vote any shares for which that shareholder or plan participant has voting rights.

2019 Joint Proxy Statement	6

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2019 Proxy Statement Summary

This proxy statement summary highlights information to assist you in your review of this Proxy Statement. The summary does not contain all of the information that you should consider, and we encourage you to read the entire Proxy Statement carefully before voting.

Your vote is extremely important. Even if you plan to attend the 2019 Annual Meetings, we request that you act promptly to vote your shares by signing and dating the enclosed Proxy Card and returning it in the enclosed postage-paid envelope, or by voting your shares over the Internet or by telephone by following the instructions provided on the enclosed Proxy Card, Voting Instruction Card, or notice.

2019 Annual Meetings of Shareholders

•	Time and Date	[ ] [a.m.] / [p.m.] Pacific Time on [ ], [ ], 2019
•	Place	PG&E Corporation and Pacific Gas and Electric Company headquarters, 77 Beale Street, San Francisco, California
•	Record Date	May 15, 2019
•	Voting	Shareholders as of the record date are entitled to vote.
Each share of PG&E Corporation common stock, Pacific Gas and Electric Company common stock, and Pacific Gas and Electric Company preferred stock is entitled to cast one vote on each of the respective company’s director nominees and one vote on each of that company’s other proposals.
•	Admission	All shareholders as of the record date are invited to attend the 2019 Annual Meetings. Shareholders must have acceptable proof of share ownership as of the record date and valid photo identification in order to enter the meeting. Please see the instructions on pages [ ]-[ ].

Meeting Agenda and Voting Recommendations

The following items are expected to be voted on at the 2019 Annual Meetings. The Boards unanimously recommend that you vote as follows:

PG&E Corporation

Item	Board’s Voting Recommendation	Voting Standard	Page Reference (for more detail)
Election of 14 directors*	FOR all nominees	Majority of votes cast	[ ]
Charter Amendment Proposal	FOR	Majority of outstanding common stock	[ ]
Ratification of Deloitte & Touche LLP as Independent Auditor for 2019	FOR	Majority of votes cast	[ ]
Advisory vote to approve executive compensation	FOR	Majority of votes cast	[ ]
Shareholder proposal: Corporation structure reform	AGAINST	Majority of votes cast	[ ]
Shareholder proposal: Improve shareholder proxy access	AGAINST	Majority of votes cast	[ ]

* In the event that the PG&E Corporation shareholders vote against approving the Charter Amendment Proposal (Item No. 2), any votes to elect Mr. Johnson to the Corporation Board will be disregarded.

Pacific Gas and Electric Company

Item	Board’s Voting Recommendation	Voting Standard	Page Reference (for more detail)
Election of 14 directors	FOR all nominees	Majority of votes cast	[ ]
Ratification of Deloitte & Touche LLP as Independent Auditor for 2019	FOR	Majority of votes cast	[ ]
Advisory vote to approve executive compensation	FOR	Majority of votes cast	[ ]

2019 Joint Proxy Statement	7

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Director Nominees

We are asking shareholders of each company to vote “FOR” each of the director nominees listed below (it being understood that if the Charter Amendment Proposal is not approved, shareholders that vote on the Corporation’s Proxy Card will be deemed to vote for each of the director nominees to the Corporation Board other than Mr. Johnson and any votes to elect Mr. Johnson will be disregarded). As a result of the PG&E Corporation Board’s previously announced board refreshment process, in April 2019, eleven new directors (Richard R. Barrera, Jeffrey L. Bleich, Nora Mead Brownell, Frederick W. Buckman, Cheryl F. Campbell, Michael J. Leffell, Kenneth Liang, Dominique Mielle, Meridee A. Moore, Kristine M. Schmidt, and Alejandro D. Wolff) joined two continuing directors (Fred J. Fowler and Eric D. Mullins) on the Boards of PG&E Corporation and the Utility, with eight of ten then-incumbent directors stepping down. The then-incumbent directors of each Board, including the continuing directors, approved the appointments of the new directors. Mr. Johnson is expected to join the Board of Pacific Gas and Electric Company on May 2, 2019 concurrently with stepping into his role as CEO and President of PG&E Corporation.

In addition, the Boards of PG&E Corporation and Pacific Gas and Electric Company have nominated, and recommend that shareholders vote in favor of, the following candidates for election to the Boards at the 2019 annual meetings of shareholders:

Richard R. Barrera	Cheryl F. Campbell	Kenneth Liang	Kristine M. Schmidt
Jeffrey L. Bleich	Fred J. Fowler	Dominique Mielle	Alejandro D. Wolff
Nora Mead Brownell	William D. Johnson	Meridee A. Moore
Frederick W. Buckman	Michael J. Leffell	Eric D. Mullins

As noted above, there are currently 13 directors on the Board of PG&E Corporation, which is the maximum number of directors currently permitted under the Corporation Charter. In order to allow for the addition of more diverse perspectives and to enhance the collective effectiveness of the PG&E Corporation Board, shareholders are being asked to vote on a proposal to amend the Corporation Charter to increase the maximum size of the PG&E Corporation Board to 15 members (and to concurrently increase the minimum size of the PG&E Corporation Board to 8 members, as required by state law). The Board of PG&E Corporation unanimously recommends that shareholders vote FOR each of PG&E Corporation’s director nominees and FOR the proposal to amend the Corporation Charter to increase the maximum size of the PG&E Corporation Board to 15 members. Under each company’s Corporate Governance Guidelines, each member of each Board is elected annually and serves a one-year term.

We are confident these slates of nominees, including PG&E Corporation’s new CEO and President, Bill Johnson, will guide the companies through the Chapter 11 process while balancing the interests of all stakeholders.

In 2019, the elections of directors for the Corporation and for Pacific Gas and Electric Company are not contested, and therefore, directors of the Corporation and of Pacific Gas and Electric Company will be elected by a majority of the votes represented and voting at the 2019 Annual Meetings.

Below is summary information about each director nominee recommended by the Corporation and Utility Boards. See pages [  ] to [  ] for complete biographical information for each of the nominees. The Boards recommend that you vote FOR each of their nominees.

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Nominee	Age	Director Since	Principal Occupation	Current Committee Memberships	Other Current Public Company Boards
Richard R. Barrera	47	April 2019	Founder, CEO and Portfolio Manager, Roystone Capital Management LP	• Audit • Executive • Finance (Chair)
Jeffrey L. Bleich	58	April 2019	Attorney, former Special Counsel to the President, U.S. Ambassador, and California State Bar President	• Compliance and Public Policy • Safety and Nuclear Oversight
Nora Mead Brownell	71	April 2019	Founder, Espy Energy Solutions LLC	• Safety and Nuclear Oversight
Frederick W. Buckman	73	April 2019	Retired President and CEO of Powerlink Transmission Company	• [ ]
Cheryl F. Campbell	59	April 2019	Former Senior Vice President, Gas, Xcel Energy, Inc.	• Compliance and Public Policy • Executive • Finance • Safety and Nuclear Oversight (Chair)
Fred J. Fowler	73	March 2012	Retired Chairman of the Board, Spectra Energy Partners, LP	• Finance • Safety and Nuclear Oversight	• DCP Midstream Partners, LP • Encana Corporation
William D. Johnson	65	N/A*	CEO and President of PG&E Corporation	N/A*
Michael J. Leffell	60	April 2019	Founder, Portage Partners	• Compliance and Public Policy • Executive • Nominating and Governance (Chair)
Kenneth Liang	57	April 2019	Former senior Managing Director and Head of Restructurings, Oaktree Capital Management	• Compensation • Finance
Dominique Mielle	50	April 2019	Former Partner and Senior Portfolio Manager, Canyon Partners LLC	• Audit (Chair) • Executive	• Anworth Mortgage Asset Corporation • Studio City International
Meridee A. Moore	61	April 2019	Senior Managing Member, Watershed Asset Management LLC	• Compensation (Chair) • Executive • Finance • Nominating and Governance	• BlackRock Capital Investment Corporation
Eric D. Mullins	57	September 2016	Managing Director and Co-CEO, Lime Rock Resources, L.P.	• Audit • Safety and Nuclear Oversight	• Anadarko Petroleum Company
Kristine M. Schmidt	55	April 2019	Retired Owner and Consultant of Swan Consulting Services, LLC; former President of ITC Great Plains; former Chair of the Western Energy Imbalance Market Governing Body	• Compliance and Public Policy (Chair) • Executive • Nominating and Governance • Safety and Nuclear Oversight
Alejandro D. Wolff	62	April 2019	Former U.S. Ambassador to the Republic of Chile; former U.S. Ambassador to the United Nations	• Compensation • Compliance and Public Policy	• Albemarle Corporation • Versum Materials

*	indicates that the applicable nominee is not a director of the Corporation or the Utility as of the date of this preliminary Proxy Statement, but is expected to become a member of the Board of the Utility on May 2, 2019.

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Corporate Governance Highlights

•	Significant board refreshment process to provide fresh perspectives and additional expertise to help address the changing nature of the companies’ business and the serious challenges they face now and in the future	•	Director overboarding policy requiring Board approval for service on more than three other public company boards; directors who are principal executive officers of public companies must receive Board approval for service on more than two other public company boards
•	Board refreshment process resulted in new PG&E Corporation CEO and eleven new directors who were appointed to the Corporation and Utility Boards in April 2019 to join two continuing directors, with eight of ten incumbent directors resigning	•	Policy to consider diversity in the director nomination process
•	All non-executive directors are currently independent (Mr. Johnson expected to be the only non-independent director)	•	Succession planning for the Boards of Directors, the CEO, and senior management
•	Independent key Board committees (excluding the Executive Committees)	•	Executive and director stock ownership guidelines
•	Independent non-executive Chair at both companies since December 2017 (independent lead director if the Chair is not independent)	•	Board oversight of risk management, and proxy statement disclosure on the Boards’ roles and responsibilities with respect to risk management
•	Executive sessions of independent directors at regular Board meetings	•	Board oversight of corporate sustainability, and disclosure on sustainability programs and performance
•	Annual evaluation of CEO and President performance by independent directors	•	Board oversight and transparent public disclosure of political activities
•	Annual Board and committee self-evaluations	•	Board oversight of compliance and ethics; the Chief Ethics and Compliance Officer has direct access to the Chair of the Compliance and Public Policy Committee of the PG&E Corporation Board
•	Annual election of directors	•	Board oversight of enterprise-wide safety matters; the Chief Safety Officer reports to the Safety and Nuclear Oversight Committees of the Boards
•	Majority vote for directors, with mandatory resignation policy and plurality carve-out for contested elections	•	Policy limiting obtaining certain types of services from the Independent Auditor
•	One share one vote	•	No poison pill; shareholder approval required for adoption
•	No supermajority vote requirements	•	Proxy access bylaw provisions that are consistent with prevailing market standards
•	Confidential voting policy for uncontested elections	•	Regular investor outreach, including opportunities for dialogue with the Board’s independent leadership when applicable

Vote to Approve Charter Amendment Proposal

We are asking shareholders of the Corporation to approve a resolution to amend the Corporation Charter to increase the maximum size of the Corporation Board to 15 members (and to concurrently increase the minimum size of the Corporation Board to 8 members), effective at the 2019 annual meeting. The Corporation Board recommends a “FOR” vote because it believes that increasing the size of the Corporation Board is in the best interest of the Corporation and its shareholders, will allow for more diverse perspectives on the Board and will enhance the overall effectiveness of the Corporation Board. The increase of the size of the Corporation Board will allow all 14 individuals nominated by the Corporation Board to serve as directors on the Corporation Board following the 2019 annual meeting with one additional vacant seat to be filled in the future as appropriate. In the event that the PG&E Corporation shareholders do not approve the Charter Amendment Proposal (Item No. 2), any votes to elect Mr. Johnson to the Corporation Board will be disregarded.

Auditors

As a matter of good corporate governance, we are asking shareholders of each company to ratify the selection of Deloitte & Touche LLP (“Deloitte & Touche”) as that company’s Independent Auditor for 2019. We provide information on fees paid to Deloitte & Touche beginning on page [  ]. Each Board recommends a vote “FOR” the proposal to ratify the appointment of Deloitte & Touche.

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Advisory Vote to Approve Executive Compensation

We are asking shareholders of each company to approve on an advisory basis the compensation paid for 2018 to that company’s executive officers named in the Summary Compensation Table of this Proxy Statement (“say-on-pay” vote). Each Board recommends a “FOR” vote because it believes that the applicable company’s compensation policies and practices were effective in achieving the companies’ goals of rewarding sustained financial and operating performance and excellence, aligning the executives’ long-term interests with those of our shareholders, and motivating executives to remain with the companies for long and productive careers.

Shareholder Proposals

The proxy materials contain two proposals submitted pursuant to SEC Rule 14a-8 by individual PG&E Corporation shareholders pertaining to (1) Corporation structure reform and (2) improvement of shareholder proxy access. These proposals are being submitted to PG&E Corporation shareholders only. The PG&E Corporation Board recommends that the Corporation’s shareholders vote “AGAINST” these proposals for the reasons indicated beginning on page [  ].

General Information About the 2019 Annual Meetings and Voting

Answers to many frequently asked questions about the 2019 Annual Meetings and voting can be found in the Q&A section beginning on page [  ].

2020 Annual Meetings

• Deadline for submission of shareholder proposals for inclusion in the proxy statement:	[ ], 2020
• Period for submission of proxy access director nominees for inclusion in the proxy statement (PG&E Corporation only):	[ ], 2019 – [ ], 2020
• Period for submission of advance written notice of other business and nominations for director:	[ ], 2020 – [ ], 2020

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General Information About the 2019 Annual Meetings and Voting

How do I vote?

If your shares are registered to you directly, there are three ways to submit your Proxy:

Over the Internet. You may submit your Proxy and vote your shares over the Internet by following the instructions on the Proxy Card.
By telephone. If you received your proxy materials by mail, you may submit your Proxy and vote your shares by calling the toll-free number on the Proxy Card.
By mail. If you received your proxy materials by mail, you may submit your Proxy and vote your shares by completing, signing, and dating the Proxy Card and mailing it in the postage-paid envelope provided.

You can also attend and vote at the 2019 Annual Meetings, however we encourage you to vote your proxy over the Internet, telephone, or mail prior to the meeting, even if you plan to attend in person. (See meeting location information on the back cover of this Proxy Statement).

If your shares are not registered to you directly but are held indirectly through a broker, bank, trustee, nominee, or other third party (“broker”), follow the instructions provided by your broker to vote your shares. If you do not submit voting instructions to your broker, the broker will not be permitted to vote your shares on any proposal, unless it constitutes a “routine” item and your broker is a member of the NYSE and permitted by NYSE rules to vote on “routine” items. The election of directors, the say-on-pay vote, the Charter Amendment Proposal and shareholder proposals, for example, are “non-routine” items.

If you are a 401(k) Plan participant, specific instructions for voting are noted on the Voting Instruction Card.

Can I change my vote?

If your shares are registered to you directly, you can change your vote or revoke your Proxy any time before it is exercised by doing one of the following before the applicable deadline: (1) returning a signed Proxy Card with a later date, (2) entering a new vote over the Internet or by telephone, (3) notifying the Corporate Secretary of PG&E Corporation or the Utility, as appropriate, in writing, at 77 Beale Street, P.O. Box 770000, San Francisco, California 94177 or (4) submitting a written ballot at the 2019 Annual Meetings. Your attendance at the 2019 Annual Meetings will not automatically revoke your Proxy unless you vote again at the 2019 Annual Meetings.

If you are a participant in a 401(k) Plan, you may change your vote at any time prior to [     ] [a.m.] / [p.m.], Eastern time, on [     ], [     ], 2019. The last vote that the 401(k) Plan trustee receives from you within this timeframe will be the vote that is counted. Participants in a 401(k) Plan are not eligible to vote in person at the 2019 Annual Meetings.

If your shares otherwise are not registered to you directly but are registered in the name of your nominee (such as a broker, bank, trustee, or other third party), follow the instructions provided by your nominee to change your vote or revoke your voting instructions.

What is the voting deadline?

If you hold your shares directly and submit your Proxy over the Internet or by telephone, your vote must be received by [     ] [a.m.] / [p.m.], Eastern time, on [     ], [     ], 2019. These Internet and telephone voting procedures comply with California law. If you submit your Proxy by mail, your vote must be received by [     ] [a.m.] / [p.m.], Pacific time, on [     ], [     ], 2019.

If you are a participant in a 401(k) Plan, your voting instructions must be received by [     ] [a.m.] / [p.m.], Eastern time, on [     ], [     ], 2019, for the 401(k) Plan trustee to vote your shares.

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If your shares otherwise are not registered to you directly but are registered in the name of your nominee (such as a broker, bank, trustee, or other third party), please consult information provided by the nominee.

Have other candidates been nominated for election at the 2019 Annual Meetings in opposition to PG&E Corporation Board’s nominees?

As of the date of this preliminary Proxy Statement, no other candidates have been nominated for election at the 2019 Annual Meetings in opposition to the Corporation Board nominees. Previously, BlueMountain had provided notice of its intent to nominate a slate of 13 nominees for election to the Corporation Board at the 2019 annual meeting in opposition to the Corporation Board’s recommended nominees. In connection with a settlement agreement between the Corporation and BlueMountain, BlueMountain has withdrawn all of its nominees. For more information regarding the settlement agreement with BlueMountain please refer to page [     ].

What am I voting on, and what are each Board’s voting recommendations?

PG&E Corporation shareholders will be voting on the following items and the Board of the Corporation unanimously recommends that you vote as follows:

Item No.	Description	Board’s Voting Recommendation
1	Election of 14 directors*	FOR all nominees
2	Charter Amendment Proposal*	FOR this proposal
3	Ratification of Deloitte & Touche LLP as Independent Auditor for 2019	FOR this proposal
4	Advisory vote to approve executive compensation	FOR this proposal
5	Shareholder proposal: Corporation Structure Reform	AGAINST this proposal
6	Shareholder proposal: Amendment of proxy access bylaw provisions	AGAINST this proposal

*	In the event that the PG&E Corporation shareholders vote against approving Item No. 2 (Charter Amendment Proposal), any votes to elect Mr. Johnson to the Corporation Board will be disregarded.

The Utility’s shareholders will be voting on the following items and the Board of the Utility unanimously recommends that you vote as follows:

Item No.*	Description	Board’s Voting Recommendation
1	Election of 14 directors	FOR all nominees
3	Ratification of Deloitte & Touche LLP as Independent Auditor for 2019	FOR this proposal
4	Advisory vote to approve executive compensation	FOR this proposal

*	There is no Item No. 2 proposal for the Utility.

What vote is required to approve each item?

A majority voting standard applies to the election of each director nominee and to the approval of Item Nos. 3, 4, 5, and 6. Under a majority voting standard, approval occurs if the shares voted “for” a director nominee or other item exceed the number of shares voted “against” that nominee or item. In addition, the shares voting affirmatively must equal at least a majority of the quorum that is required to conduct business at each meeting. This means that the shares voting affirmatively must be greater than 25 percent of the outstanding shares entitled to vote.

The approval of Item No. 2 (Charter Amendment Proposal) with respect to the Corporation requires the vote of a majority of the Corporation’s outstanding shares of common stock as of the record date. In the event that the shareholders of the Corporation do not approve the Charter Amendment Proposal, then any votes to elect Mr. Johnson will be disregarded.

In determining whether a majority of the shares represented and voting have elected a director nominee or approved a proposal, abstentions and any broker non-votes (see the definition below under “What is a broker non-vote?”) will not be considered.

For all matters subject to a majority voting standard (i.e., all matters other than the Charter Amendment Proposal), abstentions and broker non-votes that occur with respect to the election of a director nominee or a proposal could prevent the election of a nominee or the approval of a proposal if the number of shares voting affirmatively does not constitute a majority of the required quorum. For the Charter Amendment Proposal, abstentions and any broker non-votes will have the same effect as a vote against this proposal and could prevent the approval of this proposal if the number of shares voting affirmatively does not constitute a majority of the Corporation’s outstanding shares of common stock as of the record date.

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Abstentions and broker non-votes will be treated as present for the purpose of determining whether a quorum is present at each meeting.

Where shareholders are being asked for an advisory vote or for ratification (Item Nos. 3, 4, 5, and 6), any voting results with respect to these items will be non-binding on the affected company but will be considered by that company’s Board.

What is a broker non-vote?

If you hold your shares indirectly through your broker, then your broker is the registered holder of your shares and submits the Proxy to vote your shares. You are the beneficial owner of the shares, and typically you will be asked to provide your broker with instructions as to how you want your shares to be voted. Under the rules of the NYSE, if you fail to provide your broker with voting instructions, your broker can use its discretion to vote your shares on “routine” matters, like the ratification of the appointment of the Independent Auditor. However, your broker may not use its discretion to vote your shares on “non-routine” matters, like director elections, advisory votes on executive compensation, the Charter Amendment Proposal and the shareholder proposals. When a broker votes your shares on routine matters but is unable to vote your shares on other non-routine matters because you have failed to provide instructions on how to vote any non-routine matters, a “broker non-vote” occurs with respect to these other non-routine matters.

What shares am I entitled to vote?

If you are a PG&E Corporation registered shareholder, you are entitled to vote all the shares of PG&E Corporation common stock that you own (or for which you have been given the right to provide instructions as to how such shares should be voted) as of the close of business on May 15, 2019 (the “record date”). If you are a Utility registered shareholder, you are entitled to vote all the shares of Utility preferred stock that you own (or for which you have been given the right to provide instructions as to how such shares should be voted) as of the record date. This includes shares held directly in your name as the shareholder of record and shares held for you as the beneficial owner through a broker or other nominee.

If you are a registered holder of both PG&E Corporation common stock and Utility preferred stock, you are entitled to vote separately on each company’s proposals.

We encourage shareholders to submit proxies in advance of the 2019 Annual Meetings over the Internet, by telephone, or by mail. You can ensure that your shares are voted at the 2019 Annual Meetings by following the instructions on the enclosed Proxy Card and submitting your votes over the Internet or by telephone, or by completing, signing, dating and returning the enclosed Proxy Card.

How many copies of the 2019 Proxy Materials will I receive?

Registered Holders and 401(k) Plan Participants

You will receive one copy of the 2019 Proxy Materials for each account.

Beneficial Owners

If you receive your proxy materials through Broadridge Investor Communication Solutions (“Broadridge”), and there are multiple beneficial owners at the same address, you may receive fewer copies of the 2019 Proxy Materials than the number of beneficial owners at that address. SEC rules permit Broadridge to deliver only one copy of the 2019 Proxy Materials to multiple beneficial owners sharing an address, unless the applicable company receives contrary instructions from any beneficial owner at that address.

If you receive your proxy materials through Broadridge and (1) you currently receive only one copy of the 2019 Proxy Materials at a shared address but you wish to receive an additional copy of the 2019 Proxy Materials or of any future notices or proxy materials, or (2) you share an address with other beneficial owners who also receive their separate proxy materials through Broadridge and you wish to request delivery of a single copy of the proxy materials to the shared address in the future, please contact the office of the Corporate Secretary of PG&E Corporation or Pacific Gas and Electric Company, as appropriate, at 77 Beale Street, P.O. Box 770000, San Francisco, California 94177, or call 1-415-973-8200. We will promptly honor your request.

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What does it mean if I receive more than one Proxy Card on or about the same time?

It means that your PG&E Corporation common shares or Utility preferred shares are registered differently or are in more than one account. In order to vote all of your shares, please sign and return each Proxy Card or, if you vote over the Internet or by telephone, vote once for each Proxy Card you receive.

Are proxy materials for the 2019 Annual Meetings available online?

Yes. You can go online at investor.pgecorp.com/financials/annual-reports-and-proxy-statements to access the 2019 Proxy Materials.

What if I submit my Proxy but I do not specify how I want my shares voted?

For PG&E Corporation’s registered shareholders, the Corporation’s proxy holders will vote your shares in accordance with the Corporation Board’s recommendations, which are as follows: “For” each of the Corporation Board’s nominees for director, “For” Item Nos. 2, 3, and 4 and “Against” Item Nos. 5 and 6. If the Charter Amendment Proposal (Item No. 2) is not approved, shareholders that vote on the Corporation’s Proxy Card will be deemed to vote for each of the nominees other than Mr. Johnson and any votes to elect Mr. Johnson will be disregarded. For the Utility’s registered shareholders, the Utility’s proxy holders will vote your shares in accordance with the Utility Board’s recommendations, which are as follows: “For” each of the nominees for director and “For” Item Nos. 3 and 4 (there is no Item No. 2 proposal for the Utility).

What if I do not submit my Proxy or Voting Instruction Card?

If you are a registered shareholder, your shares will not be voted if you do not submit your Proxy or vote in person at the 2019 Annual Meetings. If you are a participant in a 401(k) Plan, your shares will not be voted if you do not submit your Voting Instruction Card. If you hold your shares through a broker (or other intermediary), your broker may vote your shares in the broker’s discretion on “routine” matters, as discussed above under “What is a broker non-vote?”.

Your vote is extremely important. Even if you plan to attend the 2019 Annual Meetings, we request that you act promptly to vote your shares by completing, signing and dating the enclosed Proxy Card and returning it in the enclosed postage-paid envelope, or by voting over the Internet or by telephone by following the instructions provided on the enclosed Proxy Card, Voting Instruction Card, or notice.

Is my vote confidential?

PG&E Corporation and the Utility each have adopted a confidential voting policy under which shareholder votes are revealed only to a non-employee proxy tabulator or an independent inspector of election, except (1) as necessary to meet legal requirements, (2) in a dispute regarding authenticity of proxies and ballots, (3) in the event of a proxy contest if the other party does not agree to comply with the confidential voting policy, and (4) where disclosure may be necessary for either company to assert or defend claims. The policy allows the companies to engage shareholders, and to directly or indirectly (1) accept voting information that is voluntarily provided by shareholders, or (2) request and obtain final shareholder voting information that is or will be publicly disclosed pursuant to law, regulation, or similar requirements.

Who will count the votes?

[     ] will act as the proxy tabulators and the inspectors of election for the 2019 Annual Meetings. [     ] is independent of PG&E Corporation and the Utility and their respective directors, officers, and employees. Corporate Election Services will be the voting instruction tabulator for the 401(k) Plan.

How many shares are entitled to vote at the 2019 Annual Meetings?

As of the record date, there were [     ] shares of PG&E Corporation common stock, without par value, outstanding and entitled to vote. Each share is entitled to one vote.

As of the record date, there were [     ] shares of Utility first preferred stock, $25 par value, and [     ] shares of Utility common stock, $5 par value, outstanding and entitled to vote. Each share is entitled to one vote.

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May I attend the 2019 Annual Meetings?

Only PG&E Corporation and Utility shareholders who held shares as of the record date (May 15, 2019), or their duly appointed legal proxies, may attend the 2019 Annual Meetings. If you plan to attend the meeting, you must:

•	Present a government-issued photo identification at the 2019 Annual Meetings, such as a driver’s license, state-issued ID card, or passport, and
•	Establish proof of ownership using one of the following permitted methods:

Registered Shareholders

Any one of the following:

•   Registered Shareholder List: Your name will be verified against our list of registered shareholders as of the record date; or

•   Proxy Card: You may present the Proxy Card at Shareholder Registration that you received in the mail (in case you voted by Internet or telephone, or intend to vote your shares at the Annual Meeting)

Beneficial Owners through a 401(k) Plan

Any one of the following:

•   Shareholder List: Your name will be verified against PG&E Corporation’s list of shareholders provided by the 401(k) Plan trustee (Fidelity) as of the record date; or

•   Voting Instruction Card: You may present the top portion of the Voting Instruction Card that you received in the mail showing your name, address, and valid control number at Shareholder Registration.

Other Beneficial Owners

Any one of the following:

•   Account Statement: You may present a copy of your March 2019 brokerage or bank account statement showing that you owned PG&E Corporation or Utility stock as of the record date;

•   Voting Instruction Card: You may present the Voting Instruction Card that you received in the mail showing your name, address, and valid control number;

•   Legal Proxy: You may present a valid legal proxy from your broker, bank, trustee, or nominee holding your shares, containing your name, address, and valid control number; or

•   Letter from Intermediary: You may present a letter from the broker, bank, trustee, or nominee holding your shares, confirming that you owned PG&E Corporation or Utility stock as of the record date.

If you do not have a valid photo identification or proof of your stock ownership, you will not be admitted to the 2019 Annual Meetings. Please note that the following items will not be allowed in the meeting: cameras, video or tape recorders, and other electronic recording devices, or any other items that might be disruptive or pose a safety or security risk. For your protection, all purses, briefcases, backpacks, and packages will be subject to inspection, and you may be required to check these items. Photography and video/audio recording are not permitted at the 2019 Annual Meetings. Please arrive early enough to allow yourself adequate time to clear security.

Even if you plan to attend the 2019 Annual Meetings, we request that you act promptly to vote your shares by voting over the Internet or by telephone by following the instructions provided on the enclosed Proxy Card, Voting Instruction Card, or notice or by completing, signing and dating the enclosed Proxy Card and returning it in the enclosed postage-paid envelope.

May I bring a guest to the 2019 Annual Meetings?

Each registered shareholder or beneficial owner may bring either a spouse or a domestic partner as his or her guest to the 2019 Annual Meetings.

Whom can I contact if I have questions or need assistance in voting my shares, or if I need additional copies of the 2019 Proxy Materials?

Please contact Innisfree, the firm assisting us in the solicitation of proxies, toll-free at 877-750-0502. Banks and brokers may call collect at 212-750-5833.

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How will the 2019 Annual Meetings be conducted?

The independent non-executive Chair of the Board of PG&E Corporation, or her designee, will preside over the 2019 Annual Meetings and will make any and all determinations regarding the conduct of the meetings.

All items of business described in Item Nos. 1-6 in this Proxy Statement will be deemed presented at the 2019 Annual Meetings.

How much will this Proxy solicitation cost?

All costs of soliciting proxies on behalf of PG&E Corporation and the Utility will be borne by PG&E Corporation and the Utility.

PG&E Corporation and the Utility hired Innisfree M&A Incorporated (“Innisfree”) to assist in the distribution of proxy materials and solicitation of votes for a fee not to exceed $1,200,000 plus reasonable out-of-pocket expenses. PG&E Corporation and the Utility have agreed to indemnify Innisfree against certain liabilities relating to, or arising out of, its engagement. In addition, the Corporation and the Utility will reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. The companies’ solicitation of Proxies also may be made in person, by telephone, or by electronic communications by the companies’ respective directors, officers, and employees, who will not receive additional compensation for those solicitation activities.

The total amount to be spent for the companies’ solicitation of Proxies from the companies’ respective shareholders for the 2019 Annual Meetings, including expenses for vote tabulation and inspection but excluding salaries and wages of regular employees and officers of the companies, is estimated to be approximately $1.73 million, approximately $280,000 of which has been accrued to date.

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Item No. 1: Election of Directors of PG&E Corporation and Pacific Gas and Electric Company

Shareholders are being asked to elect 14 directors to serve on the Board of PG&E Corporation and on the Board of the Utility. All of the nominees for director of the Corporation also are nominees for director of the Utility. In the event that the Charter Amendment Proposal (Item No. 2) is not approved, shareholders that vote on the Corporation’s Proxy Card will be deemed to vote for each of the nominees other than Mr. Johnson and the votes for Mr. Johnson will be disregarded, and only 13 directors will be elected to the PG&E Corporation Board.

If elected as director, all of the nominees have agreed to serve and will hold office until the 2020 annual meetings or until their successors shall be elected and qualified, except in the case of death, resignation, or removal of a director.

If any of the nominees become unavailable at the time of the 2019 Annual Meetings to accept nomination or election as a director, the proxyholders named on the PG&E Corporation or Utility proxy card (as applicable) will vote for substitute nominees at their discretion.

The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company Unanimously Recommend Using the Proxy Card to Vote FOR Each of the Nominees for Director Presented in This Joint Proxy Statement.

If you have any questions, please contact Innisfree, our proxy solicitor assisting us in connection with the 2019 Annual Meetings, by calling toll free 877-750-0502.

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Certain Agreements with BlueMountain

In connection with BlueMountain’s proposal to nominate director candidates that has since been withdrawn, Mr. Buckman entered into a nomination agreement (the “Nomination Agreement”) with BlueMountain, pursuant to which Mr. Buckman agreed, among other things, to be nominated by BlueMountain for election to the Corporation Board at the 2019 annual meeting, and, if elected, to serve as a director of the Corporation. Pursuant to the Nomination Agreement, BlueMountain agreed to pay to Mr. Buckman $100,000 in connection with the nomination. The Nomination Agreement includes customary reimbursement and indemnification provisions in favor of Mr. Buckman.

On April 22, 2019, Richard C. Kelly resigned from the Boards of the Corporation and the Utility. Also, PG&E Corporation entered into a Settlement Agreement (the “Settlement Agreement”) with BlueMountain. In connection with the execution and delivery of the Settlement Agreement, and effective upon such resignation, Frederick W. Buckman was appointed to fill the resulting vacancies on the Boards.

Pursuant to the terms of the Settlement Agreement with BlueMountain, the Corporation has agreed to propose an amendment, and recommend that the Corporation’s shareholders vote in favor of such amendment at the 2019 annual meeting of the shareholders of the Corporation, to the Corporation’s Restated Articles of Incorporation to increase the maximum size of the Board to fifteen members. Under the Settlement Agreement, subject to the approval of such amendment by the shareholders of the Corporation, the Boards will endeavor to select a person to be appointed to each of the Boards, taking into account such person’s clean energy / clean energy technology expertise, ties to the state of California, and expertise relating to the achievement of California’s clean energy goals. In addition, the Corporation has agreed to engage Christopher A. Hart to provide consulting services to the CEO of the Corporation regarding matters of safety.

The full text of the Settlement Agreement is attached as an exhibit to the Corporation’s Current Report on Form 8-K filed with the SEC on April 23, 2019.

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NOMINEES FOR DIRECTORS OF PG&E CORPORATION AND PACIFIC GAS AND ELECTRIC COMPANY

As summarized in the below director biographies, the Boards were significantly changed in April 2019. The new Boards’ members’ skills and experiences cover areas we believe are most important to our sustainable success going forward. Mr. Johnson is expected to join the Board of the Utility on May 2, 2019 and is nominated to both Boards at the 2019 Annual Meetings, subject to approval of the Charter Amendment Proposal. Mr. Johnson brings substantial safety and operational expertise from his extensive career in the energy industry. The two continuing directors provide diverse expertise, years of leadership and experience, and the institutional knowledge believed to be necessary to ensure stability and continuity on the Boards. The eleven new directors for the PG&E Corporation and Utility Boards provide fresh perspectives, leadership experience, and specific expertise to lead the companies through their current challenges and drive necessary cultural and operational changes. The new directors include:

•	Industry leaders who have dedicated their careers to delivering safe and reliable utility service to millions of customers;

•	Leaders with fresh perspectives on safety and risk management; and

•	Leaders with over 125 years of collective experience in financial and operational restructurings, which often involved making fundamental changes to corporate culture. This experience will not only help guide the Corporation and the Utility through Chapter 11, but will also enable cultural change at the Corporation and the Utility.

The Boards believe that each nominee for director is a qualified, dedicated, ethical, and highly regarded individual. The Corporation and the Utility also each believe that a diverse Board with a mix of operational, safety, risk management, governance, regulatory, compliance, legal, restructuring, strategic planning, financial, audit, and business experience will be critical to continue improvements to safety, drive operational excellence and navigate the restructuring process. The refreshed Boards, as a whole, include individuals who are committed to further enhancing the safety culture, understanding and properly responding to customer concerns, and fairly treating wildfire victims, employees, retirees, and other stakeholders. There are no agreements, arrangements or understandings between the eleven new directors and any third party relating to their respective nominations for election to the Boards at the 2019 Annual Meetings.

The information provided below includes a chart and a description of each nominee’s specific experience, qualifications, attributes, and skills that indicate why that person should serve as a director of the applicable company, in light of the Corporation’s and the Utility’s business and structure. The Boards do not believe that each nominee must possess all of the characteristics shown in the chart below in order for each Board, as a whole, to function effectively.

The Corporation and the Utility believe that, collectively, the distribution of the nominees’ experience, skills, and expertise, among other characteristics, reflects a balanced and multi-disciplinary Board at each company, and appropriately meets the needs of the companies.

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Each director is elected for a one-year term, and in general, the Nominating and Governance Committee will recommend, and each Board will re-nominate, an existing director for re-election if the Committee and the Board each believe that the individual would continue to be a productive and effective contributor to the Board, unless that individual no longer is eligible for re-nomination under the applicable company’s Board of Directors retirement policy or he or she declines to stand for re-election.

With respect to diversity, the Nominating and Governance Committee’s policy, as reflected in the companies’ respective Corporate Governance Guidelines, is to seek a range of different backgrounds, perspectives, skills, and experiences. Nine of the 14 director nominees for each company’s Board are diverse with respect to gender or ethnicity.

The Nominating and Governance Committee and the Boards annually review whether the diversity represented by the members of the Boards serves the needs of the companies, given the current operating environment. If a diversity gap is identified, the Committee will consider and prioritize the need to close that gap, along with other factors, in its director recruitment process. The diversity represented by the director nominees is shown below.

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Richard R. Barrera

Age: 47

Director Since: April 2019

Current Board Committees: Finance (Chair); Audit; Executive

Current Position: Founder, CEO and Portfolio Manager, Roystone Capital Management LP (an asset management firm that invests across the capital structure in both debt and equity)

Prior Positions:

Mr. Barrera previously was a Partner and Co-Portfolio Manager at Redwood Capital Management and Glenview Capital Management (both private investment management firms).

Other Board Experience:

Mr. Barrera is a member of the board of Mount Sinai Children’s Center Foundation and a member of the board of Success Academy Charter Schools.

Experience, Skills, and Expertise:

Mr. Barrera has over 20 years of asset management and financial expertise investing in businesses undergoing transformations across a wide range of sectors. Throughout his career, Mr. Barrera has invested across the electric utility and independent power industries and has directly participated in numerous restructurings both in and out of Chapter 11. Mr. Barrera’s restructuring experience includes several bankruptcies involving complex litigation and a number of telecommunication restructurings in which he actively helped companies recapitalize balance sheets to enable successful operational turnarounds.

Jeffrey L. Bleich

Age: 57

Director Since: April 2019; independent non-executive Chair of the Board of the Utility since April 2019

Current Board Committees: Compliance and Public Policy; Safety and Nuclear Oversight

Current Position: Attorney

Prior Positions:

Mr. Bleich was a partner in the San Francisco, CA office of Dentons US LLP (a multinational law firm) from 2016 to April 2019. Mr. Bleich served as a member of the Senior Advisory Group to the Director of National Intelligence from 2014 to 2016. Mr. Bleich served as U.S. Ambassador to Australia from 2009 to 2013 and also as Special Counsel to President Obama in the White House from 2008 to 2009. Mr. Bleich previously was a long-time partner at the California law firm Munger, Tolles & Olson LLP, where he was recognized as one of California’s leading litigators, litigated a variety of complex civil cases and handled landmark state and U.S. Supreme Court pro bono cases.

Other Board Experience:

Mr. Bleich is a member of the board of Nuix Pty. Ltd (from 2017 to present) and the advisory board of Amber Kinetics, Inc. (from 2017 to present). Mr. Bleich serves on several boards, including as Chair of the Fulbright Foreign Scholarship Board (appointed by President Obama).

Experience, Skills, and Expertise:

Mr. Bleich has over three decades of experience resolving complex domestic and international disputes and specializing in cybersecurity. In addition to his legal and public sector experience, Mr. Bleich has served on the boards of numerous private organizations, including as the Chair of the California State University Board of Trustees, President of the California State Bar, a member of the Governor’s International Trade and Investment Council, and President of the Bar Association of San Francisco. Mr. Bleich is a long-time California resident.

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Nora Mead Brownell

Age: 71

Director Since: April 2019; independent non-executive Chair of the Board of PG&E Corporation since April 2019

Current Board Committees: Safety and Nuclear Oversight

Current Position: Co-Founder of Espy Energy Solutions LLC (an energy consulting group that provides strategic planning, marketing, business planning, and other consulting services to energy utilities, equipment manufacturers, service providers and financial institutions evaluating energy investments)

Prior Positions:

Ms. Brownell is a former Commissioner of the Federal Energy Regulatory Commission (“FERC”), a former member of the Pennsylvania Public Utility Commission and a former President of the National Association of Regulatory Utility Commissioners.

Prior Public Board Service During the Past Five Years:

National Grid (2012 to April 2019); Spectra Energy Partners (2007 to 2018); Oncor, Inc. (2007 to 2014)

Other Board Experience:

Ms. Brownell previously served on the boards of Tangent (2000 to April 2019) and Comverge Inc. (2007 to 2014). Ms. Brownell is also currently a director of Morgan Stanley Infrastructure Advisory Board and of Mead Family Investments (previously Times Publishing Co.) (1996 to present), and she previously served as a director of Direct Energy Advisory Board (2014 to 2017) and of New World Capital Advisory Board (2009 to 2016).

Experience, Skills, and Expertise:

Ms. Brownell is a former Commissioner of the FERC, a former member of the Pennsylvania Public Utility Commission and a former President of the National Association of Regulatory Utility Commissioners. During her time at FERC, Ms. Brownell oversaw the transition of the North American Electric Reliability Corporation to FERC oversight after Congress passed the Energy Policy Act of 2005, which provided for mandatory electric reliability standards. Ms. Brownell has been an advocate for consumer protection, competitive markets and national energy infrastructure development. She has worked extensively with California stakeholders to resolve market and infrastructure issues.

Frederick W. Buckman

Age: 73

Director Since: April 2019

Current Board Committees: [     ]

Most Recent Position: Retired President and Chief Executive Officer of Powerlink Transmission Company (transmission investment for private equity)

Prior Positions:

Mr. Buckman was President and CEO of Shaw Group’s Power Group (engineering firm) (2009-2010), a managing partner for utilities at Brookfield Asset Management (alternative asset management company focusing on real estate, renewable power, infrastructure and private equity) (2007-2009), President and CEO of Trans-Elect (electric and gas transmission system development) (1999-2006), and has held various leadership positions in the utility and energy industry, including President and CEO of Pacificorp (electric energy company) (1994-1998) and CMS Energy (natural gas and electric energy company) (1986-1994). He also served on the Board of Directors of SmartWires, Inc. from 2011-2019 (transmission technology company).

Other Board Experience:

Mr. Buckman currently serves as a board member of StanCorp Financial Group Incorporated (insurance and financial services company) and Solomon Corporation (sales and service of transformers and related equipment).

Experience, Skills, and Expertise:

Mr. Buckman brings over 30 years of experience in the utility, energy, and asset management sectors. In addition to serving as the CEO of two U.S. utilities, Mr. Buckman has extensive experience in utility operation and management, safety assessment, engineering and construction management, project development and nuclear plant design.

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Cheryl F. Campbell

Age: 59

Director Since: April 2019

Current Board Committees: Safety and Nuclear Oversight (Chair); Compliance and Public Policy; Executive; Finance

Current Position: Consultant, Executive Director, Gold Shovel Standard Association (non-profit organization working to reduce damage to underground infrastructure)

Prior Positions:

Ms. Campbell spent 13 years at Xcel Energy, Inc. (utility supplier of electric power and natural gas service operating in eight Western and Midwestern states), most recently serving as the Senior Vice President, Gas and President and CEO of West Gas Interstate (a FERC-regulated pipeline owned by Xcel Energy) from 2011 to 2018. Prior to Xcel Energy Inc., Ms. Campbell worked for approximately 20 years at Coastal Corporation (El Paso Corporation) (provider of natural gas and related energy products) where she held various roles, including director.

Other Board Experience:

Ms. Campbell currently serves as a board member of Hoffman Southwest (a private equity-owned provider of water flow inspection, repair and cleaning services company) (2018 to present). Ms. Campbell previously served as a member of the Engineering Advisory Committee of the University of Colorado College of Engineering, a member of the Gas Pipeline Advisory Committee to the Department of Transportation and a member of the Colorado Oil and Gas Association Board.

Experience, Skills, and Expertise:

Ms. Campbell has 35 years of energy experience in midstream, interstate pipelines and utilities. During her tenure at Xcel Energy, Ms. Campbell developed Xcel Energy’s risk management, regulatory, environmental and operating plans for its gas assets while improving operating and financial results across the enterprise. Ms. Campbell also developed the same programs for WestGas InterState while she was serving as its President and CEO. Her experience includes strategic planning, operations, regulatory and risk management. Ms. Campbell is a champion of public and employee safety and served on the U.S. Department of Transportation’s Gas Pipeline Advisory Committee from 2013 to 2018, providing guidance to the Secretary of Transportation on the safety of the nation’s gas pipeline infrastructure. Ms. Campbell also served as a member of the independent panel assessing the enterprise risk management and overall safety of the 11 gas utilities in Massachusetts in the aftermath of the September 2018 explosions and fires in Merrimack Valley.

Fred J. Fowler

Age: 73

Director Since: March 2012

Current Board Committees: Finance; Safety and Nuclear Oversight

Most Recent Position: Retired Chairman of the Board, Spectra Energy Partners, LP (master limited partnership that owns natural gas transmission and storage assets)

Other Current Public Company Boards: Encana Corporation (natural gas producer) since 2010 (serves on corporate responsibility, environment, health and safety committee, and human resources and compensation committee); DCP Midstream Partners, LP (master limited partnership that owns, operates, acquires, and develops midstream energy assets) since 2015 (serves on audit committee)

Prior Positions:

In addition to serving as Chairman of the Board of Spectra Energy Partners, LP (2008 to 2013), Mr. Fowler was President and CEO of Spectra Energy Corp (natural gas gathering and processing, transmission and storage, and distribution company) (2006 to 2008) and served as a director of that company. Before that, he held various executive positions with Duke Energy Corporation (gas and electric energy company) and its subsidiaries and predecessor companies, including President and COO of Duke Energy.

Prior Public Board Service During the Past Five Years:

Spectra Energy Partners, LP (2008 to 2017)

Other Board Experience:

Mr. Fowler is the former Chairman of the Board of the Interstate Natural Gas Association of America and a former director of the Gas Research Institute, the Gas Technology Institute, and the Institute of Nuclear Power Operations.

Experience, Skills, and Expertise:

Mr. Fowler brings extensive knowledge and over 45 years of experience in utility company operations, including safety, natural gas and gas liquids production, transportation and marketing, and electricity generation, transmission and distribution. He brings leadership, management, and business skills developed as an executive and a director of numerous public and privately held companies.

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William D. Johnson

Age: 65

Current Position: Incoming CEO and President, PG&E Corporation

Prior Positions:

Mr. Johnson served as President and CEO of the Tennessee Valley Authority (TVA) from 2012 to April 2019. Prior to his tenure at the TVA, Mr. Johnson was the Chairman, President and CEO of Progress Energy.

Experience, Skills, and Expertise:

Mr. Johnson brings over 20 years of utility experience and leadership as a utility industry executive. During his six-year tenure at TVA, he was responsible for leading the nation’s largest public utility in its mission of providing energy, environmental stewardship and economic development across a seven-state region. During Mr. Johnson’s time at TVA, the organization achieved the best safety records in its 85-year history and has been a perennial top decile safety performer in the utility industry. In that same period, retirement of more than half of TVA’s coal generation, resulting in a reduction of TVA’s carbon omissions by about 50% over the last decade. He was responsible for leading the generation of more than 50% of TVA’s energy from non-greenhouse gas emitting sources. He also oversaw TVA’s expansion into utility scale solar in recent years, with the addition of approximately 1,000 megawatts (mWs), and pursued the modernization of its hydro assets to increase the overall amount of renewable resources. TVA’s renewable portfolio includes almost 2,400 mWs of wind and solar and 5,800 mWs of hydro capacity. Throughout his career in the electric utilities industry, Mr. Johnson has collaborated closely with elected officials and other community leaders to deliver safe and reliable electricity to millions of customers.

Michael J. Leffell

Age: 60

Director Since: April 2019

Current Board Committees: Nominating and Governance (Chair); Compliance and Public Policy; Executive

Current Position: Founder, Portage Partners LLC (a privately held company focused on sourcing, analyzing and monitoring non-traditional investment opportunities) and Chairman of Canoe Software (a financial technology company)

Prior Positions:

Prior to founding Portage Partners in 2010, Mr. Leffell was the Deputy Executive Managing Member of Davidson Kempner Capital Management, a global institutional investment management firm.

Prior Public Board Service During the Past Five Years:

Genco Shipping and Trading Limited (a publicly traded transportation services company) (2014-2016)

Experience, Skills, and Expertise:

Mr. Leffell has over 20 years of experience participating in the restructuring of multiple businesses under Chapter 11. In addition to serving as the Deputy Executive Managing Member of Davidson Kempner Capital Management, Mr. Leffell also co-managed the Distressed Investment strategy, including multiple positions in a broad range of large complex corporate restructuring and domestic and international bankruptcies that often implicated complex litigation.

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Kenneth Liang

Age: 57

Director Since: April 2019

Current Board Committees: Compensation; Finance

Most Recent Position: Former senior Managing Director and Head of Restructurings, Oaktree Capital Management (a global alternative investment management firm with expertise in credit strategies)

Prior Positions:

From Oaktree’s formation in 1995 until June 2001, Mr. Liang was Oaktree’s General Counsel. Before that, he served as a Senior Vice President at TCW Group.

Prior Public Board Service During the Past Five Years:

Tribune Media (media/entertainment/real estate company) (2013-2015); STORE Capital Corporation (a real estate investment trust) (2012 to 2016)

Other Board Experience:

Mr. Liang served as chairman of the board of Excel Maritime (dry bulk shipping company) (2014 to 2018). He also served on the boards of Chassix (automotive parts company) (2016 to 2018) and of Pulse Electronics (mobile electronics company) (2015 to 2018). Mr. Liang has also served on the board of Flintridge Preparatory School (2012 to 2018).

Experience, Skills, and Expertise:

Mr. Liang was a senior Managing Director and Head of Restructurings at Oaktree Capital Management’s Opportunities Funds, Oaktree’s largest investment strategy fund. Mr. Liang retired from Oaktree in April 2018 after being with Oaktree since its inception over 20 years ago. Mr. Liang joined Oaktree at its formation in 1995 as an original equity holder and served as Oaktree’s General Counsel until June 2001. Mr. Liang has extensive U.S. and international experience as a significant stakeholder in prominent and complex restructurings of many troubled businesses inside and outside of Chapter 11 and in court-supervised reorganizations, including Enron, Energy Future Holdings, Tribune and Caesars Entertainment. Mr. Liang holds a J.D. from Georgetown University and a B.S. from the University of Southern California, has been a long-time California resident and has close family relatives who live in PG&E Corporation’s service area.

Dominique Mielle

Age: 50

Director Since: April 2019

Current Board Committees: Audit (Chair); Executive

Most Recent Position: Former Partner and Senior Portfolio Manager, Canyon Partners LLC (an investment manager that specializes in value-oriented special situation investments for institutional investors)

Other Current Public Company Boards: Anworth Mortgage Asset Corporation (mortgage REIT investment firm) since 2018 (serves on the compensation committee (chair), audit committee and nominating and corporate governance committee); Studio City International since 2018 (serves on the nominating and corporate governance committee (chair), compensation committee and audit and risk committee)

Prior Positions:

Ms. Mielle was a partner and senior portfolio manager at Canyon Partners, where she worked from 1998 to 2017. Before 1998, she worked at various investment banks, including Libra Investments, Lehman Brothers and Credit Lyonnais.

Experience, Skills, and Expertise:

Ms. Mielle has played key roles in complicated bankruptcies where public safety and the economic well-being of the public were critical issues requiring extensive engagement with government entities, regulatory agencies and affected communities. Ms. Mielle was a member of the creditors’ committee for the Commonwealth of Puerto Rico, and also served as a restructuring committee member of American Airlines, Continental Airlines, Delta Airlines, Northwest Airlines and United Airlines in the wake of the September 11 attacks. Ms. Mielle earned an MBA from Stanford University. She is a long-time California resident.

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Meridee A. Moore

Age: 61

Director Since: April 2019

Current Board Committees: Compensation (Chair); Executive; Nominating and Governance; Finance

Current Position: Founder, CEO and Chief Investment Officer of Watershed Asset Management (a San Francisco-based alternative asset manager)

Other Current Public Company Boards: Blackrock Capital Investment Corporation since 2017 (serves on the audit committee and governance & compensation committee)

Prior Positions:

Before founding Watershed Asset Management, Ms. Moore was a Partner and Portfolio Manager at Farallon Capital Management (a global institutional investment firm).

Other Board Experience:

Ms. Moore currently serves as a board member of Nextgen Climate America (NextGen Policy Center) (a California-based climate policy non-profit) (2014 to present) and as a director on the investment advisory board of Fiduciary Counselling Inc. Ms. Moore has served as a trustee of Right to Play International (2003 to 2018), Right to Play US (2004 to 2019) and Grace Cathedral (2011 to 2018). Ms. Moore also served on the boards of Morgans Hotel Group (2005 to 2007) and AMF Bowling Worldwide (2001 to 2003).

Experience, Skills, and Expertise:

Ms. Moore has over 25 years of investment and restructuring experience over a wide range of industries. She is the Founder, CEO and Chief Investment Officer of Watershed Asset Management, a San Francisco-based alternative asset manager. Watershed managed capital for institutional investors for 15 years. Ms. Moore has invested and participated in numerous restructurings in and out of Chapter 11, including PG&E Corporation’s restructuring in 2001. Ms. Moore is a long-time California resident.

Eric D. Mullins

Age: 57

Director Since: September 2016

Current Board Committees: Audit; Safety and Nuclear Oversight

Current Position: Co-CEO of Lime Rock Resources, L.P. (private equity investment firm that acquires, operates, and improves oil and natural gas properties in the U.S.) since 2005

Other Current Public Company Boards: Anadarko Petroleum Company (independent oil and natural gas exploration and production company) since May 2012 (serves on audit committee (chair) and executive committee)

Prior Positions:

Prior to co-founding Lime Rock Resources, L.P. in 2005, Mr. Mullins worked in the investment banking division of Goldman Sachs & Co. for 15 years, most recently as managing director in the firm’s Energy and Power Group, where he led numerous financing, structuring, and strategic advisory transactions for public and private oil and gas exploration and production companies.

Other Board Experience:

Mr. Mullins currently serves as a member of the Baylor College of Medicine Board of Trustees.

Experience, Skills, and Expertise:

Mr. Mullins brings operational, business development, and mergers and acquisition experience in the energy sector, as well as director and audit committee experience from his other public company board service. He also brings strategic management, leadership, and corporate financial expertise developed as an executive in the investment banking industry working with both public and private companies in the natural resources and utilities sector.

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Kristine M. Schmidt

Age: 55

Director Since: April 2019

Current Board Committees: Compliance and Public Policy (Chair); Executive; Nominating and Governance; Safety and Nuclear Oversight

Most Recent Position: Former Chief Executive Officer of Peak Utility Services Group (utility services contractor)

Prior Positions:

Ms. Schmidt was the President, founder and owner of Swan Consulting Services (a consulting company that provides strategic, regulatory and advisory services to utilities and equipment and services related businesses in the electricity and natural gas utility industry) from 2015 to 2018. Before that, she was President of ITC Great Plains and Vice President at ITC Holdings (independent electric high voltage transmission owner and operator).

Other Board Experience:

Ms. Schmidt served as a member of the Western Energy Imbalance Market Governing Board (which has the primary governance responsibility and decisional authority for the interstate wholesale energy imbalance market in the western region). Ms. Schmidt also served on the board of Peak Utility Services Group in 2018.

Experience, Skills, and Expertise:

Ms. Schmidt has over 35 years of experience in the electricity industry, having worked for and consulted with some of the largest public utilities throughout the United States. Over the last 25 years, Ms. Schmidt’s experience was primarily in the regional wholesale market arena and high voltage transmission development and regulatory policies. The regional wholesale markets are critical across the United States to efficiently and cost-effectively integrate large scale renewables. Ms. Schmidt has served as a FERC Commissioner Advisor, addressing national policies and reforms resulting from the California Energy Crisis and FERC’s expanded authority from the Energy Policy Act, among other key policy issues. Ms. Schmidt was the Chair of the inaugural Western Energy Imbalance Market (WEIM) Governing Body, which promotes the integration of surplus renewables energy into the grid, and was a member of the board with governance responsibility over the wholesale energy imbalance market in the western region, including California. Ms. Schmidt was previously CEO of Peak Utility Services Group, a leading utility construction service provider. She was also a corporate officer with the nation’s largest independent high voltage transmission company, ITC Holdings Corporation, and the President of ITC Great Plains, which has the highest percentage of utility scale wind power in the nation. Ms. Schmidt has also held various senior management responsibilities for public utilities, including Xcel Energy, and served on the board of Peak Utility Services Group.

Alejandro D. Wolff

Age: 62

Director Since: April 2019

Current Board Committees: Compliance and Public Policy; Compensation

Previous Position: Former Managing Director, Gryphon Partners (global advisory firm focused on emerging and frontier markets)

Other Current Public Company Boards: Albemarle Corporation (public specialty chemicals company) since 2015 (serves on the Health, Safety and Environment committee and as chair of the executive compensation committee); Versum Materials (public specialty chemicals company) since 2016 (serves as the lead independent director and chair of the governance and nominating committee)

Prior Positions:

Mr. Wolff served in the U.S. State Department for 34 years, including serving as the U.S. Ambassador to the Republic of Chile from 2010 to 2013 and the U.S. Ambassador to the United Nations from 2005 to 2010.

Other Board Experience:

Mr. Wolff currently serves as a board member of JetSMART Holdings Limited (private airline operating in South America) (2017 to present). Mr. Wolff is also an advisory board member of the Counter Extremism Project.

Experience, Skills, and Expertise:

Alejandro D. Wolff brings decades of experience in high-level political, economic, and security issues from his 34-year career in the U.S. State Department. His has experience managing natural disaster, conflict, and terrorist-response situations, and a successful negotiating record of bridging differences among numerous constituencies with competing interests. As Ambassador to the Republic of Chile, Mr. Wolff promoted U.S.-origin renewable energy alternatives for Chile, including solar power. Mr. Wolff currently serves as a director of Albemarle Corporation (“Albemarle”), a global specialty chemicals company. As a member of Albemarle’s Health, Safety & Environment Committee, Mr. Wolff brings considerable knowledge of clean energy, sustainability, renewable energy and electricity storage. Mr. Wolff also serves as the Lead Independent Director and Chair of the Corporate Governance and Nominating Committee of Versum Materials, an electronic materials company with operations in California, and as a director of JetSMART Holdings, an airline in South America. Mr. Wolff was a long-term resident of California, graduated from the University of California, Los Angeles, and continues to have close ties to California.

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Corporate Governance

PG&E Corporation’s and the Utility’s corporate governance practices provide a framework within which the Boards and management can pursue strategies that will drive long-term value for the companies and their respective shareholders. The foundation for these practices is the independent nature of each Board and its fiduciary responsibility to the company’s shareholders. These practices are reviewed against industry trends and input from the companies’ institutional investors and other shareholders.

CORPORATE GOVERNANCE GUIDELINES

Corporate governance practices are documented in Guidelines that are adopted by the Boards of PG&E Corporation and the Utility. The Guidelines are reviewed and updated from time to time as recommended by the Nominating and Governance Committee, and were last updated in April 2019. Other corporate governance practices also are set forth in the charters of the various committees of the Corporation and Utility Boards (see “Website Availability of Governance Documents” on page [   ]).

BOARD LEADERSHIP STRUCTURE

Chair of the Board – Duties; Executive Session Meetings

At both PG&E Corporation and the Utility, the Chair of the Board is a member of the Board. The Chair’s primary duty is to preside over meetings of the Board, including special meetings. The Chair also is responsible for setting meeting agendas, and representing the Board in any meeting with major shareholders. Additionally, the Chair is consulted regarding Board nominees and the composition and chairmanship of Board committees.

At both companies, the independent directors meet at each regularly scheduled Board meeting in executive session. These executive session meetings generally are chaired by the independent Chair of the Board (or if the Chair is not independent, by the independent lead director). Nora Mead Brownell is PG&E Corporation’s independent non-executive Chair of the Board, and Jeffrey L. Bleich is the Utility’s independent non-executive Chair of the Board. Ms. Brownell chairs executive session meetings of the Corporation’s independent directors as well as concurrent executive session meetings of the Corporation’s and the Utility’s independent directors; Mr. Bleich chairs executive session meetings of the Utility’s independent directors only. The independent Chair establishes the agenda for each executive session meeting, and also determines which, if any, other individuals (including members of management) attend each meeting.

Chair of the Board and CEO Positions

Each company’s Board maintains a flexible policy regarding board leadership structure, including whether the offices of Chair and CEO (or President, if the office of CEO is not filled) should be separate and, if the roles are separate, whether the Chair should be elected from management or from among the non-management directors. The Board regularly assesses the appropriateness of the Board’s leadership structure, given the specific facts at the time of assessment.

PG&E Corporation

At PG&E Corporation, the positions of Chair and CEO have been separate since March 1, 2017. In April 2019, Nora Mead Brownell became PG&E Corporation’s independent non-executive Chair of the Board. Separating the roles of Chair and CEO allows the CEO (currently John Simon, who is serving as Interim CEO until Bill Johnson takes office as expected on May 2, 2019) to continue to focus on the business of PG&E Corporation and its strategic priorities during this time of transition, while the Chair leads the Board of Directors. Among other things, Ms. Brownell’s extensive utility, regulatory, and leadership experience will allow her to support the CEO during this time of transition, while serving as an effective link between the Board and the CEO.

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Pacific Gas and Electric Company

At the Utility, the positions of Chair and principal executive officer have been separated since January 2008. In April 2019, Jeffrey L. Bleich became the independent non-executive Chair of the Board. Nickolas Stavropoulos retired as President of the Utility on August 30, 2018. The office of President has not been filled since that time, and since April 12, 2019, the functions of the office of Utility President have been allocated among the following three individuals: Michael Lewis (Senior Vice President, Electric Operations), Jesus Soto, Jr. (Senior Vice President, Gas Operations), and Jim Welsch (Vice President, Nuclear Generation and Chief Nuclear Officer). Under this interim structure, all three individuals are principal executive officers of the Utility. Continuing to separate the Chair and principal executive officer roles preserves continuity during this period of transition at the Utility. In addition, the Utility is able to benefit from the complementary skill sets and business experiences of the independent non-executive Chair (Mr. Bleich) and the principal executive officers (Messrs. Lewis, Soto, and Welsch). As a subsidiary of PG&E Corporation, the Utility also benefits from the fact that Ms. Brownell is a member of the Utility Board, as well as from her perspective as PG&E Corporation Chair. Pursuant to the CPUC’s affiliate rules, no individual may serve as Chair of the Board, CEO, or President, or in a functionally equivalent position, of both PG&E Corporation and the Utility.

Independent Lead Director

At each company, if the Chair is not independent, then the independent directors must elect an independent lead director from among the independent chairs of the standing PG&E Corporation and Utility Board committees. Currently, each company has an independent Chair, and neither company has an independent lead director.

For more information on the criteria and specific duties of a lead director, please see each company’s Corporate Governance Guidelines (see “Website Availability of Governance Documents” on page [   ]).

BOARD AND DIRECTOR GENERAL INDEPENDENCE AND QUALIFICATIONS

On both PG&E Corporation’s Board and the Utility’s Board, at least 75 percent of the directors are independent, as required by each company’s Guidelines. The definitions of “independence” are identical for each company, are set forth in each company’s Guidelines, and reflect applicable NYSE definitions. Each company’s Guidelines are available on the company’s website (see “Website Availability of Governance Documents” on page [   ]).

A majority of PG&E Corporation’s directors also are independent as defined by the NYSE. The Utility Board is exempt from NYSE American rules requiring that at least a majority of the directors meet the stock exchange’s definition of “independent director” because PG&E Corporation holds approximately 96 percent of the voting power of the Utility and the Utility is a “controlled” subsidiary.

The Boards of the Corporation and the Utility have determined that each of the following director nominees is independent according to the applicable company’s Guidelines: Richard R. Barrera, Jeffrey L. Bleich, Nora Mead Brownell, Frederick W. Buckman, Cheryl F. Campbell, Fred J. Fowler, Michael J. Leffell, Kenneth Liang, Dominique Mielle, Meridee A. Moore, Eric D. Mullins, Kristine M. Schmidt, and Alejandro D. Wolff. PG&E Corporation and the Utility also have determined that from January 1, 2018 to the date of this preliminary Proxy Statement, each of the following past directors was independent while serving on the Boards, according to the applicable company’s Guidelines: Lewis Chew, Jeh C. Johnson, Richard C. Kelly, Roger H. Kimmel, Richard A. Meserve, Forrest E. Miller, Benito Minicucci, Rosendo G. Parra, Barbara L. Rambo, and Anne Shen Smith. (Jeh C. Johnson, who resigned as a director of the Utility on December 7, 2017, served on the Board of the Corporation as of January 1, 2018 but did not stand for reelection at the Corporation’s 2018 annual meeting of shareholders and served through the last day of his term, May 22, 2018. Roger H. Kimmel served on the Boards of the Corporation and the Utility but resigned from both Boards on January 14, 2019.)

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In assessing each director’s and director nominee’s independence, the companies considered transactions between PG&E Corporation or the Utility and their respective directors and director nominees, and their immediate family members, and certain entities with which the directors, director nominees, or their immediate family members were affiliated. These transactions primarily involved (a) the Utility’s provision of utility services at rates or charges fixed in conformity with law or governmental authority and (b) membership fees paid to a non-profit entity affiliated with one of the companies’ directors (in amounts below the $10,000 threshold for Audit Committee review pursuant to the companies’ Related Party Transaction Policy), which the Boards determined were not material and did not affect the director’s or director nominee’s independence.

There are no family relationships between any director of the Corporation or the Utility, executive officer of the Corporation or the Utility, or person nominated or chosen to become a director or executive officer of the Corporation or the Utility.

BOARD COMMITTEE DUTIES

The Boards of PG&E Corporation and the Utility have numerous permanent standing committees, which support each Board’s basic responsibilities. Each Board also may establish temporary ad hoc committees, subcommittees, or other informal governing bodies from time to time.

Each Board’s permanent standing committees are described below. For each of these committees, the applicable company’s Board has adopted a formal charter that sets forth the committee’s duties and responsibilities; current copies of the charters are available on the companies’ websites (see “Website Availability of Governance Documents” on page [   ]).

Where a committee exists at PG&E Corporation only, that committee’s responsibilities include assisting and advising the Utility Board on matters within the committee’s scope of responsibility.

Committee Name(1)	Company	Primary Duties/Scope of Responsibility
Executive	PG&E Corporation and Utility	Exercises powers and performs duties of the applicable Board, subject to limits imposed by state law.
Audit(2)	PG&E Corporation and Utility	Oversees and monitors:
		•	Integrity of the company financial statements, and financial and accounting practices
		•	Internal controls over financial reporting, and external and internal auditing programs
		•	Selection and oversight of the companies’ Independent Auditor
		•	Compliance with legal and regulatory requirements, in concert with other Board committees
		•	Related party transactions
		•	With the assistance of other Board committees, risk management and assessment

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Committee Name(1)	Company	Primary Duties/Scope of Responsibility
Compensation	PG&E Corporation	Oversees matters relating to compensation and benefits, including:
		•	Compensation for non-employee directors
		•	Development, selection, and compensation of policy-making officers
		•	Annual approval of the corporate goals and objectives of the PG&E Corporation CEO and the Utility CEO (or if the Utility CEO office is not filled, any Utility President or Principal Executive Officer)
		•	Management evaluation and officer succession
		•	Employment, compensation, and benefits policies and practices
		•	Potential risks arising from compensation policies and practices
		•	Retention and oversight of the Committee’s independent compensation consultants, legal counsel, or other advisors
Compliance and Public Policy	PG&E Corporation	Coordinates the compliance-related oversight of the various committees of the Boards, including:
		•	The companies’ compliance and ethics program
		•	Compliance with laws, regulations, and internal policies and standards
		•	Internal or external compliance reviews, investigations, or audits
Oversees public policy, sustainability, and corporate responsibility issues that could affect customers, shareholders, or employees, including:
		•	Energy and utility policy positions
		•	Environmental protection, quality, and compliance
		•	Community relations programs, activities, and contributions
		•	Political contributions and political activities
		•	Workforce development and diversity and inclusion
		•	Supplier diversity
Finance	PG&E Corporation	Oversees matters relating to financial and investment planning, policies, and risks, including:
		•	Strategic plans and initiatives
		•	Financial and investment plans and strategies(3)
		•	Dividend policy
		•	Proposed capital projects and divestitures
		•	Financing plans
		•	Use of derivative instruments
		•	Major commercial banking, investment banking, financial consulting, insurance, and other financial relationships
		•	Major financial risk exposures
Nominating and Governance	PG&E Corporation	Oversees matters relating to selection of directors and corporate governance, including:
		•	Recommending Board candidates, including reviewing skills and characteristics required of Board members
		•	Selection of the chairmanship and membership of Board committees, and the nomination of a lead director of each company’s Board, if necessary
		•	Corporate governance matters, including the companies’ governance principles and practices, and the review of shareholder proposals
		•	Evaluation of the Boards’ performance and effectiveness
Safety and Nuclear Oversight	PG&E Corporation and Utility	Oversees matters relating to safety, operational performance, and compliance issues related to the Utility’s nuclear, generation, gas and electric transmission, and gas and electric distribution operations and facilities (“Operations and Facilities”), including:
		•	Principal risks arising out of the Operations and Facilities, the process used by management to analyze and identify these risks, and the effectiveness of programs to manage or mitigate these risks
		•	The Corporation’s and the Utility’s goals, programs, policies, and practices with respect to promoting a strong safety culture
		•	Periodically visiting the Utility’s nuclear and other operating facilities
(1)	This chart provides information regarding duties for the Boards’ permanent standing committees. Each of the Corporation and Utility Boards also has established an ad hoc committee to assist the Board and its committees in a review of issues related to the Chapter 11 Cases.
(2)	Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.
(3)	Each year, the Finance Committee presents for the PG&E Corporation and the Utility Boards’ review and/or concurrence (1) a multi-year financial outlook for the Corporation and the Utility that, among other things, summarizes projected financial performance and establishes the basis for the annual budgets, and (2) an annual financial performance plan that establishes financial objectives and sets operating expense and capital spending budgets that reflect the first year of the multi-year financial outlook. Members of the Boards receive a monthly report that compares actual to budgeted financial performance and provides other information about financial and operational performance.

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COMMITTEE MEMBERSHIP, INDEPENDENCE, AND QUALIFICATIONS

The current membership of PG&E Corporation’s and the Utility’s standing Board committees as of the date of this Proxy Statement is shown in the table below.

	Executive Committees	Audit Committees	Compensation Committee	Compliance and Public Policy Committee	Finance Committee	Nominating and Governance Committee	Safety and Nuclear Oversight Committees
Independent Directors:
Richard R. Barrera	X	X
Jeffrey L. Bleich(1)	X			X			X
Nora Mead Brownell(2)	X						X
Frederick W. Buckman(3)
Cheryl F. Campbell	X			X	X
Fred J. Fowler					X		X
Michael J. Leffell	X			X
Kenneth Liang			X		X
Dominique Mielle(4)	X
Meridee A. Moore(4)	X				X	X
Eric D. Mullins(4)		X					X
Kristine M. Schmidt	X					X	X
Alejandro D. Wolff			X	X
Number of Meetings in 2018 (PG&E Corporation/Utility where applicable)	0/0	8/8	3	6	6	3	6/6

 Committee Chair

(1)	Chair of the Utility Executive Committee only. Independent non-executive Chair of the Utility Board.
(2)	Chair of the Corporation Executive Committee only. Independent non-executive Chair of the PG&E Corporation Board.
(3)	Mr. Buckman’s committee memberships will be updated if determined prior to filing the definitive Proxy Statement.
(4)	Independent audit committee financial expert, as defined by the SEC and applicable stock exchanges, and as determined by the Boards. Background information on each audit committee financial expert can be found in the director biographies beginning on page [ ].

Committee Membership Requirements

Each of the permanent standing committees (other than the Executive Committees) is composed entirely of independent directors, as defined in the applicable company’s Guidelines and the Committee’s charters. In addition, the Audit Committees, the Compensation Committee, and the Nominating and Governance Committee are composed entirely of independent directors, as required and defined by the NYSE. Because the Utility is a “controlled” subsidiary of PG&E Corporation for purposes of the NYSE American standards, the Utility is not subject to NYSE American rules that otherwise would require that the Utility’s Board committees responsible for executive compensation and governance be comprised of “independent” directors, as defined by NYSE American, and would impose requirements on the Utility’s director nomination and compensation-setting processes.

Each member of the Audit Committees and each member of the Compensation Committee also satisfies heightened independence standards established by SEC rules and applicable stock exchange requirements regarding independence of audit committee members and compensation committee members. Each member of the Audit Committees also is financially literate. Each “audit committee financial expert” is identified in the above table, and has accounting and related financial management expertise.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2018, the members of the Compensation Committee were Forrest E. Miller (Chair), Richard C. Kelly, Rosendo G. Parra and Barbara L. Rambo. There were no impermissible interlocks or inside directors on the Compensation Committee.

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DIRECTOR SERVICE ON OTHER PUBLIC COMPANY BOARDS

If a director is considering serving on the board of another public company (in addition to PG&E Corporation, the Utility, and their respective subsidiaries), that director must inform the Chair of the Nominating and Governance Committee and the Chair of the Board of the Corporation and/or the Utility, as applicable, before accepting membership on any such board. Unless otherwise approved by the applicable Board, (1) a director may not serve on more than three public company boards (in addition to the Corporation and Utility Boards), and (2) a director who is the principal executive officer of a public company (including the Corporation and the Utility) may not serve on more than two public company boards in addition to the board of his or her employer. For these purposes, the Boards of the Corporation and the Utility would count as one board.

If an Audit Committee member simultaneously serves on the audit committees of three or more public companies other than PG&E Corporation, the Utility, and their respective subsidiaries, that Committee member must inform the applicable company’s Board. In order for that member to continue serving on the Audit Committees, each Board must affirmatively determine that the simultaneous service does not impair that committee member’s ability to serve effectively on the applicable Audit Committee.

All members of the Boards are in compliance with the above policies regarding service on other public company boards, as well as on audit committees of other public company boards.

DIRECTOR MEETING ATTENDANCE DURING 2018

During 2018, there were 23 meetings of the PG&E Corporation Board. Each of the incumbent Corporation directors attended 95% or more of the aggregate of all meetings of the Corporation Board and of the Corporation Board committees on which that director served during 2018.

During 2018, there were 23 meetings of the Utility Board. Each of the incumbent Utility directors attended 95% or more of the aggregate of all meetings of the Utility Board and of the Utility Board committees on which that director served during 2018.

Each member of the Board of PG&E Corporation or the Utility is expected to attend that company’s annual meetings of shareholders. With the exception of one director, all 12 then-current directors attended the Corporation’s 2018 annual meeting, and all 12 then-current directors attended the Utility’s 2018 annual meeting. Jeh Johnson was a member of the PG&E Corporation Board at the time of the 2018 annual meeting (which was the last day of his term), but was not renominated for election at, and did not attend, that meeting.

DIRECTOR NOMINATION PROCESS

As part of the companies’ commitment to change, the Boards of PG&E Corporation and the Utility conducted a board refreshment process to add fresh perspectives to the Boards to help address the serious challenges the companies face now and in the future. Although the Boards of the Corporation and the Utility historically sought to balance board refreshment with established board experience, the Corporation and the Utility are facing extraordinary challenges resulting from the 2017 and 2018 Northern California wildfires. In light of these extraordinary challenges, the Corporation and the Utility determined to make substantial changes to their respective Boards.

On January 4, 2019, the Corporation Board issued a press release announcing that, as part of a series of changes to reinforce the companies’ commitment to safety and improvement, the Corporation Board was conducting a board refreshment process that included searching for new directors at both the Corporation and the Utility. The Nominating and Governance Committee engaged Spencer Stuart, a leading national search firm, to assist the Nominating and Governance Committee in identifying and evaluating potential new director nominees.

As a result of the board refreshment process, in April 2019, eleven new directors joined two continuing directors on the Boards of PG&E Corporation and the Utility, with eight of ten then-incumbent directors stepping down.

The following sections of this Proxy Statement describe PG&E Corporation’s and the Utility’s ordinary course director nomination process, which differs in some respects from the substantial board refreshment process culminating in April 2019.

Company Nominees – Characteristics and Qualifications

In general, the Boards of PG&E Corporation and the Utility each select nominees for director based on recommendations received from the Nominating and Governance Committee. The Committee’s recommendations are based upon a review of the qualifications of Board candidates and consultation with the Chair of the Board of the Corporation or the Utility, as applicable, and with the Corporation CEO.

The Nominating and Governance Committee’s goal is to create for each company a balanced and multi-disciplinary Board composed of qualified, dedicated, ethical, and highly regarded individuals who have experience relevant to the company’s operations, understand the complexities of the company’s business environment, and possess capabilities to provide valuable insight, judgment, and oversight. The Committee also considers overall independence of the Boards, as defined in each company’s Guidelines.

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The Committee considers factors such as diversity, age, skills, and any other factors that it deems appropriate, and annually reviews and recommends to the Boards the appropriate skills and characteristics required of Board members, given the current composition and needs of each company’s Board. Since 2018, the Committee has considered specific safety experience as an assessment factor in its director nomination process, and the extent to which nominees (both individually and as a group) possess the experience, skills, and expertise shown in the chart on page [   ]. In its consideration of diversity, the Nominating and Governance Committee and the Boards seek to include a diversity of backgrounds, perspectives and skills among the Boards’ members, as well as applicable legal requirements. The Nominating and Governance Committee reviews the composition of the companies’ Boards and Board committees, including with respect to the companies’ commitment to the diversity of the Boards.

Under each company’s Board of Directors retirement policy, the Boards may not designate any person as a candidate for election or re-election as a director after such person has reached the age of 75, unless the applicable company’s Board determines that it is in the best interests of the company to re-nominate that director. Under this policy, the Boards also consider tenure, and generally target an average tenure for all directors of 10 years or less. In general, the Nominating and Governance Committee will recommend, and the Boards will re-nominate, an existing director for re-election if the Committee and the Boards each believe that the individual would continue to be a productive and effective contributor to the Boards.

Director Nominee Selection Process

Company Nominees – Sources

As shown in the diagram above, the Nominating and Governance Committee accepts recommendations for director nominees from a variety of sources, including independent executive search firms, shareholders, management, and Board members. The Committee uses the same criteria to review all candidates recommended for nomination at the annual meetings, including candidates recommended by shareholders.

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Shareholders may recommend a person for the Committee to consider as a nominee for director of PG&E Corporation or the Utility, as applicable, by writing to that company’s Corporate Secretary. Each such recommendation must include:

1.	A brief description of the candidate,

2.	The candidate’s name, age, business address, and residence address,

3.	The candidate’s principal occupation and the class and number of shares of the company’s stock owned by the shareholder and the candidate,

4.	Any other information that would be required under the rules of the SEC in a proxy statement listing the candidate as a nominee for director, and

5.	Any material interest that the shareholder has in the candidate’s nomination.

Recommended candidates may be required to provide additional information. The companies also may request additional information regarding the candidate or the shareholder, consistent with the information requirements applicable to shareholder nominations.

The following nominees for election at the 2019 Annual Meetings who have not previously stood for election were recommended by the Corporation shareholders: Barrera, Campbell, Brownell, Buckman, Leffell, Liang, Mielle, Moore, Schmidt, and Wolff. The following nominees for election at the 2019 Annual Meetings who have not previously stood for election were initially identified by the Nominating and Governance Committee’s independent executive search firms: Bleich and Johnson.

Shareholder Nominations

On February 17, 2016, the PG&E Corporation Board adopted proxy access bylaw provisions that permit shareholders owning 3 percent or more of the Corporation’s outstanding common stock for at least three years to nominate the greater of two directors or 20 percent of the Board, and to include these nominees in the Corporation’s proxy materials. The number of shareholders who may aggregate their shares to meet the ownership threshold is limited to 20. Nominations are subject to the eligibility, procedural, and disclosure requirements set forth in the Corporation’s bylaws.

Shareholders of either company who wish to nominate directors directly at an annual meeting in accordance with the procedures in the applicable company’s bylaws should follow the instructions under “2020 Annual Meetings - Can shareholders introduce proposals (other than proxy access proposals, but including director nominations) during the 2020 annual meetings?” on page [   ].

BOARD AND COMMITTEE SELF-EVALUATIONS

The Nominating and Governance Committee oversees the process for evaluating and assessing the performance of the PG&E Corporation and Utility Boards, as applicable, including Board committees. At least annually, each Board or the Nominating and Governance Committee conducts an evaluation to determine whether the applicable Board as a whole and its committees are functioning effectively.

If the evaluation is conducted by the Nominating and Governance Committee, that Committee presents its conclusions to the applicable full Board for review and concurrence.

For each of the Corporation and the Utility, the Board evaluation includes an assessment of the Board’s contribution as a whole and of specific areas in which the Board and/or management believes that a better contribution could be made. The evaluation also considers any feedback that might be received from individual directors regarding the performance of the chair. The Audit Committees, the Compensation Committee, the Compliance and Public Policy Committee, the Finance Committee, the Nominating and Governance Committee, and the Safety and Nuclear Oversight Committees conduct annual self-evaluations. The Nominating and Governance Committee may request the results of any Board committee evaluation for consideration in the Board evaluation.

The Nominating and Governance Committee annually considers the format of the evaluations, including whether a third-party facilitator should be used. Since 2015, the evaluation process has included:

1.	One-on-one interviews with each director to solicit each director’s input regarding Board and committee performance. Interview topics also address the annual performance of the PG&E Corporation CEO and the Utility Principal Executive Officer(s). The Chair of the Nominating and Governance Committee and the Chairs of the Boards conduct the one-on-one interviews with each director.

2.	The Chair of the Nominating and Governance Committee and the Chairs of the Boards provide Board Committee feedback to each Committee Chair.

3.	The Chair of the Nominating and Governance Committee, the Chairs of the Boards, and the PG&E Corporation CEO discuss the results of the one-on-one interviews.

4.	Each Committee and the full Board conduct separate self-evaluations that include actionable follow-up items for the coming year.

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RISK MANAGEMENT

Since the San Bruno tragedy in 2010, the Boards have continuously sought to enhance the quality of oversight for risk management, compliance, and safety. In addition to receiving regular deep dive reviews of enterprise-level risks, risk management at the companies has transitioned from a largely qualitative approach to a quantitative one. This approach continues to evolve with the development and use of operational risk modeling to support data-driven decision making – a direction supported by the CPUC.

In recent years, that rigorous strategic process has begun to explicitly recognize risks from a changing climate, including heat waves, more frequent and extreme storms and wildfires, drought, subsidence, and rising sea levels. In 2017, we launched an array of foundational work to help the Utility anticipate and plan for changing weather and climate-change related events.

In 2018, the Utility engaged independent experts to advise on best practices in wildfire safety. Recommendations will inform the prioritization and resourcing of critical risk mitigation work and will feed into the next Wildfire Mitigation Plan to be filed with the CPUC, which now is an annual requirement.

As described below, the companies’ risk management governance structures allow risks to be assessed both under a Board-directed review process and also from a “bottoms-up” approach that allows operational experts to add their knowledge and identify emerging issues for the companies.

Further, and as described more fully on pages [   ] – [   ], the companies have also strengthened board and management-level duties with regards to related aspects of risk oversight and management, including board oversight for compliance and ethics, and safety.

Board-Level Duties

The Boards oversee the companies’ risk management policies and programs and management has day-to-day responsibility for assessing and managing exposure to various risks.

Enterprise risks are reviewed annually by the Boards’ Audit Committees, and oversight for specific risk categories is allocated to various Board committees (and this allocation is reviewed once every 12 months), consistent with the substantive scope of each committee’s charter. Each such committee provides a report of its activities to the applicable Board. The specific allocation of Board-level risk oversight was last reviewed by the Audit Committees in 2018, resulting in (1) reassignment of oversight for Climate Resilience risk to the Safety and Nuclear Oversight (SNO) Committees from the Finance Committees, (2) the addition of the following risks to the list of top enterprise risks explicitly assigned to the oversight of Board committees: distribution overhead conductor, motor vehicle safety, and transmission overhead conductor; and (3) renaming of various risk categories. Generally the SNO Committees are allocated oversight responsibility for operational risks, and the Finance Committee is allocated oversight responsibility for business and financial risks. Most recently, the committees have been allocated oversight responsibility for the following types of enterprise risks:

•	Safety and Nuclear Oversight Committees: climate-related, safety, cybersecurity, reliability, operations and facilities (including wildfire), emergency response, and records management.
•	Finance Committee: business model.

The Boards and their respective committees also have specific oversight responsibility for risk management in the following additional areas:

•	The Boards evaluate risks associated with major investments and strategic initiatives, with assistance from the Finance Committee.

•	Each company’s Audit Committee discusses the guidelines and policies that govern the processes for assessing and managing major risks (including the Enterprise and Operational Risk Management (“EORM”) program that is discussed in more detail below), allocates to other Board committees the specific responsibility to oversee identified enterprise risks, generally oversees regulatory and legal compliance risks, and considers risk issues associated with overall financial reporting and disclosure processes.

•	The Finance Committee discusses risk exposures related to energy procurement, including energy commodities and derivatives, and other enterprise risks, as assigned by the Audit Committees (as described above).

•	The Safety and Nuclear Oversight Committees discuss risks related to the safety of the Utility’s nuclear, electric, gas, and other operations and facilities, and oversees other enterprise risks, as assigned by the Audit Committees (as described above).

•	The Compensation Committee oversees potential risks arising from the companies’ compensation policies and practices.

Other risk oversight responsibilities also have been allocated, consistent with the overall substantive scope and duties of each Board and their respective committees.

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This allocation of Board-level risk oversight was last reviewed by the Audit Committees in April 2018, and is scheduled for review again in 2019.

The Boards’ role in risk oversight has had no significant effect on either Board’s leadership structure.

Management-Level Duties

Management has the day-to-day responsibility for identifying, assessing, and managing PG&E Corporation’s and the Utility’s exposure to various enterprise and operational risks. These risks range from asset-related risks to market and credit risks to public, employee, and contractor safety risks. The Chief Risk Officer’s organization provides the framework to assess risks and to facilitate management decision making.

For enterprise and operational risks, the EORM program specifies the use of a risk assessment methodology called the Bowtie Analysis to facilitate the calculation of a risk score, which reflects the probability of the risk event occurrence given the historical frequency of key risk drivers and the potential consequences of the risk event. Risk consequences are measured in terms of potential impacts to safety (public, employee, or contractor), gas or electric reliability, the environment, and the company’s financials. The risk scoring methodology assigns a 50 percent weighting to potential safety consequences to ensure that top safety risks receive senior management’s attention.

The risk score then serves as a baseline from which to assess the need for further risk reducing actions and to assess the effectiveness of those actions over time. The goal of the EORM program is to demonstrate measurable risk reduction across the portfolio of enterprise and operational risks.

With respect to supporting the Boards’ oversight activities:

•	Management provides various reports to the Boards and their respective committees regarding different elements of corporate risk management programs and activities, and is responsive to requests made by the Boards and the committees.
•	The companies’ EORM program identifies and evaluates potential risks facing the enterprise, and nominates specific enterprise risks for Board-level oversight. The EORM program as a whole is implemented by management and overseen by the Audit Committees, which assign Board-level responsibility for oversight of specific enterprise risks to committees of either company’s Board.
•	In 2017, the company established a Vice President-level Risk Management Committee that meets monthly and provides strategic guidance and direction for the EORM program, makes recommendations to senior management on key aspects of risk management, and conducts regular deep dives into specific risks.
•	Each line of business (“LOB”) within the companies has its own risk and compliance committee. These LOB committees review the enterprise and operational risks, and the compliance requirements within that LOB; review and approve risk analysis and mitigation strategies; and track mitigation progress and results. In many cases, compliance requirements are in place to mitigate a particular risk and are a starting point for reducing risk further. Each LOB risk and compliance committee is led by a senior officer and must include the LOB risk manager and compliance manager, and risk and compliance representatives from the companies’ Chief Ethics and Compliance Office and the Chief Risk Office.
•	Annually, the Chief Ethics and Compliance Officer and the Vice President, Internal Audit and Chief Risk Officer facilitate a senior management discussion of progress made in risk and compliance management, objectives for the coming year relative to the overall goal of the programs, i.e., measurable risk reduction and demonstrable compliance performance. In addition, the senior management team approves the company’s enterprise risk list taking into consideration any material changes to risks identified throughout the year. Following review with the senior management team, these risks become an important factor in the development of each LOB’s strategy and budget proposals.
•	PG&E Corporation and the Utility have a Vice President, Internal Audit and Chief Risk Officer who functionally reports to the Audit Committees. This officer attends Board and Board committee meetings, and provides regular reports regarding various aspects of the companies’ risk management policies, programs, and activities.

Compensation Risk Analysis

As discussed in more detail in the CD&A, the Compensation Committee’s independent compensation consultant assists PG&E Corporation and the Utility with a review of the design of the companies’ incentive plans relative to general compensation plan risk factors (or the potential for unintended consequences).

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BOARD OVERSIGHT

Compliance and Ethics

During 2015, as part of PG&E Corporation’s and the Utility’s commitment to strengthen their compliance and ethics program and performance, the companies restructured the governance for managing compliance and ethics to highlight and delineate more clearly the responsibilities for the implementation, coordination, and monitoring of their compliance and ethics program.

Board-level oversight is shared by the Boards and their committees. The Compliance and Public Policy Committee coordinates the compliance-related oversight of the Boards, including, but not limited to: overseeing and evaluating the effectiveness of the companies’ compliance and ethics program; reviewing periodic reports from management about the companies’ compliance with laws, regulations, and internal policies and standards; and monitoring that management consistently communicates its commitment to an effective compliance and ethics program. The Audit Committees also assist the Boards with monitoring and overseeing compliance with legal and regulatory requirements, including reviewing matters that may impact the companies’ financial statements. The Safety and Nuclear Oversight Committees review the companies’ significant compliance risks, including those risks and issues related to the companies’ nuclear, generation, gas and electric transmission, and gas and electric distribution operations and facilities.

This compliance governance structure helps promote a consistent approach to compliance and ethics across Board committees and the companies. The Compliance and Public Policy Committee works with management to regularly view and discuss compliance and ethics issues, including but not limited to reviews or reported compliance violations and employee misconduct. The Audit Committees, the Compliance and Public Policy Committee, and the Safety and Nuclear Oversight Committees meet jointly at least twice a year to, among other things, coordinate and discuss the companies’ compliance and ethics program and monitor that significant compliance and ethics issues are reviewed and considered by the appropriate Board committees.

At the management level, the companies’ Chief Ethics and Compliance Officer (CECO), in partnership with the lines of business, has day-to-day responsibility for overseeing and monitoring the company-wide compliance and ethics program. The lines of business are responsible for program implementation within their respective subject matter areas, and regularly report to the CECO on compliance and ethics matters, including through cross-functional officer committees that review, discuss, and make decisions regarding the companies’ compliance and ethics related work. Management also has compliance and ethics committees at the level of the functional business units that provide strategic guidance on, and oversight of, their respective compliance and ethics programs, which may include the programs and systems designed to prevent, detect, mitigate, and remediate non-compliance. The CECO has direct access to the Chair of the Compliance and Public Policy Committee and may be required to report to the Committee on requested matters. The CECO also reports to the Safety and Nuclear Oversight Committees regarding activities relating to establishment of and performance on compliance and ethics metrics related to operations and facilities.

The CECO also oversees matters arising from the Utility’s 2016 criminal convictions, stemming from the 2010 San Bruno gas pipeline explosion. These include the Utility’s federal probation and independent third-party Monitorship. The Compliance and Ethics group communicates regularly with the Boards on these topics and provides the Boards updates following the Monitor’s semi-annual reports on the Utility’s progress towards satisfying its obligations under the terms of its sentencing. The monitor also provides its periodic report to the Boards and regularly attends Board meetings.

Political Contributions

The Compliance and Public Policy Committee reviews PG&E Corporation’s and the Utility’s political contributions and recommends Board approval limits for political contributions from the companies to candidates, measures, initiatives, political action committees, and certain other organizations that may engage in activities involving elections. All political contributions from the companies are made in full compliance with applicable federal, state, and local laws and regulations. The Compliance and Public Policy Committee also directs preparation of an annual report summarizing political contributions and certain other expenditures made by the companies during the preceding year. Additional information regarding each company’s political engagement policies and political contributions is available on PG&E Corporation’s website.

Corporate Sustainability

The Compliance and Public Policy Committee has primary oversight of corporate sustainability issues, such as environmental compliance and leadership, climate change resilience, community investments, workforce development, and diversity and inclusion. This includes an annual review of PG&E Corporation’s and the Utility’s sustainability practices and performance. Other committees of the Boards address other components of the companies’ sustainability commitment, such as public and employee safety, operational excellence and investments to enable a low-carbon future. In addition, the Compensation Committee approves the structure of any STIP or LTIP, which can help reinforce the companies’ sustainability commitment by rewarding eligible employees for achievement of business goals.

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Within management, the Chief Sustainability Officer of the Utility is responsible for developing and coordinating the companies’ corporate sustainability initiatives and overseeing the companies’ corporate sustainability reporting and performance measurement. This is done in coordination with other members of senior management who are responsible for functions such as supply chain management, environmental compliance, and customer energy solutions.

In 2017, the companies introduced a new framework defining our mission, vision, and culture, developed through extensive outreach and interactions with our employees, customers, and other stakeholders. Our vision of a sustainable energy future is focused on meeting the challenge of climate change while providing affordable energy for all customers.

During 2018, the companies demonstrated continued progress toward the sustainability goals. For example, during the year, 38.9 percent of the Utility’s electricity came from renewable energy sources including solar, wind, geothermal, biomass, and small hydroelectric sources, exceeding California’s annual renewable energy target of 28 percent. In addition, the Utility spent $2.98 billion with suppliers, service providers or contractors meeting the criteria for the Utility’s Supplier Diversity Program in 2018, accounting for 41.43 percent of its total procurement. The Utility also brought the total number of interconnected private solar customers to nearly 400,000—about 20 percent of the nation’s private rooftop solar.

For additional information regarding PG&E Corporation’s sustainability efforts and progress, please see our comprehensive online Corporate Responsibility and Sustainability Report 2018, which can be accessed at the sustainability portion of PG&E Corporation’s website at www.pgecorp.com/sustainability.

Safety

The PG&E Corporation and Utility Boards are responsible for oversight of safety. Specifically, the Safety and Nuclear Oversight Committees of the Boards are responsible for overseeing and reviewing policies, practices, goals, issues, risks, and compliance relating to safety, including public, employee, and contractor safety. This responsibility includes, among other things, overseeing goals, programs, policies and practices with respect to promoting a strong safety culture, and monitoring the impact of changes in laws and regulations affecting safety, including, for example, the Community Wildfire Safety Program. The Safety and Nuclear Oversight Committees also monitor and review the adequacy and direction of the corporate safety function.

In addition, the Compensation Committee, with advice from the Safety and Nuclear Oversight Committees, selects appropriate safety metrics for inclusion in executive compensation program and plans, and may adjust individual award amounts to reflect, among other reasons, safety performance. The Compliance and Public Policy Committee reviews compliance with safety requirements as part of its general oversight for compliance. The Finance Committee, as part of its responsibility for reviewing proposed major capital projects, reviews capital projects and programs with safety implications, such as projects and programs to enhance public or employee safety.

Within management, all officers, including the PG&E Corporation CEO and the Utility President (or the Utility officers fulfilling the President’s functions), are responsible for safety and the instillation of safety culture. More specifically, the Chief Safety Officer (“CSO”) is responsible for the occupational health and safety of employees and contractors and partners with the lines of business to develop and monitor the enterprise-wide safety program at PG&E Corporation and the Utility. Currently, the CSO reports directly to the Corporation Interim CEO, and also reports regularly to the Safety and Nuclear Oversight Committees, which in turn serve as a direct channel of communication between the CSO and the full Boards. The CSO also may be requested to provide reports to the full Boards regarding safety matters.

The Safety and Health organization partners with the lines of business to develop and monitor the enterprise-wide safety program at PG&E Corporation and the Utility, by helping guide safety process improvements; developing and deploying new initiatives, training, technology, incident investigation protocols, compliance programs and metrics; and conducting industry benchmarking to identify best safety practices.

The following management-level committees and teams are also involved in safety governance:

•	Enterprise Safety Committee: Guides safety strategy and promotes continuous improvement in safety performance. The Committee meets regularly to review performance and address gaps and barriers to improvement. Members include senior leaders of the Corporation and the Utility, and leaders from the International Brotherhood of Electrical Workers and the Engineers and Scientists of California labor unions.
•	Line of Business Safety Councils: Responsible for executing plans to reduce exposure to potential safety incidents. The Councils are composed of management, union, and grassroots team members. These efforts are supported by grassroots safety teams comprised of frontline employees who share ideas and partner to come up with effective solutions to reinforce a strong and proactive safety culture.

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Management Succession

At least annually, the PG&E Corporation and Utility Boards each review the applicable company’s plan for CEO succession, both in the ordinary course of business and in response to emergency situations. Each company’s Board also develops a profile of appropriate responsibilities, attributes, and requirements for the position of CEO, which reflects the Corporation’s and the Utility’s business functions, vision, and strategy. Potential candidates for CEO may be identified internally within the companies in consultation with the Compensation Committee (which oversees the evaluation of management) and the CEO, as well as externally through various sources, including independent third-party consultants.

The succession planning process also addresses the continuing development of appropriate leadership skills for internal candidates for CEO, as well as candidates for other leadership positions within the companies. The Compensation Committee is responsible for reviewing the CEO’s long-range plans for officer development and succession for PG&E Corporation and the Utility.

Throughout 2018, the Compensation Committee addressed management succession and executive development in connection with its review of officer elections, promotions, and compensation matters during the year.

As announced on April 3, 2019, William “Bill” Johnson has been named Chief Executive Officer and President of PG&E Corporation. Mr. Johnson is expected to begin his new role on May 2, 2019. With the assistance of a leading search firm, Spencer Stuart, the PG&E Corporation Board of Directors conducted a national search for a new CEO, and the Board is confident that Bill Johnson is the right person to lead the company during this critical time. Mr. Johnson brings substantial safety and operational expertise from his extensive career in the energy industry. With more than a decade of combined chief executive experience at two large utility companies, Mr. Johnson has a deep understanding of managing risk and the responsibility of keeping customers safe. Most recently, he served as President and CEO of the Tennessee Valley Authority (TVA), where he was responsible for leading the nation’s largest public utility in its mission of providing energy, environmental stewardship and economic development across a seven-state region. During Mr. Johnson’s time at TVA, the organization achieved the best safety records in its 85-year history and has been a perennial top decile safety performer in the utility industry. In that same period, Mr. Johnson led the retirement of more than half of TVA’s coal generation, resulting in a reduction of TVA’s carbon omissions by about 50% over the last decade. He was responsible for leading the generation of more than 50% of TVA’s energy from non-greenhouse gas emitting sources. He also oversaw TVA’s expansion into utility scale solar in recent years, with the addition of approximately 1,000 megawatts (mWs), and pursued the modernization of its hydro assets to increase the overall amount of renewable resources. TVA’s renewable portfolio includes almost 2,400 mWs of wind and solar and 5,800 mWs of hydro capacity. Throughout his career in the electric utilities industry, Mr. Johnson has collaborated closely with elected officials and other community leaders to deliver safe and reliable electricity to millions of customers.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

New directors receive information on subjects that would assist them in discharging their duties.

On April 9 and 10, 2019, as part of the Board refreshment process, the PG&E Corporation and Utility Boards had a two-day on-site onboarding session and Board meeting during which the new directors and the continuing directors met together and with company officers to, among other things, discuss the overall context for the companies’ current situation, share key information, establish the Boards’ governance framework, and discuss areas of focus for the next 90 days. As part of the Boards’ continuing onboarding process, the new directors are being provided with materials and presentations regarding, among other things, business operations for each of the Utility’s lines of business; safety, risk management, and cybersecurity; corporate governance matters; legal proceedings (including the Utility’s probation); the wildfire liabilities, risks, and response; the Chapter 11 Cases; the regulatory and legal landscape; California carbon reduction goals and other policy matters; financial performance and corporate finance matters; and other key stakeholder issues.

Directors also periodically receive briefing sessions or materials at regularly scheduled Board and Committee meetings on subjects and developments relevant to exercise of their Board and committee duties. Each director also receives information regarding opportunities for continuing education, and is expected to stay current on important developments pertaining to such director’s function and duties to the companies by attending such programs as appropriate or otherwise.

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COMMUNICATING WITH DIRECTORS AND OFFICERS

Shareholder Engagement

PG&E Corporation and the Utility value our shareholders’ views and are committed to ongoing constructive dialogue with shareholders to advance the long-term viability and interests of the companies.

We regularly provide opportunities for dialogue with shareholders to further promote the exchange of ideas regarding corporate governance and other issues. In addition, our outreach efforts with the Corporation’s largest shareholders, who collectively hold a majority of the outstanding common stock, include discussions with members of senior management and the Boards, as applicable, ongoing meetings with our investor relations team, and other institutional shareholder forums.

PG&E Corporation has had a record of Board responsiveness to shareholders, demonstrated by the Board’s voluntary adoption of proxy access bylaw provisions in 2016, as well as the refreshment of the entire Boards of Directors since 2010. Since the beginning of 2018, the Boards and management have engaged in the following shareholder engagement activities:

•	Starting in 2018, Board members conducted in-person governance meetings focused on critical environmental, social, and governance issues that relate to the long-term strategy of the Corporation. Meetings focused on top active and passive shareholders, to gain insights and feedback on our business strategy and governance model.

•	Officers regularly engaged with top institutional shareholders regarding significant events such as quarterly earnings calls, financial activities and announcements, and significant legal filings.

•	Various company representatives reached out to representatives of the passive and current shareholder base seeking alterative views and approaches to Board refreshment.

Correspondence with Directors and Officers

Under the companies’ Corporate Governance Guidelines, the independent Chairs of the Boards are responsible for responding to written communications that are directed to the Boards from shareholders and other parties. Section 32 of each company’s Guidelines provides more details on these communications. (See “Website Availability of Governance Documents” on page [   ]).

Correspondence to directors and executive officers should be sent to the applicable company’s principal executive office, in care of the Corporate Secretary. Consistent with procedures adopted and approved by the Boards, the Corporate Secretary will forward to the independent lead director or the independent non-executive Chair any communications addressed to the Board of Directors as a body or to all of the independent or non-management directors in their entirety, and such other communications as the Corporate Secretary, in his or her discretion, determines is appropriate. The Corporate Secretary also will receive communications directed to individual directors or officers, including the independent non-executive Chair or the independent lead director, and will forward those as appropriate.

The address of the principal executive office for each company is:

PG&E Corporation

Pacific Gas and Electric Company

77 Beale Street, P.O. Box 770000

San Francisco, California 94177

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Compensation of Non-Employee Directors

The Boards of PG&E Corporation and the Utility each establish the level of compensation for that company’s non-employee directors, based on the recommendation of the Compensation Committee. Directors who also are current employees of either company receive no additional compensation for service as directors.

The Compensation Committee periodically reviews the amount and form of compensation paid to non-employee directors of PG&E Corporation and the Utility. As part of this review, the Committee reviews the compensation provided to the companies’ non-employee directors as compared to other comparable U.S. peer companies (including both other utilities and companies within the S&P 250), with the objective of ensuring that non-employee director compensation is:

•	Market-competitive in terms of annual compensation value, and
•	Consistent with emerging market practices and trends.

Compensation paid to non-employee directors for 2018 for service on the Boards and their committees is based upon periodic compensation reviews conducted in consultation with the Committee’s executive compensation consultant, Pay Governance LLC. The Compensation Committee’s most recent reviews of non-employee director compensation were conducted in December 2017, December 2018, and February 2019. See “2019 Non-employee Director Compensation Program” beginning on page [  ]. The Compensation Committee used Pay Governance’s benchmark analyses of director compensation at utility and Fortune 500 companies and Willis Towers Watson analysis of director compensation at companies undergoing Chapter 11 restructuring.

2018 Director Compensation

The following table summarizes the principal components of compensation paid or granted to individuals for their service as non-employee directors of PG&E Corporation and the Utility during 2018.

Name	Fees Earned Or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
L. Chew	170,000	139,965		96	310,061
F. Fowler	120,000	139,965		96	260,061
J. C. Johnson(5)	47,143	0		96	47,239
R. C. Kelly	235,000	259,972		96	495,068
R. H. Kimmel	135,000	139,965		96	275,061
R. A. Meserve	135,000	139,965		96	275,061
F. E. Miller	170,000	139,965		96	310,061
B. Minicucci(6)	60,000	0		40	60,040
E. D. Mullins	120,000	139,965		96	260,061
R. G. Parra	120,000	139,965		1,096	261,061
B. L. Rambo	135,000	139,965		96	275,061
A. S. Smith	120,000	139,965		1,096	261,061
(1)	Represents receipt of retainers described below following this table.
(2)	Represents the grant date fair value of RSUs granted in 2018 measured in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“FASB ASC Topic 718”). Grant date fair value is measured using the closing price of PG&E Corporation common stock on the date of grant. In 2018, each non-employee director who was elected at the 2018 annual meetings of shareholders and was in office as of May 22, 2018—except the Chair of the PG&E Corporation Board—received 3,208 RSUs with a grant date value of $139,965. The Chair of the PG&E Corporation Board received 5,042 RSUs with a grant date value of $219,982. The aggregate number of stock awards outstanding for each non-employee director at December 31, 2018 was: Mr. Chew 3,208, Mr. Fowler 3,208, Secretary Johnson 0, Mr. Kelly 6,046, Mr. Kimmel 3,208, Dr. Meserve 3,208, Mr. Miller 3,208, Mr. Minicucci 0, Mr. Mullins 3,208, Mr. Parra 3,208, Ms. Rambo 3,208, and Ms. Smith 3,208.
(3)	No stock options were granted in 2018. The aggregate number of option awards outstanding for each non-employee director at December 31, 2018 was: Mr. Chew 0, Mr. Fowler 0, Ms. Herringer 0, Secretary Johnson 0, Mr. Kelly 0, Mr. Kimmel 0, Dr. Meserve 0, Mr. Miller 4,090, Mr. Minicucci 0, Mr. Mullins 0, Mr. Parra 0, Ms. Rambo 0, and Ms. Smith 0.
(4)	Represents (i) premiums paid for accidental death and dismemberment insurance, and (ii) matching gifts, paid or payable for 2018, to qualified organizations pursuant to the Matching Gifts Program, which establishes a set fund for matching eligible gifts made by employees and directors on a dollar-for-dollar basis, up to a total of $1,000 per calendar year per individual, as follows: Mr. Parra $1,000 and Ms. Smith $1,000.
(5)	Secretary Johnson retired from the Corporation Board effective May 21, 2018.
(6)	Mr. Minicucci joined the PG&E Corporation and Utility Boards effective July 1, 2018.

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Non-Employee Director Total 2018 Compensation Summary

	Per Quarter	Annual
Annual Retainer
Non-Employee Directors(1)	$30,000	$120,000
Corporation Chair of the Board	$25,000 additional	$100,000 additional
Utility Chair of the Board(1)	$7,500 additional	$30,000 additional
Committee Chair Additional Retainers
Audit Committees(1)	$12,500	$50,000
Compensation Committee	$5,000	$20,000
Other Permanent Standing Committees(1)	$3,750	$15,000
Special Committee Additional Retainer
As determined by the applicable Board (none paid during 2018)
Annual Equity Award
Non-Employee Directors	n/a	$140,000
Corporation Chair of the Board(1)	n/a	$80,000 additional
Per-Meeting Fees
No meeting fees for attendance at Board, Board committee, or shareholder meetings
Special Committee Per-Meeting Fees(1)
As determined by the applicable Board (none paid during 2018)

(1)	No additional retainer will be paid by the Utility for any quarter during which the director is paid a retainer from the Corporation for the same role.

Retainers and Fees

Retainers and fees are paid as descried in the above summary table. Any director who serves on the PG&E Corporation Board, Audit Committee, Executive Committee, or Safety and Nuclear Oversight Committee does not receive additional retainers for concurrent service on the Utility Board, Audit Committee, Executive Committee, or Safety and Nuclear Oversight Committee, as applicable.

Effective January 1, 2018, (1) a quarterly retainer of $7,500 was approved for the non-executive Chair of the Board of the Utility and (2) the quarterly retainer for the Chair of the Compensation Committee increased to $5,000 (from $3,750), and the quarterly retainers for the Chairs of the Finance Committee and the Compliance and Public Policy Committee increased to $3,750 (from $2,500).

Non-Employee Director Stock-Based Compensation

Under the 2014 LTIP, each non-employee director of PG&E Corporation is entitled to receive annual awards of stock-based compensation. Pursuant to the terms of the 2014 LTIP, as approved by PG&E Corporation’s shareholders, the annual value of equity awards provided to any one non-employee director is limited to $400,000 in any calendar year.

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Awards for 2018 were granted on May 22, 2018. Each non-employee director’s award—other than that for the Chair of PG&E Corporation—had a total aggregate value of $140,000 (rounded down to reflect awards equivalent to whole units with values equivalent to whole shares of PG&E Corporation common stock) and consisted of RSUs that were granted to each non-employee director after his or her election to the Board. The award for the Chair of PG&E Corporation had a total aggregate value of $220,000 (rounded down to reflect awards equivalent to whole units with values equivalent to whole shares of PG&E Corporation common stock) and consisted of RSUs that were granted after his election to the Board. These RSUs vest at the earlier of the end of the director’s annual elected term or one year after the date of grant and are then settled as shares of PG&E Corporation common stock. RSUs also will vest and be settled upon the director’s death or disability, or if there is both a Change in Control (as defined on page [   ]) and the director is terminated. Otherwise, RSUs are forfeited if the director ceases to be a member of the Board prior to vesting. Non-employee directors also may elect to defer settlement of vested RSUs.

Effective January 1, 2018, the total aggregate value of the annual award of stock-based compensation granted to the non-executive Chair of the Board of PG&E Corporation was increased to $220,000 (from $140,000). In addition, in December 2017, a $40,000 supplemental RSU award was approved for the non-executive Chair of the Board of PG&E Corporation. Under the PG&E Corporation Equity Grant Date Policy, the supplemental RSU award was granted on February 12, 2018. The award vested on February 12, 2019.

Stock Ownership Guidelines

Non-employee directors of PG&E Corporation are expected to own shares of PG&E Corporation common stock having a dollar value of at least five times the value of the then-applicable annual Board retainer. If any non-employee director is on the Utility Board only, then that director also may satisfy his or her stock ownership obligation with Utility preferred stock. Directors generally have five years to meet the guidelines. Ownership includes beneficial ownership of common stock, as well as RSUs and common stock equivalents. These guidelines were adopted to more closely align the interests of directors and each company’s shareholders.

Deferral of Retainers and Fees

Under the PG&E Corporation 2005 Deferred Compensation Plan for Non-Employee Directors, directors of PG&E Corporation and the Utility may elect to defer all of their retainers, all of their meeting fees, or both. Directors who participate in the Deferred Compensation Plan may elect either to (1) convert their deferred compensation into common stock equivalents, the value of which is tied to the market value of PG&E Corporation common stock, or (2) have their deferred compensation deemed to be invested in the Utility Bond Fund (which is described in the narrative following the “Non-Qualified Deferred Compensation—2018” table beginning on page [   ]).

Reimbursement for Travel and Other Expenses

Directors of PG&E Corporation and the Utility are reimbursed for reasonable expenses incurred in connection with attending Board, Board committee, or shareholder meetings, or participating in other activities undertaken on behalf of the Corporation or the Utility.

Retirement Benefits from PG&E Corporation or the Utility

The non-employee directors of the Boards of PG&E Corporation and the Utility are not provided retirement benefits.

2019 Non-employee Director Compensation Program

In connection with the companies’ financial situation, in late 2018 the companies retained Willis Towers Watson (“WTW”) as an independent consultant for the discrete, targeted purpose of advising the Compensation Committee, the Boards of Directors, and management with respect to incentive plans, retention plans, and non-employee director compensation for companies undergoing financial restructurings.

On January 29, 2019, PG&E Corporation and the Utility each filed a voluntary petition for relief under Chapter 11 in the Bankruptcy Court. Post-petition, the companies can continue to pay regular cash directors’ fees under the non-employee director compensation program in the ordinary course of business but may be limited in the ability to issue additional equity compensation to non-employee directors.

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Item No. 2: Amendment to Increase the Maximum Size of the Corporation’s Board to 15 Directors

The Corporation Charter as currently in effect provides that the Corporation Board shall consist of a maximum of thirteen (13) directors and a minimum of seven (7) directors, as prescribed by the Corporation bylaws. Pursuant to Section 902 of the California Corporations Code, an amendment to the Corporation Charter may be adopted if approved by the Board and approved by the affirmative vote of a majority of the outstanding shares entitled to vote, either before or after the approval by the Board.

The Corporation Board asks its shareholders to approve the following (the “Charter Amendment Proposal”):

RESOLVED that part I of the third paragraph of the Corporation Charter be amended and restated as follows:

“The Board of Directors of the Corporation shall consist of such number of directors, not less than eight (8) nor more than fifteen (15), as shall be prescribed in the Bylaws.”

The Charter Amendment Proposal will increase the maximum number of directors on the Corporation Board to 15 and increase the minimum number of directors on the Corporation Board to 8. The Charter Amendment Proposal will not affect the Corporation Board’s existing power to amend the bylaws to increase or reduce the size of the Corporation Board within the limits set by the Corporation Charter.

The Corporation Board believes that increasing the size of the Corporation Board is in the best interest of the Corporation and its shareholders. The Corporation Board also believes that the Charter Amendment Proposal will allow for more diverse perspectives on the Board and will enhance the overall collective effectiveness of the Corporation Board. This increase will allow all 14 individuals nominated by the Corporation Board to serve as directors on the Corporation Board with one additional vacant seat to be filled in the future as appropriate.

The Board of Directors of PG&E Corporation Unanimously Recommends a Vote FOR the Charter Amendment Proposal.

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Item No. 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm for PG&E Corporation and Pacific Gas and Electric Company

The Audit Committees of PG&E Corporation and the Utility each have selected and appointed Deloitte & Touche LLP (“Deloitte & Touche”) as the independent auditor for that company to audit the consolidated financial statements as of and for the year ended December 31, 2019, and to audit the effectiveness of internal control over financial reporting as of December 31, 2019. Deloitte & Touche is a major national accounting firm with substantial expertise in the energy and utility businesses. Deloitte & Touche has served as the independent auditors for PG&E Corporation and the Utility since 1999.

One or more representatives of Deloitte & Touche are expected to be present at the annual meetings. They will have the opportunity to make a statement if they wish and are expected to be available to respond to questions from shareholders.

Each company’s Board believes that this appointment of Deloitte & Touche is in the best interests of that company and its shareholders.

PG&E Corporation and the Utility are not required to submit these appointments to a vote of their shareholders. However, the Boards of Directors believe that requesting shareholder ratification of this selection is a good corporate governance practice. If the shareholders of either PG&E Corporation or the Utility do not ratify the appointment, the applicable Audit Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment. Even if a company’s shareholders ratify the selection, the applicable Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of that company and its shareholders.

The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company Unanimously Recommend a Vote FOR the Proposal to Ratify the Appointment of Deloitte & Touche.

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Information Regarding the Independent Auditor for PG&E Corporation and Pacific Gas and Electric Company

Selection and Oversight of the Independent Auditor

Each Audit Committee is responsible for the appointment, replacement, compensation, and oversight of the work of the independent auditor. The Audit Committees review the scope of the audit, including the terms of the engagement. The independent auditor reports directly to the Audit Committees; at each Audit Committee meeting, the independent auditor meets separately with the Audit Committees, without management present.

Annually, each Audit Committee also evaluates the independence, qualifications, and performance of the independent auditor, taking into account the opinions of management and the internal auditors. To ensure continuing independence of the independent auditor, the Audit Committees also consider whether there should be rotation of the independent auditor. In accordance with SEC rules, the lead audit partner may provide a maximum number of five consecutive years of service to the companies. Consistent with that requirement, Deloitte & Touche assigned a new lead auditor to lead the integrated audit of PG&E Corporation’s and the Utility’s financial statements, starting in 2017. The Audit Committees reviewed and evaluated the new lead auditor as part of its annual process for reviewing the independent auditor.

For 2019, the Audit Committees selected Deloitte & Touche as the companies’ independent auditor, following consideration of the following factors and criteria: (1) status as a registered public accounting firm and is subject to oversight by the Public Company Accounting Oversight Board; (2) status as a “Big Four” public accounting firm, nationally and internationally recognized as an expert in accounting and auditing; (3) having one of the largest utility practices of the “Big Four” public accounting firms; (4) having made a strong commitment to supporting supplier diversity; (5) having significant experience with the companies; and (6) having an experienced team, including the lead partner, familiar with the industry, assigned to the companies’ engagements. The Audit Committees also considered (1) Deloitte & Touche’s quality control report, (2) Deloitte & Touche’s discussion of its independence, and (3) a review of Deloitte & Touche’s proposed audit plan (including draft engagement letter) for 2019.

Although Deloitte & Touche has been the companies’ independent auditor since 1999, in 2015 and at the Audit Committees’ direction, the companies solicited bids from accounting firms to conduct the external audits of the companies’ financial statements for the year ending December 31, 2016. The bids were evaluated by the Auditor Selection Committee, which was comprised of members from the companies’ accounting, internal auditing, regulatory, operational, sourcing, and legal functions. The bids were evaluated with respect to four key factors: firm capabilities and background, firm resources and audit plan, supplier diversity plans, and pricing. Upon consideration of the information provided by the Auditor Selection Committee, each Audit Committee appointed Deloitte & Touche as the independent auditor for the year ending December 31, 2016.

Fees Paid to the Independent Auditor During 2018 and 2017

The Audit Committees have reviewed the audit and non-audit fees that PG&E Corporation, the Utility, and their respective controlled subsidiaries have paid to the independent auditor (including subsidiaries and affiliates), in order to consider whether the nature and relative value of those fees are compatible with maintaining the firm’s independence.

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Table 1: Fees Billed to PG&E Corporation

(Amounts include Fees Billed to the Utility and its Subsidiaries shown in Table 2 below)

	2018	2017
Audit Fees	$5.505 million	$4.67 million
Audit-Related Fees	$0.245 million	$0.15 million
Tax Fees	$0	$0
All Other Fees	$0	$0

Table 2: Fees Billed to the Utility and its Subsidiaries

(Amounts are included in Fees Billed to PG&E Corporation shown in Table 1 above)

	2018	2017
Audit Fees	$4.896 million	$3.94 million
Audit-Related Fees	$0.245 million	$0.15 million
Tax Fees	$0	$0
All Other Fees	$0	$0

Audit Fees

Audit fees billed for 2018 and 2017 relate to services rendered by Deloitte & Touche and its affiliates in connection with reviews of Quarterly Reports on Form 10-Q, certain limited procedures on registration statements, the audits of the annual financial statements of PG&E Corporation and its subsidiaries and the Utility and its subsidiaries, the audits of both PG&E Corporation’s and the Utility’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, and support for statutory or regulatory filings or engagements and regulators’ reviews of auditor workpapers.

Audit-Related Fees

Audit-related fees billed in 2018 and 2017 relate to services rendered by Deloitte & Touche and its affiliates for nuclear decommissioning trust audits, consultations on financial accounting and reporting standards, required agreed-upon procedure reports related to contractual obligations of the Utility and its subsidiaries, advice regarding proposed transactions, advice regarding adoption of new accounting pronouncements, training, and advice concerning internal controls surrounding new applications, systems, or activities.

Tax Fees

Deloitte & Touche and its affiliates provided no services in this category during 2018 and 2017.

All Other Fees

Deloitte & Touche and its affiliates provided no services in this category during 2018 and 2017.

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Obtaining Services from the Independent Auditor

Annual Review and Pre-Approval of Services

For each fiscal year, each Audit Committee approves a list of services that will be obtained during that year by the applicable company and its controlled subsidiaries and affiliates from the independent auditor (including its affiliates). The approved services generally are consistent with the descriptions below:

Category	Description
Audit services	Audit and review of annual and quarterly financial statements, expressing opinions on the conformity of the audited financial statements with generally accepted accounting principles, auditing management’s assessment of the effectiveness of internal control over financial reporting, and services that only the independent auditor reasonably can provide (e.g., comfort letters, statutory and regulatory audits, attest services, consents, assistance with and review of documents filed with the SEC, and assistance with new accounting standards, laws, and regulations).
Audit-related services	Assurance and related services that traditionally are performed by the independent auditor (e.g., agreed-upon procedure reports related to contractual obligations and financing activities, consulting regarding accounting pronouncements, nuclear decommissioning trust audits, and attest services).
Tax services	Advice relating to compliance, tax strategy, tax appeals, and specialized tax issues, all of which also must be permitted under the Sarbanes-Oxley Act.
Non-audit services	None.

The Audit Committees also approve maximum fee amounts for each approved service.

As part of the review process, the Audit Committees assess, among other things, the impact of that service on the independent auditor’s independence.

During 2018, management adopted a policy of retaining D&T, Deloitte Consulting, or their subsidiaries or affiliate (together, “Deloitte”) for non-audit services only if the services (1) do not impair D&T’s independence, in fact or appearance, and are permitted by any rules regarding auditor independence, and (2) when aggregated, total amounts paid per year by the companies to Deloitte for “tax service” and “other services” (non-audit services) will be no more than 20 percent of the expected amounts that the companies will pay to Deloitte for “audit services” and “audit-related services.”

Mid-Year Monitoring and Approval of Additional Services

During the year, management periodically updates each Audit Committee as to the extent to which the approved services have already been provided. The Audit Committees also must approve (1) any proposed new services that were not approved during the annual review, and (2) any increase in authorized fee amounts for previously approved services.

Delegation of Pre-Approval Authority

Each Audit Committee has delegated to its Committee Chair, or to any other independent Committee member if the Chair is not available, the authority to pre-approve services provided by the applicable company’s independent auditor. These pre-approvals must be presented to the full Audit Committee at the next regularly scheduled Committee meeting.

Services Provided During 2018 and 2017

During 2018 and 2017, all services provided by Deloitte & Touche to PG&E Corporation, the Utility, and their consolidated affiliates were approved consistent with the applicable pre-approval procedures.

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Report of the Audit Committees

The Audit Committees (“Committees”) of PG&E Corporation and Pacific Gas and Electric Company are comprised of independent directors and operate under written charters adopted by their respective Boards. The members of the Audit Committees of PG&E Corporation and the Utility are identical. At both PG&E Corporation and the Utility, management is responsible for internal controls and the integrity of the financial reporting process.

The Committees reviewed and discussed the audited consolidated financial statements of PG&E Corporation and the Utility with management and the independent auditor. The Committees also discussed with the independent auditors the matters that are required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301—Communications with Audit Committees.

Deloitte & Touche LLP was the independent auditor for PG&E Corporation and the Utility in 2018. Deloitte & Touche LLP provided to the Committees the written disclosures and letter required by applicable requirements of the PCAOB regarding an independent auditor’s communications with an audit committee concerning independence and non-audit services, and the Committees discussed with Deloitte & Touche LLP that firm’s independence.

Based on the Committees’ review and discussions described above, the Committees recommended to the respective Boards that the audited consolidated financial statements for PG&E Corporation and the Utility be included in the PG&E Corporation and Pacific Gas and Electric Company Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

Audit Committees of the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company

February 19, 2019

Lewis Chew, Chair
Richard C. Kelly
Forrest E. Miller
Eric D. Mullins(1)

(1) The four names listed above reflect the composition of the Audit Committees as of February 19, 2019, the date of this report of the Audit Committees.

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Item No. 4: Advisory Vote on Executive Compensation for PG&E Corporation and Pacific Gas and Electric Company

PG&E Corporation and the Utility each ask their respective shareholders to approve the following:

RESOLVED that the compensation paid for 2018 to the company’s executive officers named in the Summary Compensation Table of this Joint Proxy Statement, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion, is hereby APPROVED.

PG&E Corporation and the Utility each believe that its executive compensation policies and practices for 2018 were effective in tying a significant portion of pay to performance, while providing competitive compensation to attract, retain, and motivate talented executives, and align the interests of our executive officers with those of our shareholders.

In establishing PG&E Corporation’s officer compensation programs for 2018 (which also cover officers of the Utility), the Compensation Committee established three objectives. These objectives, and how these objectives were met for 2018, are discussed in the CD&A, which can be found immediately following this Item No. 4. These objectives are summarized below.

•	A significant portion of every officer’s compensation should be tied directly to PG&E Corporation’s performance, without promoting excessive risk-taking.

With the exception of base salary and perquisites, all elements of 2018 annual officer compensation were tied to corporate operational and/or financial performance and, therefore, provided a direct connection between compensation and performance in the achievement of both key operating results and long-term shareholder value. For Geisha J. Williams, who served as the PG&E Corporation CEO and President during 2018, approximately 89 percent of 2018 target compensation was tied to corporate performance. For the other NEOs, approximately 75 percent of average 2018 target compensation was tied to corporate performance.

The Compensation Committee’s independent general compensation consultant, Pay Governance LLC, advised that for 2018 there were no material issues regarding PG&E Corporation’s and the Utility’s executive compensation programs, and that the design of the companies’ incentive pay plans posed a low risk. As such, incentive plan design posed a low likelihood of incenting employees to engage in behaviors that are likely to have an adverse material impact on the companies.

•	A significant component of officer compensation should be tied to PG&E Corporation’s long-term performance for shareholders, in the form of long-term incentive awards.

The annual long-term incentive awards for 2018 were comprised of 20 percent performance shares using a relative TSR measure, 10 percent performance shares using a safety measure, 5 percent performance shares using a financial measure, 45 percent RSUs, and 20 percent stock options. Performance shares granted in 2018 vest, if at all, at the end of a three-year period, and their value is also tied to the price of PG&E Corporation common stock. In addition, the value of performance shares using a TSR measure is tied to the relative three-year performance of PG&E Corporation common stock price appreciation and dividends paid, as compared to the TSR of companies in the 2018 Performance Comparator Group. RSUs vest over a three-year period, and their value is tied directly to the price of PG&E Corporation common stock. Stock options vest over three years and only have cash value if the price of PG&E Corporation common stock upon exercise exceeds the stock option exercise price.

•	Target cash compensation (base salary and target short-term incentive) should be competitive with the median target cash compensation for comparable officers in the 2018 Pay Comparator Group.

Target cash compensation for 2018 generally was within a range of 15 percent above to 15 percent below the corresponding market median for companies in the 2018 Pay Comparator Group.

This vote is non-binding and is required by Section 14A of the Securities Exchange Act of 1934. PG&E Corporation and the Utility each currently plan to submit this vote to shareholders annually and expect to next submit this matter to shareholders in connection with next year’s annual shareholder meeting. If the shareholders of either company do not approve this proposal, the Compensation Committee and members of management will investigate the reasons for disapproval and will consider those reasons when developing future executive compensation programs, practices, and policies.

The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company Unanimously Recommend a Vote FOR This Proposal to Approve the Compensation of Each Company’s Executive Officers Named in the Summary Compensation Table, as Described in This Joint Proxy Statement.

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Compensation Committee Report

The Compensation Committee of PG&E Corporation is comprised of independent directors and operates under a written charter adopted by the PG&E Corporation Board. The Compensation Committee is responsible for overseeing and establishing officer compensation policies for PG&E Corporation, the Utility, and their subsidiaries.

The Compensation Committee has reviewed and discussed the section of this Joint Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on its review and discussion with management, the Compensation Committee has recommended to the Boards of PG&E Corporation and the Utility that the “Compensation Discussion and Analysis” section be included in this Joint Proxy Statement.

February 19, 2019

Forrest E. Miller, Chair
Richard C. Kelly
Rosendo G. Parra
Barbara L. Rambo(1)

(1) The four names listed above reflect the composition of the Compensation Committee as of February 19, 2019, the date of this Compensation Committee report.

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Compensation Discussion and Analysis

This CD&A describes the companies’ compensation philosophy, executive compensation program, and how the NEOs were compensated in 2018. The CD&A discusses:

1.	Performance and Pay Highlights

2.	Compensation Program Objectives and Competitive Market Review

3.	Risk and Governance Approach

4.	2018 NEO Compensation Structure

5.	2019 NEO Compensation Structure

6.	Committee Conclusion

Detailed information regarding 2018 NEO compensation can be found in the Executive Officer Compensation Information section following this CD&A.

1.	PERFORMANCE AND PAY HIGHLIGHTS

Corporate Performance Overview

Much like 2017, 2018 was an extremely difficult year for PG&E Corporation, the Utility, and our stakeholders with respect to recent wildfires in California. The devastating 2017 and 2018 wildfires impacted our customers and communities on an unprecedented level. PG&E Corporation’s stock price declined in the wake of the October 2017 Northern California wildfires and dropped precipitously after the November 2018 Camp fire. This resulted in steeply negative total shareholder return on a one-, three-, and five-year basis. Although 2018 earnings from operations were above target,1 we have reported a combined $14.0 billion in pre-tax charges related to both the 2018 Camp fire and the 2017 Northern California wildfires for fiscal 2018, with full year GAAP net losses of $6.9 billion. On January 29, 2019, PG&E Corporation and the Utility each voluntarily filed for reorganization under Chapter 11.

The magnitude of our financial challenges are reflected in our executive compensation outcomes for the year. Performance awards tied to 2016-2018 TSR resulted in no payout, outstanding stock options are currently entirely underwater, and unvested restricted stock unit (RSU) grants are worth 38 percent of value as of April 1, 2019. Our Compensation Committee (“Committee”) exercised discretion to reduce 2018 Short-Term Incentive Plan (STIP) payouts to zero, although we performed above target with respect to certain operational and compliance, safety, customer service, and financial goals. Our executives’ realized pay for the year is substantially lower than the value at grant, representing the strong alignment of their interests with those of our shareholders.

As a result of the Chapter 11 Cases, the 2019 executive compensation program may differ significantly from that in prior years. In addition, certain compensation provided to executive officers during the pendency of the Chapter 11 Cases may be subject in certain instances to approval by the Bankruptcy Court. The Committee has been working with its advisors, including WTW, to review the 2019 executive compensation program in an effort to balance the financial situation facing the companies with the need to continue to recruit and retain qualified executives to guide the companies through a period of uncertainty, including the unpredictability of the stock price and the resulting effect on the incentive and retentive value of equity-based awards. In February 2019, the Committee determined that the NEOs will not participate in the 2019 STIP and expects that the companies will continue to evaluate all aspects of the 2019 executive compensation program, including base salary, short- and long-term incentives, and other benefits.

1	PG&E Corporation discloses historical financial results and bases guidance on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for income available for common shareholders presented in accordance with Generally Accepted Accounting Principles (“GAAP”) (see Exhibit A at the end of this CD&A for a reconciliation of results based on earnings from operations to results based on income available for common shareholders in accordance with GAAP).

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We remain committed to providing safe and reliable gas and electric services to our customers. The safety of our employees, our customers, and our communities are of utmost importance to us and we are taking active steps to reduce wildfire risk and assist in rebuilding efforts. As a part of those efforts, we are conducting enhanced inspections of our electric transmission and distribution systems in high fire-threat areas. We recognize the importance of recruiting and retaining talented leaders as we enter this next phase as a company and have announced the appointment of Mr. Johnson as our new Chief Executive Officer and President, with Mr. Johnson expected to enter this role on May 2, 2019. As a result of the Board’s previously announced Board refreshment process, in April 2019 eleven new directors joined two continuing directors on the Board of PG&E Corporation and the Utility, with eight of ten then-incumbent directors stepping down. Mr. Johnson is expected to join the Board of Pacific Gas and Electric Company on May 2, 2019 concurrently with stepping into his role as Chief Executive Officer and President of PG&E Corporation. We believe that these steps position us to continue to improve our safety and operational effectiveness.

Short-Term Performance and Pay

2018 SHORT-TERM INCENTIVE PLAN RESULTS

The STIP is the annual cash incentive plan for executives. Performance is measured against targets previously approved by the Compensation Committee.

Overall safety performance, measured with respect to certain pre-set compliance, employee, and operational safety goals exceeded target. More specifically, performance for the Diablo Canyon Power Plant Reliability and Safety Indicator met the stretch goal for both units. Performance for the Public Safety Index exceeded target through focused effort from the Vegetation Management group and contractors to maintain continuous compliance through numerous quality control and quality assurance audits across the system. Performance for the Asset Records Duration Index exceeded target through increased accountability, work visibility, and focus by the clerical, construction, estimating, and mapping teams. Specifically, increased utilization of real-time reports allowed immediate visibility to orders with issues, so actions could be taken to reduce cycle times. Performance for the Gas In-Line Inspection and Upgrade Index exceeded target through successful completion of medium- and high-risk projects. Performance for the Gas Dig-Ins Reduction measure exceeded stretch goal due to a 3.5 percent decrease in dig-ins with a 13.5 percent increase in volume of Underground Service Alert tickets compared to the same period in 2017. Performance for the Serious Injuries and Fatalities (SIF) Corrective Action Index exceeded target through good performance on timely completion of corrective actions and completed SIF investigation reports.

Customer performance was above stretch goal. Record reliability satisfaction perception and significantly improved pricing satisfaction boosted 2018 performance. Customer focus and customer service satisfaction also significantly improved in 2018 along with several other key survey drivers. Additionally, the Utility met estimating and construction cycle time targets approximately 91 percent of the time due to a focus by the Restoration & Construction teams to prioritize schedules based on customers’ needs.

Financial performance as measured by earnings from operations exceeded the year-end target, primarily driven by the expected cost recovery of insurance premiums above amounts included in authorized revenues as a result of the CPUC authorizing a Wildfire Expense Memorandum Account, and tax favorability associated with the 2017 tax return, partially offset by higher emergency and restoration costs.

Overall company STIP results resulted in a final company performance score of 1.601.

After reviewing overall company performance in light of the devastating 2018 Camp fire, the hardships incurred by communities and others, and the companies’ financial circumstances including the need to seek relief under Chapter 11, management recommended that the Committee exercise its discretion and reduce the company performance score to zero. The Committee and Boards accepted the recommendation and no 2018 STIP awards were paid.

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Long-Term Performance and Pay

Our equity-based incentive plan is designed to link executive performance to long-term shareholder returns. Awards consist of (1) performance shares which cliff-vest following a three-year performance period, (2) RSUs with time-based vesting, and (3) stock options with time-based vesting.

2016 Performance Share Result - TSR

Fifty percent of long-term incentive plan (“LTIP”) awards granted in 2016 were allocated to performance shares with the payout determined by comparing PG&E Corporation’s TSR to that of the companies in its 2016 Performance Comparator Group. PG&E Corporation’s TSR ranked below all companies in the 2016 Performance Comparator Group for the three-year period from 2016 to 2018, resulting in no payout in 2019 with respect to these performance shares.

TOTAL SHAREHOLDER RETURN (TSR) PERFORMANCE
AS OF DECEMBER 31, 2018

2016 Performance Share Result – Safety and Affordability

Ten percent of LTIP awards granted in 2016 were allocated to performance shares with the payout determined by measuring performance against equally-weighted safety and affordability goals. Safety performance, as measured by the 2016 through 2018 Lost Workday Case Rate, was below the threshold target. Affordability, as measured by three-year efficiency gains versus a $100 million target, achieved a 2.0 score. The overall result was a 100 percent payout in 2019 for these performance shares, which represented 10 percent of the total target LTIP grant value for 2016.

2016-2018 SAFETY AND AFFORDABILITY RESULTS

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CEO Realizable Compensation

The Compensation Committee believes that analyzing realizable pay is important in understanding the relationship between the targeted compensation that was approved for the CEO of PG&E Corporation and the compensation that was actually earned, or may still be earned, based on company performance.

For the past three years in aggregate, CEO realizable pay was 48 percent of target. Target compensation for each year includes salary, non-equity incentives at target, the value of stock awards granted (at grant date fair market value), change in pension value, and all other compensation.

Realizable compensation for each year includes salary, non-equity incentives earned, the value of stock awards (using the December 31, 2018 stock price for vested awards or, for outstanding unvested awards, the expected value at vesting based on the December 31, 2018 stock price), change in pension value, and all other compensation. Based on the significant reduction in TSR following 2017 and 2018 catastrophic wildfire events, no payouts are assumed for performance shares granted in 2017 and 2018 using a TSR measure. Target payouts are assumed for performance shares granted in 2017 and 2018 using safety and affordability or financial goals.

Effective March 1, 2017, Ms. Williams replaced Anthony F. Earley, Jr. as CEO of PG&E Corporation. The following chart presents Mr. Earley’s compensation for 2016 and Ms. Williams’ compensation for 2017 and 2018.

CEO TARGET AND REALIZABLE COMPENSATION
(2016 - 2018) IN $ MILLIONS

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2.	COMPENSATION PROGRAM OBJECTIVES, PROCESS, AND COMPETITIVE MARKET REVIEW

2018 Officer Compensation Program Objectives

The Compensation Committee established PG&E Corporation’s officer compensation program for 2018 to meet three primary objectives:

•	Performance-Based Pay—A significant portion of total compensation is at risk based on PG&E Corporation and individual performance. Short- and long-term incentives reflect safety, customer, operational, and financial goals, and long-term shareholder returns, without promoting excessive risk-taking.

•	Shareholder Alignment—A significant component of every officer’s compensation is tied directly to PG&E Corporation’s performance for shareholders. Performance is defined as TSR, measured by stock price appreciation and dividends paid, relative to companies in the Performance Comparator Group.

•	Market-Competitive Compensation Levels—Target cash compensation (base salary and short-term incentive) should be competitive with the median target cash compensation for comparable officers in the Pay Comparator Group.

PG&E Corporation’s and the Utility’s 2018 compensation policies and practices described below and elsewhere in this Proxy Statement are designed to meet these objectives. These objectives for 2018 were largely unchanged from 2017.

The Committee also considers shareholder advisory votes as part of its review of executive compensation programs and practices. In May 2018, PG&E Corporation’s and the Utility’s shareholders approved the companies’ NEO compensation for 2017 with votes of 94.9 percent and 99.9 percent, respectively. The Committee considered these results and, given the level of shareholder support, made no material changes to compensation policies in 2018.

Executive Officer Compensation-Setting Process

The executive officer compensation setting process for 2018 was consistent with that in prior years. Each year, the independent members of the applicable Board, based on the Compensation Committee’s advice and recommendation, approve the amounts of total target compensation for the CEO of PG&E Corporation and the CEO of the Utility (or, if the Utility CEO office is not filled, the Utility President or equivalent). Such approvals are made following a review of comparative data, advice from the Committee’s independent compensation consultant, and an assessment of individual performance, objectives, and scope of responsibilities. The Committee also approves the amounts of total target compensation for all other executive officers based upon a review of comparative data, advice from its independent compensation consultant, and recommendations from the Corporation CEO and the Utility CEO (or, if the Utility CEO office is not filled, the Utility President or equivalent), as applicable. The Committee uses comparative data throughout the year to set the total target compensation of new executive officers. The Committee also reviews other benefits provided to executive officers.

The PG&E Corporation Board has delegated to the Compensation Committee the authority to administer the 2014 LTIP, under which equity-based awards have been made. In addition, the Corporation Board has delegated to the Corporation CEO the authority to grant LTIP awards to certain eligible participants within the guidelines adopted by the Committee.

The PG&E Corporation CEO and the Utility CEO (or, if the Utility CEO office is not filled, the Utility President or equivalent) generally attend a portion of each Compensation Committee meeting but excuse themselves from the Committee’s deliberations or decisions with respect to their own pay. At the Committee’s request, the Corporation CEO and the Utility CEO (or, if the Utility CEO office is not filled, the Utility President or equivalent) review with the Committee the performance of the other NEOs. The Corporation CEO and the Utility CEO (or, if the Utility CEO office is not filled, the Utility President or equivalent), as applicable, also recommend adjustments, if any, in base pay, annual incentive awards, and LTIP awards for the other NEOs.

These recommendations are given appropriate weight by the Committee in the compensation-setting process, given each CEO’s and President’s direct knowledge of the performance and contributions of each NEO. The Committee may exercise its discretion to accept, reject, or modify their recommendations based on the Committee members’ collective assessment of the NEOs’ performance and pay position relative to the peer group, as well as PG&E Corporation’s overall financial and operating performance and other factors that the Committee deems appropriate.

The Compensation Committee may delegate its authority with respect to ministerial matters under the 2014 LTIP to the PG&E Corporation CEO or the PG&E Corporation Senior Vice President, Human Resources.

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The PG&E Corporation Board has delegated to the Corporation CEO the authority to approve compensation, within guidelines approved by the Compensation Committee, to lower-level officers—excluding Section 16 Officers—and to non-officer employees. With respect to equity awards, such Committee-approved guidelines include the LTIP annual award value ranges for different categories of employees, an aggregate cap on the value of awards for any given year, and the terms and conditions of all LTIP awards to be made during the year. The guidelines also specify the grant date for annual LTIP awards. Actual awards are made within the range of target LTIP values previously approved by the Committee.

Consultants and Advisers

The Compensation Committee retains independent compensation consultants to advise the Committee on compensation programs and practices, including pay levels for non-employee directors and for officers.

For establishing 2018 compensation, the Compensation Committee retained Pay Governance LLC (“Pay Governance”) as its independent consultant for general compensation issues. Neither Pay Governance nor any of its affiliates provided any services to management of PG&E Corporation, the Utility, or their affiliates, although Pay Governance has maintained a working relationship with management in order to fulfill Pay Governance’s primary role as adviser to the Compensation Committee. Pay Governance is a nationally recognized independent firm providing consulting assistance to corporations to develop compensation programs for senior executives, key employees, and boards of directors. Pay Governance was first selected as the Compensation Committee’s independent consultant in September 2014, following the Committee’s review of numerous candidate firms.

During 2018, Pay Governance advised the Compensation Committee on the following matters:

•	Non-employee director compensation,

•	Executive compensation competitive market,

•	Executive compensation emerging trends and best practices,

•	Shareholder advisory firms’ pay and performance analyses,

•	Compensation risk analysis,

•	Proxy statement disclosures relating to compensation,

•	Severance and change-in-control practices and policies,

•	Corporate governance best practices relating to compensation, and

•	Compensation matters relating to CEO transition.

In late 2018, the companies retained Willis Towers Watson (“WTW”) as an independent consultant for the discrete, targeted purpose of advising the Compensation Committee, the Boards of Directors, and management with respect to incentive plans, retention plans, and non-employee director compensation for companies undergoing financial restructurings. WTW received $150,000 in fees during 2018 for such services. WTW also has historically provided the companies with customary actuarial and consulting services with respect to employee compensation and benefit plan administration. WTW received $2.3 million for such services during 2018. The WTW representatives who work on the targeted executive and director compensation issues for the companies have no relationships with PG&E Corporation’s and the Utility’s Board members and executive management (other than through the provisions of such targeted consulting services) and are independent of the WTW team working on ordinary course matters for the companies. Compensation that would be received by the WTW executive and director compensation team is not directly tied to the other fees paid to WTW by PG&E Corporation and the Utility.

The Compensation Committee determined that no conflicts of interest were raised by the work of Pay Governance or WTW during 2018.

The Compensation Committee also has discretion to engage other compensation consultants, as well as legal counsel and other advisers, although it did not do so during 2018. The Committee will consider any advisers’ and consultants’ independence, and whether the work of any compensation consultants will raise any conflict of interest. PG&E Corporation pays the reasonable compensation costs for any such advisers and consultants.

Management also may retain compensation consultants to assist management and the Compensation Committee in connection with compensation matters.

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2018 NEO Compensation Competitive Market Review

For 2018, the Compensation Committee used a Pay Comparator Group of publicly traded gas and electric utilities to evaluate market practice and assess PG&E Corporation’s and the Utility’s competitive pay position, supplemented by data for the broader energy services sector or general industry, as appropriate. All elements of NEO total direct pay (base pay and short- and long-term incentive targets) were compared individually and in aggregate to the applicable benchmark data.

The Committee does not adhere strictly to formulas or survey data to determine the actual mix and amounts of compensation. The Committee considers various additional factors, including each NEO’s scope of responsibility and organizational impact, experience, and performance, as well as PG&E Corporation’s and the Utility’s overall safety, operating, and financial results. This flexibility is important in supporting the overall pay-for-performance philosophy and in meeting the Committee’s objectives of attracting, retaining, and motivating a talented executive leadership team.

In setting 2018 compensation levels, base pay and short-term incentive targets were aligned with the market median.

Target annual LTIP award values for 2018 reflect long-term incentive award trends of the market. Specifically, performance share awards using a TSR metric are designed to (1) provide payouts commensurate with PG&E Corporation’s TSR performance as compared to the 2018 Performance Comparator Group, and (2) deliver long-term incentive compensation at approximately the 60th percentile level of the 2018 Pay Comparator Group, upon achievement of 60th percentile TSR performance as compared to the 2018 Performance Comparator Group. If the Corporation’s TSR performance is at the median level of the 2018 Performance Comparator Group, participants will realize a payout below target award values. Actual amounts realized by NEOs depend on the Corporation’s performance, as measured by stock price and relative TSR performance as compared to the 2018 Performance Comparator Group and by actual safety and financial performance as compared to established targets. Stock options only have value if the price of PG&E Corporation common stock upon exercise exceeds the stock option strike price.

Pay Comparator Group

For 2018, the Pay Comparator Group used to benchmark compensation elements consisted of all companies listed in the Philadelphia Utility Index, with two replacements. Sempra Energy and WEC Energy Group, Inc. were used as comparators in place of American Water Works, due to its dissimilar business model, and El Paso Electric because, with annual revenues under $1 billion, it is too small to be a reasonable comparator. The Philadelphia Utility Index, which is administered by NASDAQ, consists of a group of 20 companies (including PG&E Corporation) that are selected by NASDAQ based on having a primary business in the electric utility sector and meeting minimum market capitalization criteria.

A total of 19 companies were included in the 2018 Pay Comparator Group.

AES Corporation Ameren Corporation American Electric Power Company, Inc. CenterPoint Energy, Inc. Consolidated Edison, Inc. Dominion Resources, Inc. DTE Energy Company	Duke Energy Corporation Edison International Entergy Corporation Eversource Energy Exelon Corporation FirstEnergy Corp. NextEra Energy, Inc.	Public Service Enterprise Group Sempra Energy Southern Company WEC Energy Group, Inc. Xcel Energy Inc.

In addition, supplemental data for the broader energy services segment, adjusted for PG&E Corporation’s revenues, was provided by WTW from its proprietary Energy Services executive compensation survey, which includes information from over 100 energy services companies. Due to the proprietary nature of the data, WTW did not disclose the companies matching individual benchmark positions.

Performance Comparator Group

Each year, PG&E Corporation and the Utility also identify a Performance Comparator Group that is used only for evaluating PG&E Corporation’s relative TSR performance to determine payouts for LTIP performance shares. In determining the composition of the Performance Comparator Group for 2018, the Compensation Committee decided that the Performance Comparator Group will include companies (1) that are categorized consistently by the investment community as “regulated,” as opposed to “less regulated,” based on analysis of revenue sources (i.e., the companies have business models similar to the Corporation and the Utility), and (2) that have a market capitalization of at least $4 billion. The Committee first selected companies listed on the Philadelphia Utility Index that meet these criteria and then selected additional companies that also meet these criteria. A total of 15 companies were included in the Performance Comparator Group for performance shares granted in 2018.

Alliant Energy Corporation	DTE Energy Company	Pinnacle West Capital Corporation
Ameren Corporation	Duke Energy Corporation	SCANA Corporation
American Electric Power Company, Inc.	Edison International	Southern Company
CMS Energy Corporation	Eversource Energy	WEC Energy Group, Inc.
Consolidated Edison, Inc.	NiSource Inc.	Xcel Energy Inc.

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3.	RISK AND GOVERNANCE APPROACH

The companies’ compensation programs emphasize sound governance practices. Our executive compensation practices, as aligned with best practices, include:

Our Compensation Practices	NOT Our Compensation Practices
Pay for Performance. A majority of compensation is “at risk” and linked to shareholder interests.	No Unearned Dividends Paid. No dividends or dividend equivalents are paid on unvested equity awards.
Shareholder Outreach. Discussions with key institutional investors on a regular basis.	No Repricing of Options and Stock Appreciation Rights. Repricing requires shareholder approval.
Clawback Policy. Clawback policy with a three-year reach-back triggered by (1) financial restatement, (2) material miscalculation of performance measure, or (3) fraud or misconduct resulting in material financial or reputational harm to either company. Revised February 2018 and February 2019.	No Tax Gross-Ups. No tax gross-ups are provided, except for limited programs generally available to all management employees.
Double Trigger. Change-in-control severance requires a “double trigger.”	No Hedging or Pledging. Policy restricts hedging and pledging of either company’s stock.
Realizable Pay. The Compensation Committee reviews tally sheets and considers realizable pay	No Additional Service Credit. Policy against granting additional credited service under the Supplemental Executive Retirement Plan.
Limited Severance Benefits. Benefits are limited to one times base salary plus target STIP bonus, pro-rata vesting of performance shares, and one-year continued vesting of RSUs and options.
Compensation Consultant. The Compensation Committee engages an independent consultant and has a policy concerning independence.
Ownership Guidelines. Share ownership and retention requirements (6X base salary for the CEO; 1.5X to 3X for other NEOs, except Mr. Thomason).

Executive Stock Ownership Guidelines

The 2010 Executive Stock Ownership Guidelines are designed to encourage senior executive officers to achieve and maintain a minimum investment in PG&E Corporation common stock at levels set by the Compensation Committee, and to further align executive interests with those of PG&E Corporation’s shareholders. Executive stock ownership guidelines are increasingly viewed as an important element of a company’s governance policies.

For NEOs in 2018, the stock ownership target for Ms. Williams was six times base salary, the target for Messrs. Malnight, Wells, and Simon was three times base salary, and the target for Messrs. Soto and Hogan was one and one-half times base salary. Mr. Thomason is not subject to stock ownership guidelines. Prior to his retirement, the stock ownership target for Mr. Stavropoulos was three times base salary.

Until an executive meets the applicable stock ownership guideline, he or she must retain 50 percent of the net shares realized from the vesting of RSUs or stock units (including performance shares), after accounting for tax withholding. For calculating compliance with the guidelines, unvested RSUs and unvested stock units are not considered, except in the case of RSUs after a participant is retirement-eligible (as defined in the applicable award agreement).

Clawback Policy

In February 2018, and again in February 2019, the Compensation Committee approved changes to the Clawback Policy, broadening the scope of events to which recoupment applies, including events not predicated on a restatement. The policy now provides the Committee and Boards with the discretion to seek recoupment of payments made to a Section 16 Officer under the following circumstances:

•	if either company restates financial statements that were filed with the SEC for any of the past three completed fiscal years, or

•	if during any of the past three completed fiscal years a material miscalculation occurred with respect to the amount of any payment made to an individual who was a Section 16 Officer, or

•	if any individual in the past three fiscal years engaged in fraud or other misconduct, and such fraud or misconduct caused material financial or reputational harm to either company.

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Compensation Risk Analysis

Pay Governance assists PG&E Corporation and the Utility with a review of the design of the companies’ incentive plans relative to general compensation plan risk factors. The companies reviewed the overall compensation pay structure, the overall mix of compensation vehicles, the structure of the incentive plans, other company pay plans, and governance for oversight of program design and administration. With respect to incentive plan structure, the companies specifically examined target and maximum compensation payable from each plan, the nature and mix of performance measures, the governance structure, the risk of earnings manipulation posed by the incentive structure, and the extent to which the NEO pay program rewards short-term decisions at the risk of long-term performance. The companies also generally considered other compensation policies (such as clawback and anti-hedging policies), other compensation plans relating to severance and change-in-control benefits, and compensation governance.

For 2018, Pay Governance concluded that there were no material issues regarding the companies’ executive pay programs, and that the design of the companies’ incentive pay plans has, overall, a low-risk profile.

To further ensure appropriate incentive metrics, the Compensation Committee also receives advice from the Safety and Nuclear Oversight Committees regarding appropriate safety and operational incentive measures.

Based on the foregoing, PG&E Corporation and the Utility concluded that the risks arising from the companies’ overall compensation policies and practices are not reasonably likely to have a material adverse effect on either the Corporation or the Utility.

Tax Deductibility

With the passage of the Tax Cuts and Jobs Act of 2017, section 162(m) of the Internal Revenue Code no longer permits companies to deduct certain qualified performance-based executive compensation. As a result, in establishing compensation for 2018, the Committee no longer considered the tax deductibility limitations imposed by section 162(m).

Despite the new limits on the deductibility of performance-based compensation, the Committee continues to believe that a significant portion of NEO compensation should be tied to company performance.

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4.	2018 COMPENSATION STRUCTURE

Named Executive Officers

Named Executive Officers of PG&E Corporation for 2018 (positions as of December 31, 2018)

•	Geisha J. Williams—CEO and President, PG&E Corporation
•	Jason P. Wells—Senior Vice President and Chief Financial Officer, PG&E Corporation
•	John R. Simon—Executive Vice President and General Counsel, PG&E Corporation
•	Jesus Soto, Jr.—Senior Vice President, Gas Operations, Pacific Gas and Electric Company
•	Steven Malnight—Senior Vice President, Energy Supply and Policy, Pacific Gas and Electric Company
•	Nickolas Stavropoulos—Special Advisor, Pacific Gas and Electric Company (previously President and COO, Pacific Gas and Electric Company through August 31, 2018; employment ended September 30, 2018)

Named Executive Officers of Pacific Gas and Electric Company for 2018 (positions as of December 31, 2018)

Ms. Williams and Messrs. Wells, Simon, Soto, Malnight, and Stavropoulos are considered NEOs of the Utility. The other NEOs of the Utility for 2018 are:

•	Patrick Hogan—Senior Vice President, Electric Operations, Pacific Gas and Electric Company
•	David S. Thomason—Vice President, Chief Financial Officer and Controller, Pacific Gas and Electric Company

As of December 31, 2018, three individuals concurrently served as PEOs of the Utility: Patrick Hogan, Steven Malnight, and Jesus Soto.

2018 Officer Compensation Program

NEOs received the following types of compensation during 2018.

Type	Component	Key Elements
Cash	Base Salary	•	Determined annually, though merit increase adjustments, or lump sum in lieu of an adjustment, may be made mid-year.
	Short-Term Incentive	•	Based on corporate performance against pre-established operational and performance goals that are set annually.
		•	The Boards and the Compensation Committee have discretion to adjust payments (e.g., for external factors or individual performance) and to reduce awards to zero.
Equity	RSUs	•	Generally have a three-year vesting period (one-third at the end of each year) while employed or after retirement.
	Performance Shares	•	Generally vest after a three-year performance period (while employed or after retirement).
		•	Payout is based on TSR relative to 15 peer companies selected by the Compensation Committee and achievement of safety and financial goals.
	Stock Options	•	Generally have a three-year vesting period (one-third at the end of each year) while employed or after retirement.
		•	Exercise price based on closing price of PG&E Corporation common stock on grant date.

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Type	Component	Key Elements
Post-Employment	Pension	•	NEOs receive benefits based on their base pay and number of years of service, subject to limits imposed by the Internal Revenue Service.
		•	Vested benefits are payable at the later of age 55 or separation from service.
		•	Benefits may be reduced unless at least 35 years of service or age 65.
	Supplemental Pension	•	Eligible NEOs receive benefits based on their base pay plus short-term incentive, and the number of years of service.
		•	Benefits may be reduced unless at least 35 years of service or age 65, at time of separation, and are reduced by amounts payable from the tax-qualified pension plan.
		•	Vested benefits are payable at the later of age 55 or separation from service.
	Deferred Compensation	•	Officers elected after December 31, 2012 (Messrs. Hogan and Thomason) participate in the Defined Contribution Executive Supplemental Retirement Plan (DC-ESRP) rather than the supplemental pension plan described above.
		•	For eligible NEOs, each time salary or STIP is paid, the company credits the participant’s non-qualified deferred compensation account with an amount equal to 7 percent of the payment.
		•	DC-ESRP account balances, including earnings, are distributed to the participant in up to 10 annual installments following the end of employment.
Other	Perquisites	•	Limited perquisites include safety- and security-based car transportation services for the PG&E Corporation CEO and the Utility President; on-site parking; executive health services; partial subsidy of financial services; accidental death and dismemberment insurance; and other de minimis perquisites provided under a pre-approved perquisite policy.
		•	Lump-sum annual cash stipend paid in lieu of providing broader perquisite benefits.
		•	Also may include the following items that are available to other management employees: health club fee reimbursement and relocation services.

The following charts illustrate the percentage of target 2018 compensation allocated to base salary plus cash perquisite allowance, short-term incentives, and long-term incentives for the PG&E Corporation CEO and for the other NEOs on average. (Short-term incentives are shown at target payout levels, and long-term equity incentives are shown at 100 percent payout.)

For 2018, the Compensation Committee believes that these proportions of base salary relative to target short-term and long-term incentives provided the right mix to attract, retain, and motivate officers with the necessary skills and experience for the development and successful operation of PG&E Corporation’s and the Utility’s businesses. They also provided a direct connection between compensation and performance in both the achievement of key operating results and long-term shareholder value, as more fully described below.

A greater portion of the PG&E Corporation CEO’s 2018 target compensation is tied to the long-term performance of PG&E Corporation, which the Committee believes is appropriate given the CEO’s role.

Compensation paid to the NEOs was consistent with the types and forms of compensation provided during 2018 to all executive officers of the companies.

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Components of 2018 Officer Compensation – Cash

Base Salary

For NEO compensation, the base salary component falls within a range of 10 percent to 40 percent of target total compensation, depending on officer level.

This is consistent with the Compensation Committee’s objective of tying a significant portion of every NEO’s compensation directly to PG&E Corporation’s performance for shareholders through short-term and long-term incentives.

For 2018, the Committee approved a base salary increase budget of 3.25 percent. The comparative data indicated that the companies in the Pay Comparator Group expected to provide officers a 3.20 percent average salary increase in 2018.

In the case of NEOs, the base salary at PG&E Corporation and the Utility are targeted to be within a range of between 15 percent above and 15 percent below (the “15 percent band”) the median base salary of the appropriate benchmark position. The Committee believes that this level of comparability to the market is appropriate and consistent with its pay philosophy of taking into consideration factors other than market data in establishing individual pay levels, while delivering cash compensation that is competitive with the market.

Short-Term Incentives

The STIP is an at-risk component of pay. NEOs and other eligible employees may earn annual performance-based cash incentive compensation under the STIP based on achievement of financial and operational goals approved by the Committee and an individual executive’s achievements for the year. The Committee retains complete discretion to determine and pay all STIP awards to NEOs and other eligible employees. This includes discretion to reduce the final score on any and all measures downward to zero.

2018 STIP Structure and Results

For 2018, the Committee adopted a STIP structure that continued PG&E Corporation’s and the Utility’s focus on improving public and employee and contractor safety and customer satisfaction. The weights of the components – Safety, Customer Satisfaction, and Financial – were unchanged from 2017 at 50 percent, 25 percent, and 25 percent, respectively.

The Safety component was structured to provide a strong focus on the safety of employees, customers, and communities. It was made up of five subcomponents: (1) Nuclear Operations Safety, (2) Electric Operations Safety, (3) Electric and Gas Operations Safety, (4) Gas Operations Safety, and (5) Employee Safety. Three new safety measures were added for 2018 – Public Safety Index with a weight of 10 percent, Asset Mapping Duration Index with a weight of 10 percent, and Safe Driving Rate with a weight of 5 percent.

The Customer Satisfaction measures were designed to incent employees to be more responsive to customers’ needs. One new customer satisfaction measure was added for 2018 – Customer Connection Cycle Time with a weight of 10 percent.

As in prior years, corporate financial performance was measured by PG&E Corporation’s actual earnings from operations compared to budget.

Each STIP measure has a threshold, target, and maximum level of performance used to arrive at a score ranging from zero to 2.0 for that measure. Performance below the minimum performance level, or threshold, results in a zero score. Performance at the threshold results in a STIP score of 0.5. Target performance results in a STIP score of 1.0, and performance at or above the maximum established level results in a score of 2.0. A score of 1.0 provides 100 percent of an executive’s target payout. Performance at the threshold and maximum levels delivers 50 percent and 200 percent of targeted payout, respectively. Linear interpolation is used to determine scores for performance between threshold and target, and between target and maximum.

The STIP overall performance score is the sum of the weighted cumulative average scores for performance on each of the STIP measures.

An NEO’s final STIP score also may be increased or decreased by an individual performance modifier, which can range from 0 percent to 150 percent. The individual performance modifier is determined by the Committee based upon the PG&E Corporation CEO’s assessment of an executive’s performance, or the applicable Board’s assessment in the case of the CEO’s or the Utility President’s (or equivalent officer’s) performance, for the year.

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For 2018, the measures and related weightings, thresholds, targets, maximums, and results for calculating the STIP performance score were as follows:

2018 STIP Measures	Weight	Threshold	Target	Maximum	Result	Score	Weighted Average Score
SAFETY COMPONENT (50%)
Nuclear Operations Safety
Diablo Canyon Power Plant Reliability and Safety Indicator
Unit 1 Reliability and Safety Indicator	2.5%	85.3	96.4	100.0	100.0	2.000	0.050
Unit 2 Reliability and Safety Indicator	2.5%	85.3	87.6	90.0	90.0	2.000	0.050
Electric Operations Safety
Public Safety Index	10%	0.5	1.0	2.0	1.9	1.888	0.189
Gas and Electric Operations Safety
Asset Records Duration Index	10%	0.5	1.0	2.0	1.3	1.268	0.127
Gas Operations Safety
Gas In-Line Inspection and Upgrade Index	5%	0.5	1.0	2.0	1.5	1.483	0.074
Gas Dig-ins Reduction	5%	2.0	1.91	1.8	1.6	2.000	0.100

Employee Safety
Serious Injuries and Fatalities (SIF) Corrective Action Index	10%	0.5	1.0	2.0	1.6	1.600	0.160
Safe Driving Rate	5%	6.7	6.5	6.1	no results	0.000	0.000

CUSTOMER SATISFACTION COMPONENT (25%)
Customer Satisfaction Score	15%	74.0	75.0	76.5	77.3	2.000	0.300
Customer Connection Cycle Time	10%	15	10	8	6	2.000	0.200

FINANCIAL COMPONENT (25%)
Earnings from Operations (EFO) (in millions)	25%	95% of Budget	$1,976 (Budget)	105% of Budget	$2,016	1.404	0.351
	100%						1.601

The measures in the foregoing table are defined below.

Diablo Canyon Power Plant Reliability and Safety Indicator—Year-end score for the Utility’s Diablo Canyon Power Plant Units 1 and 2 based on 11 performance indicators developed by the nuclear industry for nuclear power generation.

Public Safety Index—A weighted index of three programs that evaluate compliance in the CPUC High Fire-Threat District (HFTD).

Asset Records Duration Index—An equally-weighted index comprised of Gas and Electric Asset Record Duration Indices tracking the average number of days to complete the as-built process of capital and expense jobs.

Gas In-Line Inspection and Upgrade Index—Index measuring the Utility’s ability to complete planned in-line inspections and pipeline retrofit projects.

Gas Dig-ins Reduction—Number of third-party dig-ins to the Utility’s gas assets per 1,000 Underground Service Alert tickets.

Serious Injuries and Fatalities (SIF) Corrective Action Index—Index measuring two equally-weighted measures of response to SIF events: (1) Quality of Corrective Actions, and (2) Timely Completion of Corrective Actions.

Safe Driving Rate—The total number of Vehicle Safety Technology (VST) in-vehicle performance monitor alerts for hard braking and hard acceleration per thousand miles driven.

Customer Satisfaction Score—Overall satisfaction of customers with the products and services offered by the Utility, as measured through an ongoing survey.

Customer Connection Cycle Time—The 12-month average Service Planning and Construction cycle time for electric residential Express Connections New Business Work requested by Utility customers.

Earnings from Operations (EFO)—PG&E Corporation’s actual earnings from operations, excluding items impacting comparability compared to budget. The measurement is non-GAAP. Please see Exhibit A for a reconciliation of PG&E Corporation’s earnings from operations to income available for common shareholders in accordance with GAAP.

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Individual Awards Determination

STIP cash awards to NEOs are calculated as follows:

1.	Determine the executive’s individual STIP target, which is the NEO’s base salary earned during the year multiplied by the individual’s STIP participation rate.

2.	Calculate the overall enterprise-wide STIP performance score, which can range from 0 to 2.0 and is calculated based on final results compared to the threshold, target, and maximum of each weighted measure.

3.	Multiply the STIP target by the performance score to determine the calculated company award.

4.	Multiply the calculated company award by the NEO’s individual performance modifier.

5.	The Committee (and the independent members of the PG&E Corporation and Utility Boards of Directors in the case of the CEO and any President (or equivalent) of the respective companies) approves all final awards and has discretion to adjust all STIP awards.

For 2018, the Committee approved NEO participation rates that ranged from 45 percent to 130 percent of base salary (the 130 percent participation rate applies only to the PG&E Corporation CEO). This range is within the 15 percent band of the Pay Comparator Group’s median annual incentive participation rates.

For 2018, the Committee and the independent members of each of the PG&E Corporation and Utility Boards of Directors exercised their discretion to adjust awards for NEOs and the PG&E Corporation CEO and Pacific Gas and Electric Company principal executive officers, setting the company score to zero. No STIP awards were paid to NEOs for 2018.

Long-Term Incentives

Long-Term Incentive Awards Granted in 2018

LTIP awards (both annual and mid-year) are granted consistent with the PG&E Corporation Equity Grant Date Policy (see discussion below under “Equity Grant Dates”).

Award Type/Measure	Weight
Performance Shares	35%
Total Shareholder Return (20%)
Safety: Serious Injuries and Fatalities (SIF)
Effectiveness of Corrective Actions (10%)
Financial: Earnings from Operations (5%)
Nonqualified Stock Options – Time Based Vesting	20%
Restricted Stock Units – Time Based Vesting	45%

In February 2018, the Compensation Committee (and the independent members of the PG&E Corporation Board in the case of Ms. Williams, and the independent members of the Utility Board in the case of Mr. Stavropoulos) approved annual LTIP awards for 2018, which were granted in May 2018.

Target annual LTIP award values for 2018 for the NEOs were determined based on competitive market data, internal equity considerations, and advice from Pay Governance. The annual LTIP awards for 2018 granted to the NEOs were comprised of 35 percent performance shares using relative TSR, safety, and financial measures, 20 percent nonqualified stock options, and 45 percent RSUs.

For 2018, the Committee believes that this allocation of performance shares, stock options and RSUs closely aligned NEO compensation with long-term PG&E Corporation performance and shareholder value. Because performance shares, stock options and RSUs each vest over a three-year period and increase or decrease in value depending on the performance of PG&E Corporation common stock, these awards are at risk based on corporate performance, and align the interests of NEOs with performance for shareholders.

Additional details regarding performance shares, stock options and RSUs are provided below.

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Performance Shares – TSR

Performance shares are hypothetical shares of PG&E Corporation common stock tied directly to PG&E Corporation’s performance for shareholders, and generally vest only at the end of a three-year performance period.

The number of performance shares with a TSR measure granted in May 2018 to each NEO was determined by multiplying 35 percent of the NEO’s actual annual LTIP award value for 2018 by 20 percent and dividing the result by the grant date fair value of a performance share as determined by a Monte Carlo simulation.

Performance shares with a TSR measure granted in May 2018 will vest, if at all, following completion of the three-year performance period starting January 1, 2018 and ending December 31, 2020 and upon certification of performance results by the Compensation Committee, which will occur no later than March 14, 2021. The payout value of any vested performance shares will be based on PG&E Corporation’s TSR relative to the 2018 Performance Comparator Group for the period. The payment for performance shares will be in the form of stock and will be calculated by multiplying (1) the number of vested performance shares by (2) a payout factor based on the Corporation’s relative TSR performance compared to the Performance Comparator Group.

As shown in the following 2018 Performance Share Payout Scale, payouts of performance shares are linked to PG&E Corporation’s TSR performance compared to the Performance Comparator Group. 60th percentile performance is required for a 100 percent payout.

2018 PERFORMANCE SHARE PAYOUT SCALE NUMBER OF COMPARATOR COMPANIES IN TOTAL = 15

Peer Company Rank	Company Performance Percentile	Rounded Payout
1	100	200%
2	93	200%
Maximum	90	200%
3	87	189%
4	80	167%
5	73	144%
6	67	122%
7 and Target	60	100%
8	53	86%
9	47	71%
10	40	57%
11	33	43%
12	27	29%
Threshold	25	25%
13	20	0%
14	13	0%
15	7	0%

Interpolation will be used if PG&E Corporation’s TSR performance does not fall directly on one of the listed performance percentiles.

Performance Shares – Safety and Financial

The number of performance shares with safety and financial measures granted in March 2018 to each NEO was determined by multiplying 35 percent of the NEO’s actual annual LTIP award value for 2018 by 15 percent and dividing the result by the closing price of a share of PG&E Corporation common stock on March 1, 2018.

Performance shares with safety and financial measures granted in March 2018 will vest, if at all, following completion of the three-year performance period starting January 1, 2018 and ending December 31, 2020 and upon certification of quantifiable performance results by the Compensation Committee, which will occur no later than March 14, 2021. The measures were designed to provide a direct focus on long-term safety and financial goals. The payout value of any vested performance shares will be based on achievement of safety and financial goals. The safety measure measures the total number of repeat SIF actual or potential injury or near-hit events per 200,000 hours worked. The financial measure compares Earnings from Operations (EFO) per share in 2018, 2019, and 2020 to the mid-point of the guidance range for each year. In the event that guidance is not issued until after February of the target year, the target will be set based on the Board-approved EFO forecast for the year. Awards pay out at 25 percent for threshold (95 percent of mid-point) performance, 100 percent for target (mid-point) performance, and 200 percent for maximum (105 percent of mid-point) performance. Interpolation will be used if results do not fall directly on the minimum, target, or maximum goal. The payment for performance shares will be in the form of stock and will be calculated by multiplying (1) the number of vested performance shares by (2) a payout factor based on achievement of performance goals.

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Restricted Stock Units

RSUs are hypothetical shares of stock that are settled in an equal number of shares of PG&E Corporation common stock, and generally vest only if the officer remains employed over the vesting period. Because the value of RSUs varies with the price of PG&E Corporation common stock, RSUs align officers’ interests with those of shareholders (i.e., stock price appreciation and dividends). The multi-year vesting period also serves a retention purpose. The number of RSUs granted in March 2018 to each NEO was determined by multiplying the NEO’s actual annual LTIP award value for 2018 by 45 percent and dividing the result by the closing price of a share of PG&E Corporation common stock on March 1, 2018. Annual RSU awards granted in 2018 will vest in three tranches, with one-third vesting on the first business day of March of each of the three years following the grant date. The $500,000 retention RSU award granted to Mr. Soto on June 26, 2018 vests one-third on June 26, 2020 and two-thirds on June 26, 2021. The $300,000 promotional RSU award granted to Mr. Malnight on September 4, 2018 vests on September 4, 2020.

Nonqualified Stock Options

A stock option is the right to acquire shares at a fixed exercise price for a fixed time. The exercise price of each option is based on the closing price of the stock on the NYSE on the date of grant. Options vest and become exercisable ratably during each of the three years following the grant date. Options expire at the close of business ten years after the date of grant, after which time the options cease to be exercisable. Because the value of stock options varies with the price of PG&E Corporation common stock and because options have a ten-year expiration period, stock options align officers’ interests with those of shareholders while reflecting a longer-term view of the companies’ business environment. The number of stock options granted in March 2018 to each NEO was determined by multiplying the NEO’s actual annual LTIP award value by 20 percent and dividing the result by the Black-Scholes American Call model value per share on the date of grant.

Performance Shares Vested in 2018

The three-year performance cycle for annual performance share awards that were granted in 2015 under the 2006 LTIP ended on December 31, 2017. These awards vested on March 1, 2018, and payouts are reported in this Proxy Statement in the table entitled “Option Exercises and Stock Vested During 2018” on page [   ].

For that performance period, PG&E Corporation’s TSR fell between 13th and 14th rank when compared to the 14 companies in the 2015 Performance Comparator Group. This ranking resulted in no payout with respect to the 2015 performance share awards using a TSR measure. PG&E Corporation’s TSR performance for the three-year period was 4.5 percent, as compared to the median TSR of 45.0 percent among the 2015 Performance Comparator Group companies for the same period.

Performance Shares Vested in 2019

Fifty percent of awards granted under the LTIP in 2016 were allocated to performance shares using a relative TSR measure. The three-year performance cycle ended on December 31, 2018. These awards vested on February 19, 2019 and any payouts for these awards would be expected to be reflected in the 2019 proxy statement. For that period, PG&E Corporation’s TSR fell lowest when compared to the 14 companies in the 2016 Performance Comparator Group. This ranking resulted in no payout with respect to the 2016 performance share awards using a TSR measure. PG&E Corporation’s TSR performance for the three-year period was negative 50.5 percent, as compared to the median TSR of 51.2 percent among the 2016 Performance Comparator Group companies for the same period. A 20-day average is used to determine the beginning and ending values for the calculation.

Ten percent of awards granted under the LTIP in 2016 were allocated to performance shares with the payout determined by measuring performance against equally-weighted safety and affordability goals. Safety performance, as measured by the 2016 through 2018 Lost Workday Case Rate was below the threshold target. Affordability, as measured by three-year efficiency gains versus a $100 million target, achieved a 2.0 score, with savings of $279 million, which is significantly above the $200 million maximum target. The overall result was a 100 percent payout in 2019 for these performance shares, which represented 10 percent of the total 2016 target LTIP award.

2016 Safety and Affordability Measures	Weight	Threshold	Target	Maximum	Result	Score	Weighted Average Score
SAFETY COMPONENT
2016-2018 Lost Workday Case Rate	50%	0.247	0.215	0.201	0.392	0.000	0.000
AFFORDABILITY COMPONENT
3-Year Efficiency Gains (in millions)	50%	$75	$100	$200	$279	2.000	1.000
	100%						100%

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Equity Grant Dates

The PG&E Corporation Equity Grant Date Policy, as last amended in September 2017, generally provides that annual LTIP awards are granted once per year on March 1 (or if that day is not a business day, then on the following business day). The PG&E Corporation Board or the Compensation Committee may determine a different grant date if appropriate or necessary. The grant date for non-annual equity awards to employees (such as for newly hired or newly promoted officers or awards made for retention, recognition, or other purposes) is the later of (1) the date that the non-annual award is approved by the independent members of the PG&E Corporation or Utility Board, the Compensation Committee, or the PG&E Corporation CEO, as applicable, (2) the effective date of the LTIP award recipient’s employment, promotion, or recognition, or (3) the date otherwise specified by the applicable Board, the Committee, or the Corporation CEO. If the grant date of any non-annual LTIP award would occur during a trading blackout period, as defined under the PG&E Corporation Insider Trading Policy, then the actual grant date will be the first business day after the trading blackout period ends.

Other Elements of Executive Compensation in 2018

Perquisites and Related Compensation

NEOs generally receive a limited range of perquisite benefits, typically encompassing a partial subsidy for financial planning services from a third-party financial advisory firm, partial reimbursement of certain health club fees, on-site parking, executive health services, and de minimis perquisites under a pre-approved perquisite policy. The PG&E Corporation CEO and the Utility President also may receive safety-and security-based car transportation services. The magnitude of these perquisites, including the lump-sum payment described in the following paragraph, is comparable to that provided to executive officers of companies in the Pay Comparator Group, and the value of these services is taxable to the recipient.

The Compensation Committee (and the independent members of the PG&E Corporation Board in the case of Ms. Williams, and the independent members of the Utility Board in the case of Mr. Stavropoulos) also approved a 2018 lump-sum annual stipend amount for each executive officer consistent with 2017, which ranged from $15,000 to $35,000 (the upper end applicable only to Ms. Williams). This stipend is provided in lieu of providing the NEOs with additional perquisite benefits. The NEOs have discretion to use this stipend as they see fit.

The PG&E Corporation CEO is authorized to use private aircraft for business travel under appropriate circumstances. The Utility’s Corporate Aircraft Use policy prohibits use of Utility aircraft for personal travel.

Post-Retirement Benefits

NEOs are eligible to receive retirement benefits under the Utility’s tax-qualified defined benefit plan (“Retirement Plan”), which also provides benefits to other eligible employees of PG&E Corporation and the Utility. Retirement Plan benefits are in the form of either a final average pay pension benefit or a cash balance benefit. All NEOs except Messrs. Hogan and Thomason also are eligible to receive benefits under the PG&E Corporation Supplemental Executive Retirement Plan (“SERP”), which is a non-tax-qualified defined benefit pension plan that provides officers and key employees of the Corporation and its subsidiaries, including the Utility, with an additional pension benefit. These plans are described in the section entitled “Pension Benefits—2018” beginning on page [   ].

In February 2010, the Committee adopted a policy against crediting additional years of service for participants in the SERP.

Effective January 1, 2013, SERP participation was closed to new participants. Individuals who did not participate in the SERP but who were newly hired or promoted to officer after January 1, 2013 are eligible for non-tax-qualified defined contribution pension payments under the 2013 PG&E Corporation Defined Contribution Executive Supplemental Retirement Plan (“DC-ESRP”). Messrs. Hogan and Thomason were the only NEOs who participate in the DC-ESRP. The DC-ESRP is described in more detail in the section entitled “Non-qualified Deferred Compensation – 2018” beginning on page [  ].

NEOs and other officers and employees also are eligible to participate in the PG&E Corporation Retirement Savings Plan (“RSP”), a tax-qualified 401(k) plan. PG&E Corporation provides a maximum matching contribution of 75 cents for each dollar contributed, up to 6 percent of base salary for individuals eligible for the final average pay pension benefit and up to 8 percent of base salary for individuals eligible for a cash balance pension benefit. To the extent that the Internal Revenue Code limits prevent an NEO from making contributions to his or her RSP account and, as a result, company matching funds are not contributed to that NEO’s RSP account, the matching funds will instead be contributed to the NEO’s account in the PG&E Corporation 2005 Supplemental Retirement Savings Plan (“SRSP”), a non-qualified deferred compensation plan.

Upon retirement, NEOs also may be eligible for post-retirement health, welfare, insurance, and similar benefits, pursuant to plans that generally provide benefits to all employees. Additional details regarding the retirement programs and post-retirement benefits, and the value of pension benefits accumulated as of December 31, 2018 for the NEOs, can be found in the table entitled “Pension Benefits—2018” beginning on page [   ], the table entitled “Non-qualified Deferred Compensation – 2018” beginning on page [ ], and the section entitled “Potential Payments—Resignation/Retirement” on page [   ].

Most companies in the 2018 Pay Comparator Group provide tax-qualified pensions or similar plans, other tax-qualified defined contribution plans (e.g., 401(k) plans), and non-tax-qualified retirement plans for NEOs. The Committee believes that these defined benefit and defined contribution plans offer significant recruiting and retention incentives.

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Officer Severance Program

General severance benefits are provided to NEOs through the 2012 PG&E Corporation Officer Severance Policy (“Officer Severance Policy”) and specific LTIP award agreements and guidelines. Upon termination by either company (other than for cause), NEOs may be eligible for cash severance payments, continued or accelerated vesting for LTIP awards, and other post-employment benefits. If an NEO is terminated for cause (e.g., for dishonesty, a criminal offense, or violation of a work rule) or resigns before becoming retirement-eligible, the NEO forfeits any unvested performance shares, stock options, and RSUs, and would not receive any associated dividends.

Officer Severance Policy

The purpose of the Officer Severance Policy is to (1) attract and retain senior management by providing severance benefits that are part of a competitive total compensation package, (2) provide consistent treatment for all terminated officers, and (3) minimize potential litigation costs in connection with terminations of employment by conditioning payments upon a general release of claims.

The Officer Severance Policy, in combination with LTIP award agreements generally provides the following benefits upon termination without cause:

•	Cash severance of one year’s salary and target STIP bonus.
•	Pro-rata vesting of performance shares.
•	Continued vesting of unvested RSUs for one year.
•	Continued vesting of stock options for one year, with an exercise period the lesser of 5 years or the remaining term of the options.
•	Limited COBRA benefits and outplacement services.

Additional details regarding severance benefits can be found in the section entitled “Potential Payments—Termination Without Cause” beginning on page [ ].

Change in Control

Providing change-in-control severance benefits is a key part of the companies’ officer compensation program. In a hostile takeover or other change-in-control situation, it is important for management to remain focused on maximizing shareholder value and aligning management’s interests with shareholders’ interests, and not to be distracted by concerns about job security.

Change-in-control benefits require a “double trigger” and are not payable based on a change-in-control event alone, as described below. The Compensation Committee believes that the “double trigger” requirement aligns our change-in-control benefits with shareholder interests and reflects current market practices.

The Officer Severance Policy provides enhanced cash severance benefits if the officer’s employment is terminated (including constructive termination by the officer for good reason) in connection with a Change in Control (as defined in the Policy). These enhanced benefits replace general severance benefits and are available only to officers in bands 1 or 2, which, as of December 31, 2018, included Ms. Williams and Messrs. Malnight, Wells, Simon, and Stavropoulos. Covered officers are eligible to receive (1) change-in-control cash severance benefits equal to two times the sum of base salary and target annual STIP bonus, and (2) prorated STIP bonus for the year of termination. Other NEOs receive general severance benefits only.

All LTIP award agreements contain change-in-control provisions that accelerate vesting of all awards if there is a Change in Control, and either the award is not continued, assumed, or substituted, or the recipient’s employment is terminated in connection with a Change in Control. This practice aligns PG&E Corporation and the Utility with market practices and (1) better balances the interests of award recipients and shareholders, (2) provides security for award recipients in a time of uncertainty, and (3) preserves the incentive for award recipients to stay with the Corporation or the Utility even following a transaction.

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The Golden Parachute Restriction Policy requires shareholder approval of certain executive severance payments (as defined in the Golden Parachute Restriction Policy) provided in connection with a change in control of PG&E Corporation, to the extent that those payments exceed 2.99 times the sum of a covered officer’s base salary and target STIP award.

Additional details regarding Change-in-Control benefits can be found in the section entitled “Potential Payments—Severance in Connection with Change in Control” beginning on page [ ].

5. 2019 NEO COMPENSATION PROGRAM

On January 29, 2019, PG&E Corporation and the Utility each filed a voluntary petition for relief under Chapter 11 in the Bankruptcy Court.

As a result of the Chapter 11 Cases, the 2019 executive compensation program may differ significantly from that in prior years. In addition, certain compensation provided to executive officers during the pendency of the Chapter 11 Cases may be subject in certain instances to approval by the Bankruptcy Court. The Committee has been working with its advisors, including WTW, to review the 2019 executive compensation program in an effort to balance the financial situation facing the companies, the need to continue to recruit and retain qualified executives to guide the companies through a period of uncertainty, including the unpredictability of the stock price, and the resulting effect on the incentive and retentive value of equity-based awards. In February 2019, the Committee determined that the NEOs will not participate in the 2019 STIP and expects that the companies will continue to evaluate all aspects of the 2019 executive compensation program, including base salary, short- and long-term incentives, and other benefits.

6. COMMITTEE CONCLUSION

The Compensation Committee believes that the amount and design of executive compensation provided for 2018 to the NEOs of PG&E Corporation and the Utility are consistent with the Committee’s compensation objectives and policies to (1) provide long-term incentives to align shareholders’ and officers’ interests and enhance total return for shareholders, (2) attract, retain, and motivate officers with the necessary mix of skills and experience for the development and successful operation of the Corporation’s and the Utility’s businesses, and (3) compensate NEOs in a competitive, cost-efficient, and transparent manner.

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EXHIBIT A

Reconciliation of PG&E Corporation’s Consolidated Income Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”) to Earnings from Operations

For the year ended December 31, 2018

(in millions, except per share amounts)	Earnings	Per Share Amounts (Diluted)
PG&E Corporation Earnings on a GAAP basis	$(6,851)	$(13.35)
Items Impacting Comparability:(1)
2018 Camp fire-related costs, net of insurance (2)	6,823	13.20
2017 Northern California wildfire-related costs, net of insurance(3)	2,090	4.04
Pipeline related expenses(4)	33	0.06
2015 Butte fire-related costs, net of insurance (5)	24	0.05
Reduction in gas-related capital disallowance(6)	(27)	(0.05)
2017 insurance premium cost recoveries (7)	(23)	(0.05)
PG&E Corporation Earnings from Operations(8)	$2,069	$4.00
(1)	“Items impacting comparability” represent items that management does not consider part of the normal course of operations and affect comparability of financial results between periods. Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.
(2)	The Utility incurred costs, net of insurance, of $9.5 billion (before the tax impact of $2.7 billion) during the three and twelve months ended December 31, 2018 associated with the 2018 Camp fire. This includes accrued charges of $10.5 billion (before the tax impact of $2.9 billion) during the three and twelve months ended December 31, 2018 related to estimated third-party claims. The Utility also recorded $185 million (before the tax impact of $52 million) during the three and twelve months ended December 31, 2018 reflecting the accelerated amortization of prepaid insurance premiums for single event coverage policies. In addition, the Utility incurred costs of $169 million (before the tax impact of $47 million) during the three and twelve months ended December 31, 2018 for clean-up and repair costs. These costs were partially offset by $1.4 billion (before the tax impact of $386 million) recorded during the three and twelve months ended December 31, 2018 for probable insurance recoveries.
(3)	The Utility incurred costs, net of insurance, of $629 million (before the tax impact of $176 million) and $2.9 billion (before the tax impact of $813 million) during the three and twelve months ended December 31, 2018, respectively, associated with the 2017 Northern California wildfires. This includes accrued charges of $1 billion (before the tax impact of $280 million) and $3.5 billion (before the tax impact of $979 million) during the three and twelve months ended December 31, 2018, respectively, related to third-party claims. The Utility also recorded $85 million (before the tax impact of $24 million) and $205 million (before the tax impact of $57 million) during the three and twelve months ended December 31, 2018, respectively, for legal and other costs. In addition, the Utility incurred costs of $40 million (before the tax impact of $11 million) during the twelve months ended December 31, 2018 for Utility clean-up and repair costs. These costs were partially offset by $456 million (before the tax impact of $128 million) and $842 million (before the tax impact of $236 million) recorded during the three and twelve months ended December 31, 2018, respectively, for probable insurance recoveries.
(4)	The Utility incurred costs of $11 million (before the tax impact of $3 million) and $46 million (before the tax impact of $13 million) during the three and twelve months ended December 31, 2018, respectively, for pipeline-related expenses incurred in connection with the multi-year effort to identify and remove encroachments from transmission pipeline rights-of-way.
(5)	The Utility incurred costs, net of insurance, of $9 million (before the tax impact of $2 million) and $40 million (before the tax impact of $11 million) during the three and twelve months ended December 31, 2018, respectively, associated with legal costs for the 2015 Butte fire. These costs were partially offset by $7 million (before the tax impact of $2 million) recorded during the twelve months ended December 31, 2018 for contractor insurance recoveries.
(6)	The Utility reduced the estimated disallowance for gas-related capital costs that were expected to exceed authorized amounts by $38 million (before the tax impact of $11 million) during the twelve months ended December 31, 2018. The Utility had previously recorded $85 million (before the tax impact of $35 million) in 2016 for probable capital disallowances in the 2015 Gas Transmission and Storage rate case. From 2012 through 2014, the Utility had recorded cumulative charges of $665 million (before the tax impact of $271 million) for disallowed Pipeline Safety Enhancement Plan- related capital expenditures.
(7)	As a result of the CPUC’s June 2018 decision authorizing a Wildfire Expense Memorandum Account, the Utility recorded $32 million (before the tax impact of $9 million) during the twelve months ended December 31, 2018 for probable cost recoveries of insurance premiums incurred in 2017 above amounts included in authorized revenue requirements.
(8)	“Earnings from operations” is a non-GAAP financial measure and is calculated as income available for common shareholders less items impacting comparability as described in Note (1) above. PG&E Corporation uses earnings from operations to understand and compare operating results across reporting periods for various purposes, including internal budgeting and forecasting, short- and long-term operating plans, and employee incentive compensation. PG&E Corporation believes that non-GAAP earnings from operations provide additional insight into the underlying trends of the business allowing for a better comparison against historical results and expectations for future performance. Earnings from operations is not a substitute or alternative for GAAP measures such as consolidated income available for common shareholders and may not be comparable to similarly titled measures used by other companies.

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Executive Officer Compensation Information

This table summarizes the principal components of compensation paid or granted during 2018 (including cash incentives earned for corporate performance in 2018 but paid in 2019). This table also includes information disclosed in the 2018 and 2017 Joint Proxy Statements for compensation paid or granted to certain officers during 2017 and 2016, respectively.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)6)	Total ($)
Geisha J. Williams(a) Chief Executive Officer and President, PG&E Corporation	2018	1,079,167	0	6,400,078	1,600,003	0	40,341	170,253	9,289,842
	2017	991,667	0	6,500,168	0	0	996,810	108,575	8,597,220
	2016	695,833	0	2,250,072	0	610,594	519,983	87,748	4,164,230
Jesus Soto Jr. Senior Vice President, Gas Operations, Pacific Gas and Electric Company	2018	474,333	0	1,220,086	180,007	0	88,088	52,292	2,014,605
Steven E. Malnight(b) Senior Vice President, Energy Supply and Policy, Pacific Gas and Electric Company	2018	460,633	0	1,020,086	180,007	0	22,013	53,884	1,736,423
Patrick M. Hogan(c) Senior Vice President, Electric Operations, Pacific Gas and Electric Company	2018	424,975	0	640,085	160,007	0	13,537	95,587	1,334,191
Jason P. Wells Senior Vice President and Chief Financial Officer, PG&E Corporation	2018	625,000	0	2,000,122	500,001	0	0	72,151	3,197,274
	2017	583,333	0	2,000,079	0	0	462,213	62,509	3,108,134
	2016	500,000	0	2,000,101	0	371,250	205,749	52,876	3,129,976
David S. Thomason Vice President, Chief Financial Officer, and Controller, Pacific Gas and Electric Company	2018	323,718	0	260,039	65,001	0	0	59,900	708,658
	2017	301,650	0	300,086	0	113,482	170,516	55,741	941,475
	2016	257,432	0	300,206	0	87,302	93,339	37,898	776,177
John R. Simon(d) Executive Vice President and General Counsel, PG&E Corporation	2018	599,000	0	1,800,090	450,007	0	203,765	71,766	3,124,628
	2017	594,582	0	2,000,079	0	558,130	549,429	58,713	3,760,933
	2016	512,500	0	1,500,102	0	419,738	349,338	61,499	2,843,177
Nickolas Stavropoulos(e) Special Advisor, Pacific Gas and Electric Company	2018	628,266	0	2,400,067	600,010	0	23,021	86,235	3,729,871
	2017	777,500	0	4,250,151	0	768,539	538,693	78,373	6,413,256
	2016	660,833	0	2,250,072	0	579,881	375,692	67,497	3,933,975

(a)	Effective March 1, 2017, Ms. Williams became CEO and President of PG&E Corporation. Ms. Williams resigned from both positions effective January 13, 2019.
(b)	Mr. Malnight resigned effective April 12, 2019.
(c)	Mr. Hogan retired effective January 28, 2019.
(d)	Effective January 13, 2019, Mr. Simon became Interim CEO of PG&E Corporation.

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(e)	Mr. Stavropoulos served as President and Chief Operating Officer, Pacific Gas and Electric Company until August 31, 2018. Effective September 1, 2018, Mr. Stavropoulos became Special Advisor of Pacific Gas and Electric Company. He retired September 30, 2018.
(1)	Includes payments for accrued vacation.
(2)	Represents the grant date fair value of performance shares and RSUs measured in accordance with FASB ASC Topic 718, without considering an estimate of forfeitures related to service-based vesting. For performance shares using safety and affordability measures, and for RSUs, grant date fair value is measured using the closing price of PG&E Corporation common stock on the grant date. Assumptions made in valuation of reported performance shares with a relative TSR measure is described in footnote 5 to the table entitled “Grants of Plan-Based Awards in 2018.” If the highest level of performance conditions were achieved, the estimated maximum grant date value of performance shares granted in 2018 would be: Ms. Williams $7,367,940, Mr. Soto $829,014, Mr. Malnight $829,014, Mr. Hogan $736,910, Mr. Wells $2,302,645, Mr. Thomason $299,364, Mr. Simon $2,072,359, and Mr. Stavropoulos $2,763,028.
(3)	Represents the grant date fair value of stock options based on a Black-Scholes American Call valuation model. Assumptions in valuation of stock options are described in footnote 5 to the table entitled “Grants of Plan-Based Awards in 2018.”
(4)	Amounts represent payments received or deferred in 2019, 2018, and 2017 for achievement of corporate and organizational objectives in 2018, 2017, and 2016, respectively, under the STIP.
(5)	Amounts reported for 2018 consist of (i) the change in pension value during 2018 (Ms. Williams $39,941, Mr. Soto $88,088, Mr. Malnight $22,013, Mr. Hogan $10,493, Mr. Simon $201,189, and Mr. Stavropoulos $21,926), and (ii) the above-market earnings on compensation deferred into the PG&E Corporation Supplemental Retirement Savings Plan and invested in the AA Utility Bond Fund (Ms. Williams $400, Mr. Hogan $3,044, Mr. Simon $2,576, and Mr. Stavropoulos $1,094). The AA Utility Bond Fund accrues interest based on the long-term corporate bond yield average for AA utilities reported by Moody’s Investors Service. The above-market earnings are calculated as the difference between actual earnings from the AA Utility Bond Fund investment option and hypothetical earnings that would have resulted using an interest rate equal to 120 percent of the applicable federal rate.
(6)	Amounts reported for 2018 consist of (i) perquisites and personal benefits (Ms. Williams $86,690, Mr. Soto $5,947, Mr. Malnight $5,655, Mr. Hogan $60, Mr. Wells $14,026, Mr. Thomason $60, Mr. Simon $14,811, and Mr. Stavropoulos $28,395), (ii) a lump-sum annual stipend paid in lieu of providing perquisite benefits, with the exception of perquisite benefits noted in the chart below (Ms. Williams $35,000, Mr. Soto $25,000, Mr. Malnight $27,500, Mr. Hogan $25,000, Mr. Wells $30,000, Mr. Thomason $15,000, Mr. Simon $30,000, and Mr. Stavropoulos $30,000), and (iii) company contributions to defined contribution retirement plans (Ms. Williams $48,563, Mr. Soto $21,345, Mr. Malnight $20,729, Mr. Hogan $70,527, Mr. Wells $28,125, Mr. Thomason $44,840, Mr. Simon $26,955, and Mr. Stavropoulos $27,840).

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SUMMARY COMPENSATION TABLE – 2018 (Continued)

The following chart provides additional information regarding certain perquisites and personal benefits that are included in the Summary Compensation Table and discussed in section (i) of footnote 5. Additionally, NEOs may receive de minimis incidental perquisites under a pre-approved perquisite policy (including company-paid insurance, service awards, and similar benefits).

	Transportation Services ($)	Security ($)	Fitness ($)	Executive Health ($)	Financial Services ($)
G. J. Williams	21,560	51,638		5,453	7,980
J. Soto				5,686
S. Malnight				5,394
J. P. Wells				5,937	8,029
J. R. Simon			811	5,912	8,029
N. Stavropoulos	5,460		1,049	5,552	8,560

The above perquisites and personal benefits consist of the following:

•	Transportation services for Ms. Williams and Mr. Stavropoulos to help ensure their safety and security while serving in the positions of CEO of PG&E Corporation and President of the Utility, consisting of car transportation for commute and incidental non-business travel. Amounts include the prorated salary and benefits burden of the drivers, and vehicle costs.

•	Installation and monitoring of a security system for Ms. Williams’ private residence, to help ensure her safety and security while serving in the position of CEO of PG&E Corporation.

•	The value of reimbursements for health club fees, pursuant to a program available to certain management employees, including non-officers.

•	The cost of executive health services provided to executive officers. Amounts vary among officers, reflecting (i) the decisions of each individual officer regarding the specific types of tests and consultations provided, and (ii) the exact value of reimbursed expenses.

•	Fees paid to partially subsidize financial services provided by an independent contractor selected by PG&E Corporation to provide such services.

In addition to the perquisite benefits described above, NEOs are given a set stipend that each NEO may use as the officer sees fit. The stipend is intended to cover miscellaneous items in each NEO’s discretion (such as membership in professional organizations). The amount of this stipend is included in the Summary Compensation Table in the “All Other Compensation” column and is addressed in section (ii) of footnote 6. NEOs also were eligible to receive on-site parking, which was provided at no additional incremental cost to PG&E Corporation and the Utility.

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Please see the CD&A beginning on page [ ] for additional information regarding the elements of compensation discussed above, including information regarding salary, short-term incentives, and long-term incentives. Additional information regarding grants of LTIP awards can be found in the narrative following the “Grants of Plan-Based Awards in 2018” table.

GRANTS OF PLAN-BASED AWARDS IN 2018

This table provides information regarding incentive awards and other stock-based awards granted during 2018 to NEOs.

		Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Awards (#)(4)	Awards ($/Sh)	Awards ($)(5)
G. J. Williams			701,458	1,402,917	4,208,750
	3/1/2018	2/21/2018				18,958	75,828	151,656				2,800,060
	3/1/2018	2/21/2018							87,252			3,600,018
	3/1/2018	2/21/2018								156,403	41.26	1,600,003
J. Soto			142,300	284,600	853,800
	3/1/2018	2/20/2018				2,134	8,532	17,064				315,060
	3/1/2018	2/20/2018							9,816			405,008
	6/26/2018	6/26/2018							11,732			500,018
	3/1/2018	2/20/2018								17,596	41.26	180,007
S. Malnight			142,565	285,130	855,390
	3/1/2018	2/20/2018				2,134	8,532	17,064				315,060
	3/1/2018	2/20/2018							9,816			405,008
	9/4/2018	8/20/2018							6,382			300,018
	3/1/2018	2/20/2018								17,596	41.26	180,007
P. Hogan			126,750	253,500	760,500
	3/1/2018	2/20/2018				1,897	7,584	15,168				280,050
	3/1/2018	2/20/2018							8,726			360,035
	3/1/2018	2/20/2018								15,641	41.26	160,007
J. P. Wells			234,375	468,750	1,406,250
	3/1/2018	2/20/2018				5,925	23,698	47,396				875,086
	3/1/2018	2/20/2018							27,267			1,125,036
	3/1/2018	2/20/2018								48,876	41.26	500,001
D. S. Thomason			72,188	144,375	433,125
	3/1/2018	2/20/2018				771	3,081	6,162				113,772
	3/1/2018	2/20/2018							3,545			146,267
	3/1/2018	2/20/2018								6,354	41.26	65,001
J. R. Simon			224,625	449,250	1,347,750
	3/1/2018	2/20/2018				5,333	21,328	42,656				787,570
	3/1/2018	2/20/2018							24,540			1,012,520
	3/1/2018	2/20/2018								43,989	41.26	450,007
N. Stavropoulos			262,933	525,867	1,577,600
	3/1/2018	2/21/2018				7,109	28,436	56,872				1,050,040
	3/1/2018	2/21/2018							32,720			1,350,027
	3/1/2018	2/21/2018								58,652	41.26	600,010
(1)	Compensation opportunity granted for 2018 under the STIP. Actual amounts earned are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. Threshold represents a 0.5 enterprise-wide STIP performance score and a 100 percent individual performance modifier. Maximum reflects a 2.0 enterprise-wide STIP performance score and a 150 percent individual performance modifier.
(2)	Represents performance shares granted under the 2014 LTIP. Threshold equals 0.25 times target. Maximum equals 2.0 times target.
(3)	Represents RSUs granted under the 2014 LTIP.
(4)	Represents stock options granted under the 2014 LTIP.
(5)	For performance shares with a relative TSR measure, the grant date fair value is based on the probable outcome of the applicable performance conditions, measured using a Monte Carlo simulation valuation model. The assumed per-share value for the 2018 annual awards was $34.23. The simulation model applies a risk-free interest rate and an expected volatility assumption. The risk-free rate is assumed to equal the yield on a three-year Treasury bond on the grant date. Volatility is based on historical volatility for the 36-month period preceding the grant date. For stock options, the grant date fair value is based on a Black-Scholes American Call valuation model. The assumed per-share value for the 2018 annual awards was $10.23. The simulation model includes assumptions about dividend policy, duration, and volatility. The dividend policy assumption anticipates a dividend suspension of four years and later resumption of the dividend at the 15-year average dividend yield (3.1%). Expected duration of the options is the midpoint between the average vesting of all the options in an award (two years) and the time to expiration of the award (ten years), or six years. In absence of publicly-available transactions or information associated with implied volatility for a 10-year or 5-year option on PG&E Corporation common stock, volatility was estimated using data on historical volatility and implied volatility extrapolated from options with shorter duration, which provided a range from approximately 19% to approximately 26%; the mid-point of that range (23%) was used for the volatility assumption. For RSUs and performance shares with safety and financial measures, the grant date fair value is based on the PG&E Corporation stock price at close on the grant date.

Detailed information regarding compensation reported in the tables entitled “Summary Compensation Table—2018” and “Grants of Plan-Based Awards in 2018,” including the relative amounts apportioned to different elements of compensation, can be found in the CD&A. Information regarding specific grants and arrangements is provided below.

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GRANTS OF PLAN-BASED AWARDS IN 2018 (Continued)

STIP Awards

Information regarding the terms and basis of STIP awards can be found in the CD&A.

Performance Shares

Annual performance shares granted in 2018 will vest, if at all, at the end of a three-year period. Upon vesting, performance shares are settled in shares of PG&E Corporation common stock, net of the number of shares having a value equal to required withholding taxes. For performance shares using a relative TSR measure, the number of shares issued will depend on PG&E Corporation’s TSR relative to the 2018 Performance Comparator Group for the three-year performance period. For performance shares with safety and financial measures, the number of shares issued will depend on achievement of safety and financial goals. The specific payout formulas are discussed in the CD&A.

Each time that a cash dividend is paid on PG&E Corporation common stock, an amount equal to the cash dividend per share multiplied by the number of performance shares granted to the recipient will be accrued on behalf of the recipient. At the end of the vesting period, the amount of accrued dividend equivalents will be increased or decreased by the same payout factor used to increase or decrease the number of vested performance shares for the period.

Restricted Stock Units

Annual RSU awards granted in May 2018 will vest in three tranches, with one-third vesting on the first business day of March of each of the three years following the grant date. The $500,000 RSU retention award granted to Mr. Soto on June 26, 2018, vests one-third on June 26, 2020 and two-thirds on June 26, 2021. The $300,000 promotional RSU award granted to Mr. Malnight on September 4, 2018, vests on September 4, 2020. Upon vesting, RSUs are settled in an equivalent number of shares of PG&E Corporation common stock, net of the number of shares having a value equal to required withholding taxes. All RSUs may be subject to earlier vesting or forfeiture upon certain events, in accordance with the terms of the grant.

Each time that a cash dividend is paid on PG&E Corporation common stock, an amount equal to the cash dividend per share multiplied by the number of outstanding RSUs granted to the recipient will be accrued on behalf of the recipient. Accrued dividends are paid in cash at the time that the related RSUs are settled.

Stock Options

Annual stock options granted in 2018 will vest in three tranches, with one-third vesting on the first business day of March of each of the three years following the grant date. Upon vesting, recipients may elect to pay the option exercise price and receive a share of PG&E Corporation stock for each option exercised. Options expire at the close of business ten years after the date of grant, after which time the options cease to be exercisable. The exercise price of each option is based on the closing price of the stock on the NYSE on the date of grant.

No tandem dividend equivalents are granted with stock options.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2018

This table provides additional information regarding performance shares, stock options, and RSUs that were held as of December 31, 2018 by the NEOs, including awards granted prior to 2018. Any awards described below that were granted in 2018 also are reflected in the “Grants of Plan-Based Awards in 2018” table.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
G. J. Williams		156,403	41.26	3/1/2028	122,411	(5)	2,907,261	99,456	(6)	2,362,068
J. Soto		17,596	41.26	3/1/2028	28,455	(7)	675,806	11,733	(8)	278,665
S. Malnight		17,596	41.26	3/1/2028	22,491	(9)	534,161	11,505	(10)	273,238
P. Hogan		15,641	41.26	3/1/2028	13,999	(11)	332,476	10,175	(12)	241,662
J. P. Wells		48,876	41.26	3/1/2028	43,515	(13)	1,033,481	30,940	(14)	734,813
D. S. Thomason		6,354	41.26	3/1/2028	5,936	(15)	140,980	4,205	(16)	99,875
J. R. Simon		43,989	41.26	3/1/2028	38,712	(17)	919,410	28,756	(18)	682,961
N. Stavropoulos		58,652	41.26	10/1/2023	50,998	(19)	1,211,203	36,444	(20)	865,533
(1)	Consists of unvested stock options from awards granted in 2018, with one-third of each award vesting on March 1, 2019, one-third vesting on March 2, 2020, and one-third vesting on March 1, 2021.
(2)	Includes (a) performance shares granted in 2016 for which the performance period ended on December 31, 2018 and for which the reported number reflects a 100 percent payout, and (b) unvested RSUs. See the CD&A for additional details regarding awards granted in 2018.
(3)	Value based on the December 31, 2018 per-share closing price of PG&E Corporation common stock of $23.75.
(4)	Consists of unvested performance shares granted in 2017 and 2018. Consistent with SEC rules, the number of shares is presented assuming threshold performance for 2017 and 2018 awards using a relative TSR measure, and maximum performance for 2017 and 2018 awards using safety and financial measures. See the CD&A for additional details regarding awards granted in 2018.
(5)	25,178 performance shares vested on February 19, 2019. 47,331 RSUs vested on March 1, 2019, 41,993 RSUs will vest on March 2, 2020, and 29,084 RSUs will vest on March 1, 2021.
(6)	29,600 and 69,856 performance shares are scheduled to vest in 2020 and 2021, respectively, upon Compensation Committee (“Committee”) certification of performance results, but no later than March 14 of each year.
(7)	9,513 performance shares vested on February 19, 2019. 6,977 RSUs vested on March 1, 2019, 4,961 RSUs will vest on March 2, 2020, 3,910 RSUs will vest on June 26, 2020, 3,272 RSUs will vest on March 1, 2021, and 7,822 RSUs will vest on June 26, 2021.
(8)	3,873 and 7,861 performance shares are scheduled to vest in 2020 and 2021, respectively, upon Committee certification of performance results, but no later than March 14 of each year.
(9)	8,394 performance shares vested on February 19, 2019. 6,641 RSUs vested on March 1, 2019, 4,861 RSUs will vest on March 2, 2020, 6,382 RSUs will vest on September 4, 2020, and 3,272 RSUs will vest on March 1, 2021.
(10)	3,644 and 7,861 performance shares are scheduled to vest in 2020 and 2021, respectively, upon Committee certification of performance results, but no later than March 14 of each year.
(11)	6,715 performance shares vested on February 19, 2019. 5,722 RSUs vested on March 1, 2019, 4,300 RSUs will vest on March 2, 2020, and 2,909 RSUs will vest on March 1, 2021.
(12)	3,189 and 6,987 performance shares are scheduled to vest in 2020 and 2021, respectively, upon Committee certification of performance results, but no later than March 14 of each year.
(13)	22,381 performance shares vested on February 19, 2019. 17,806 RSUs vested on March 1, 2019, 13,061 RSUs will vest on March 2, 2020, and 9,089 RSUs will vest on March 1, 2021.
(14)	9,108 and 21,832 performance shares are scheduled to vest in 2020 and 2021, respectively, upon Committee certification of performance results, but no later than March 14 of each year.
(15)	3,174 performance shares vested on February 19, 2019. 2,252 RSUs vested on March 1, 2019, 210 RSUs will vest on August 8, 2019, 1,778 RSUs will vest on March 2, 2020, and 1,182 RSUs will vest on March 1, 2021.
(16)	1,367 and 2,839 performance shares are scheduled to vest in 2020 and 2021, respectively, upon Committee certification of performance results, but no later than March 14 of each year.
(17)	16,786 performance shares vested on February 19, 2019. 15,711 RSUs vested on March 1, 2019, 12,152 RSUs will vest on March 2, 2020, and 8,180 RSUs will vest on March 1, 2021.
(18)	9,108 and 19,649 performance shares are scheduled to vest in 2020 and 2021, respectively, upon Committee certification of performance results, but no later than March 14 of each year.

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(19)	25,178 performance shares vested on February 19, 2019. 20,712 RSUs vested on March 1, 2019, 15,376 RSUs will vest on March 2, 2020, and 10,907 RSUs will vest on March 1, 2021.
(20)	10,247 and 26,196 performance shares are scheduled to vest in 2020 and 2021, respectively, upon Committee certification of performance results, but no later than March 14 of each year.

OPTION EXERCISES AND STOCK VESTED DURING 2018

This table provides additional information regarding the amounts received during 2018 by NEOs upon vesting or transfer of restricted stock and other stock-based awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
G. J. Williams			27,022	1,213,615
J. Soto			6,067	272,159
S. Malnight			5,313	237,912
P. Hogan			4,470	203,465
J. P. Wells			10,373	462,565
D. S. Thomason			1,782	79,814
J. R. Simon			13,579	621,873
N. Stavropoulos			18,582	852,299

(1)	Reflects performance shares that vested on February 20, 2018 and RSUs that vested on March 1, 2018, August 8, 2018, August 17, 2018, and September 15, 2018. Also includes the value of dividends paid upon vesting.

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PENSION BENEFITS – 2018

This table provides information for each NEO relating to accumulated benefits as of December 31, 2018 under any plan that provides for payments or other benefits at, after, or relating to retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
G. J. Williams	Pacific Gas and Electric Company Retirement Plan	11.1	$2,681,061
	PG&E Corporation Supplemental Executive Retirement Plan	11.1	$441,816
J. Soto, Jr.	Pacific Gas and Electric Company Retirement Plan	6.6	$704,494
	PG&E Corporation Supplemental Executive Retirement Plan	6.6	$174,649
S. Malnight	Pacific Gas and Electric Company Retirement Plan	15.1	$1,188,912
	PG&E Corporation Supplemental Executive Retirement Plan	15.1	$208,547
P. Hogan	Pacific Gas and Electric Company Retirement Plan	5.1	$110,633
J. P. Wells	Pacific Gas and Electric Company Retirement Plan	11.8	$944,029
	PG&E Corporation Supplemental Executive Retirement Plan	11.8	$126,368
D. S. Thomason	Pacific Gas and Electric Company Retirement Plan	17.1	$613,930
J. R. Simon	Pacific Gas and Electric Company Retirement Plan	11.7	$1,758,206
	PG&E Corporation Supplemental Executive Retirement Plan	11.7	$392,371
N. Stavropoulos	Pacific Gas and Electric Company Retirement Plan	7.3	$1,130,473	$21,926
	PG&E Corporation Supplemental Executive Retirement Plan	7.3	$565,910

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PENSION BENEFITS – 2018 (Continued)

Additional information regarding compensation reported in the “Pension Benefits—2018” table, and any associated policies, can be found in the CD&A. The present value of accumulated benefits as of December 31, 2018 is determined assuming that the NEOs retire at the earliest unreduced retirement age, using mortality and interest assumptions consistent with those used in preparing PG&E Corporation’s and the Utility’s financial statements. The RP-2014 “Employees” mortality table was used without collar or amount adjustments (adjusted to 2011 using a variation of MP-2014). Rates were projected on a generational basis from 2011 using a variation of MP-2014. Interest discount rates of 4.35 percent and 4.29 percent were used for the Pacific Gas and Electric Company Retirement Plan (“Retirement Plan”) and the PG&E Corporation Supplemental Executive Retirement Plan (“SERP”), respectively.

For 2018. the pension benefits described in the above table are provided to officers under two plans.

The Utility provides retirement benefits to all its employees, including its officers, under the Retirement Plan, which is a tax-qualified defined benefit pension plan. The Retirement Plan historically also has provided benefits to a significant number of PG&E Corporation’s employees and officers. As of April 1, 2007, all PG&E Corporation employees and officers are eligible to participate in the Retirement Plan.

The Retirement Plan has two forms of benefit. With respect to the Retirement Plan’s final pay benefit formula, a participating officer may begin receiving tax-qualified pension benefits at age 55, but benefits will be reduced unless the individual has at least 35 years of service. At age 65, a participant becomes eligible for an unreduced pension, irrespective of the years of service. Between age 55 and age 65, any pension benefit may be reduced based on the number of years of service, and in accordance with the Retirement Plan’s early retirement reduction factors. The normal benefit formula is 1.7 percent of the average annual salary for the last 36 months of service multiplied by years of credited service. The default form of benefit is a single-life annuity for participants who are unmarried at retirement or a 50 percent joint spousal annuity for married participants. However, other types of joint pensions are available, and participants may designate non-spousal joint pensioners (subject to spousal consent).

Effective January 1, 2013, a cash balance benefit was added to the Retirement Plan. Employees hired or re-hired on or after January 1, 2013 participate in the cash balance benefit. Employees hired before January 1, 2013 were given a one-time opportunity during 2013 to irrevocably select to switch to the cash balance benefit on a going-forward basis, effective January 1, 2014, or to retain the final pay benefit to which they were otherwise entitled. On the last day of each year (or on the date of benefit commencement, if earlier), an employee’s cash balance account is credited with pay credits based on a point system of age plus service and eligible pay during the year. At the end of each calendar quarter, the account is credited with interest credits, based on an average of the 30-year Treasury rates for the three months before the calendar quarter. Special interest credit rules apply in the quarter in which benefit payment commences. The default forms of payment are similar to those under the final pay benefit formula. Additionally, however, a cash balance participant may elect a lump-sum payout that is eligible for rollover into an Individual Retirement Account or other tax-advantaged employer plan. Cash balance participants may elect to receive their vested benefit when they leave employment with any participating employer, regardless of whether they have attained age 55. No current NEOs elected to switch to the cash balance benefit.

PG&E Corporation’s non-qualified SERP provides benefits to certain officers and key employees. The SERP benefit formula is 1.7 percent of the average of the three highest combined salary and annual STIP payments during the last 10 years of service, multiplied by years of credited service. Payments are in the form of a single-life annuity or, at the election of the officer, a joint spousal annuity. Normal retirement age is 65. Benefits may begin earlier, on the later of the NEO’s reaching age 55 or separation from the company, subject to reduction depending on years of credited service, in accordance with the Retirement Plan’s early retirement reduction factors. Payments are reduced by amounts payable from the Retirement Plan.

Effective January 1, 2013, SERP participation was closed to new participants. Individuals who do not participate in the SERP but who are newly hired or promoted to officer after January 1, 2013 may be eligible to participate in the 2013 PG&E Corporation Defined Contribution Executive Supplemental Retirement Plan (“DC-ESRP”), a non-tax-qualified deferred compensation plan. Messrs. Hogan and Thomason participate in the DC-ESRP. See the table entitled “Non-qualified Deferred Compensation—2018” beginning on page [  ] and the accompanying narrative for additional DC-ESRP details.

At December 31, 2018, Ms. Williams was eligible for early retirement under the Retirement Plan and the SERP. If Ms. Williams had retired on December 31, 2018, her benefit under both plans would have been subject to an early retirement reduction of 22.75 percent. Mr. Stavropoulos’ benefits under both plans were subject to a 13.5 percent reduction when his employment ended.

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NON-QUALIFIED DEFERRED COMPENSATION – 2018

This table provides information for 2018 for each NEO regarding such individual’s accounts in non-qualified defined contribution plans and other deferred compensation plans as of December 31, 2018.

Name	PLAN	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE ($)(4)
G. J. Williams	SRSP	0	36,188	-88,326	0	283,899
J. Soto, Jr.	SRSP	398,535	10,745	-57,329	0	778,397
S. Malnight	SRSP	0	8,354	-1,864	0	33,163
P. Hogan	SRSP	133,735	11,475	22,396	0	848,902
	DC-ESRP	0	45,177	7,198	0	202,931
J. P. Wells	SRSP	0	18,900	-8,951	0	127,524
D. S. Thomason	SRSP	79,167	9,713	-19,070	0	242,099
	DC-ESRP	0	30,402	-5,788	0	67,916
J. R. Simon	SRSP	111,626	14,931	50,124	0	1,711,641
N. Stavropoulos	SRSP	0	15,600	-42,539	0	417,046

(1)	The following amounts were earned and reported for 2018 as compensation in the Summary Compensation Table: Mr. Soto $48,717 and Mr. Thomason $79,167. The following amounts were earned and reported for 2017 as compensation in the Summary Compensation Table: Mr. Thomason $59,167 and Mr. Simon $25,000.
(2)	The amounts shown were earned and reported for 2018 as compensation in the Summary Compensation Table.
(3)	Represents earnings from the supplemental retirement savings plans and the DC-ESRP described below. Includes the following amounts that were reported for 2018 as compensation in the Summary Compensation Table: Ms. Williams $400, Mr. Hogan $3,044, Mr. Simon $2,576, and Mr. Stavropoulos $1,094.
(4)	Includes the following amounts that were reported as compensation in the Summary Compensation Table for 2018 and prior years: Ms. Williams $372,625, Mr. Soto $409,280, Mr. Malnight $8,354, Mr. Hogan (SRSP) $147,623, Mr. Hogan (DC-ESRP) $45,809, Mr. Wells $136,475, Mr. Thomason (SRSP) $261,170, Mr. Thomason (DC-ESRP) $73,704, Mr. Simon $1,664,093, and Mr. Stavropoulos $460,679.

The table presents balances from both the PG&E Corporation Supplemental Retirement Savings Plan for deferrals made prior to January 1, 2005 and the PG&E Corporation 2005 Supplemental Retirement Savings Plan (together, the “SRSP Plans”) for deferrals made on and after January 1, 2005 and from the PG&E Corporation Defined Contribution Executive Supplemental Retirement Plan (“DC-ESRP”). The below descriptions pertain to 2018.

Under the SRSP Plans, officers may defer 5 percent to 75 percent of their base salary, and all or part of their perquisite allowance, STIP payment, and performance share award if settled in cash.

PG&E Corporation also will contribute an amount equal to any employer contributions due under the 401(k) plan that were not made due to limitations under Internal Revenue Code Sections 401(m), 401(a)(17), or 415. Under the SRSP Plans, officers may elect deferrals to be distributed in 1 to 10 installments commencing in January of the year following termination of employment. For deferrals made in 2005 and thereafter, distributions may commence seven months after termination of employment or in January of a year specified by the officer. Earlier distributions may be made in the case of an officer’s death. The plan administrator may, in its discretion, permit earlier withdrawals as requested by participants to meet unforeseen emergencies.

Under the DC-ESRP, each time salary or STIP is paid, PG&E Corporation credits the participant’s account with an amount equal to 7 percent of the payment. Benefits vest after three years of cumulative service with the companies, and benefits are paid in a single lump sum upon the officer’s separation from service commencing as soon as reasonably practicable, following a date seven months after the separation from service. Officers may also elect deferrals to be distributed in 2 to 10 equal annual installments. Earlier distributions may be made in the case of an officer’s death.

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Earnings on amounts in participant accounts under the SRSP Plans and the DC-ESRP are calculated based on the performance of the following funds available in the 401(k) plan:

Fund Name	2018 Return
Bond Index Fund	0.0%
Emerging Markets Enhanced Index Fund	-14.5%
International Stock Index Fund	-13.8%
Large Company Stock Index Fund	-4.4%
Money Market Investment Fund	1.8%
Retirement Income Fund	-2.8%
Short Term Bond Index Fund	1.5%
Small Company Stock Index Fund	-9.2%
Target Date Fund 2015	-3.1%
Target Date Fund 2020	-4.5%
Target Date Fund 2025	-5.9%
Target Date Fund 2030	-6.7%
Target Date Fund 2035	-7.3%
Target Date Fund 2040	-7.9%
Target Date Fund 2045	-8.4%
Target Date Fund 2050	-8.6%
Target Date Fund 2055	-8.6%
Target Date Fund 2060	-8.7%
Total US Stock Index Fund	-5.3%
U.S. Government Bond Index Fund	0.5%
World Stock Index Fund	-9.1%

Other available measures are the PG&E Corporation Phantom Stock Fund, which mirrors an investment in PG&E Corporation common stock (2018 return of negative 45.7 percent), and the AA Utility Bond Fund. The AA Utility Bond Fund accrues interest based on the long-term corporate bond yield average for AA utilities reported by Moody’s Investors Service (yields reported during 2018 ranged from 3.6 percent to 4.4 percent). Pre-2005 deferrals under the SRSP Plans are limited to the Large Company Stock Index Fund, the PG&E Corporation Phantom Stock Fund, and the AA Utility Bond Fund. In general, the earnings measures are selected by the officer and may be reallocated subject to restrictions imposed by regulations of the SEC. However, deferrals of Special Incentive Stock Ownership Premiums received under the prior Executive Stock Ownership Program before December 31, 2012 may only be invested in the PG&E Corporation Phantom Stock Fund and may not be reallocated.

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POTENTIAL PAYMENTS UPON RESIGNATION, RETIREMENT, TERMINATION, CHANGE IN CONTROL, DEATH, OR DISABILITY

The NEOs are eligible to receive certain benefits upon termination, or when a Change in Control (as defined in the Officer Severance Policy) occurs and either (1) the officer’s employment is terminated (including constructive termination by the officer for good reason) in connection with the Change in Control, or (2) the acquiring company does not continue or assume outstanding LTIP awards, or substitute the LTIP awards with substantially equivalent awards.

The following table estimates potential payments for each NEO as if, effective December 31, 2018, that individual’s employment was terminated or an acquiror did not assume, continue, or grant substitute awards for LTIP awards previously granted by PG&E Corporation or the Utility. Estimates assume that the value of any stock-based compensation received was $23.75 per share, which was the closing price of PG&E Corporation common stock on December 31, 2018. The table generally excludes (1) payments for services already rendered (such as unpaid and earned salary), which would be due to the NEO even if the individual had remained employed with the companies, (2) post-retirement benefits that would be available to employees generally, and (3) any deferred compensation that was previously earned but would become payable due to the termination (these deferred amounts are reflected in the table entitled “Non-Qualified Deferred Compensation—2018”). The table also does not fully take into account changes and restrictions that apply following the commencement of the Chapter 11 Cases on January 29, 2019. Please see section 5 of the CD&A for a discussion of the potential future impacts of the Chapter 11 Cases.

The value of actual cash and equity received on or shortly after December 31, 2018 would be less than the “total” amount listed below because (1) pension benefits are paid over time in the form of a life annuity, and (2) stock awards reflected in the table will be payable only after vesting, which may occur in subsequent years.

Since Mr. Stavropoulos retired on October 1, 2018, only payments that he received upon retirement are shown.

Name	Resignation/ Retirement ($)	Termination For Cause ($)	Termination Without Cause ($)	Change in Control ($)(1)	Death or Disability ($)(2)
G. J. Williams
Value of Accumulated Pension Benefits	$3,189,564	$3,189,564	$3,189,564	$3,189,564	$2,002,036
Value of Stock Awards Vesting(3)	3,915,462	0	3,915,462	3,915,462	3,915,462
Severance Payment	0	0	2,495,500	4,975,833	0
Short-Term Incentive Plan Award(4)	0	0	0	0	0
Health Care Insurance	0	0	48,939	48,939	0
Career Transition	0	0	12,000	12,000	0
Total	$7,105,026	$3,189,564	$9,661,465	$12,141,798	$5,917,498
J. Soto, Jr.
Value of Accumulated Pension Benefits	$925,248	$925,248	$925,248	$925,248	$486,800
Value of Stock Awards Vesting(3)	0	0	263,787	803,096	803,096
Severance Payment	0	0	800,000	800,000	0
Short-Term Incentive Plan Award(4)	0	0	0	0	0
Health Care Insurance	0	0	48,939	48,939	0
Career Transition	0	0	12,000	12,000	0
Total	$925,248	$925,248	$2,049,973	$2,589,283	$1,289,896
S. Malnight
Value of Accumulated Pension Benefits	$1,553,145	$1,553,145	$1,553,145	$1,553,145	$858,796
Value of Stock Awards Vesting(3)	0	0	400,291	657,803	657,803
Severance Payment	0	0	866,250	1,620,260	0
Short-Term Incentive Plan Award(4)	0	0	0	0	0
Health Care Insurance	0	0	48,939	48,939	0
Career Transition	0	0	12,000	12,000	0
Total	$1,553,145	$1,553,145	$2,880,624	$3,892,147	$1,516,599

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POTENTIAL PAYMENTS UPON RESIGNATION, RETIREMENT, TERMINATION, CHANGE IN CONTROL, DEATH, OR DISABILITY (Continued)

Name	Resignation/ Retirement ($)	Termination For Cause ($)	Termination Without Cause ($)	Change in Control ($)(1)	Death or Disability ($)(2)
P. Hogan
Value of Accumulated Pension Benefits	$110,633	$110,633	$110,633	$110,633	$102,004
Value of Stock Awards Vesting(3)	0	0	212,684	440,923	440,923
Severance Payment	0	0	686,400	686,400	0
Short-Term Incentive Plan Award(4)	0	0	0	0	0
Health Care Insurance	0	0	16,876	16,876	0
Career Transition	0	0	12,000	12,000	0
Total	$110,633	$110,633	$1,038,593	$1,266,832	$542,927
J. P. Wells
Value of Accumulated Pension Benefits	$997,646	$997,646	$997,646	$997,646	$576,525
Value of Stock Awards Vesting(3)	0	0	664,593	1,365,907	1,365,907
Severance Payment	0	0	1,102,500	2,197,500	0
Short-Term Incentive Plan Award(4)	0	0	0	0	0
Health Care Insurance	0	0	35,438	35,438	0
Career Transition	0	0	12,000	12,000	0
Total	$997,646	$997,646	$2,812,177	$4,608,491	$1,942,432
D. S. Thomason
Value of Accumulated Pension Benefits	$605,348	$605,348	$605,348	$605,348	$342,761
Value of Stock Awards Vesting(3)	0	0	92,662	176,684	176,684
Severance Payment	0	0	471,250	471,250	0
Short-Term Incentive Plan Award(4)	0	0	0	0	0
Health Care Insurance	0	0	48,939	48,939	0
Career Transition	0	0	12,000	12,000	0
Total	$605,348	$605,348	$1,230,198	$1,314,220	$519,445
J. R. Simon
Value of Accumulated Pension Benefits	$2,264,599	$2,264,599	$2,264,599	$2,264,599	$1,165,091
Value of Stock Awards Vesting(3)	0	0	579,296	1,223,033	1,223,033
Severance Payment	0	0	1,056,650	2,106,100	0
Short-Term Incentive Plan Award(4)	0	0	0	0	0
Health Care Insurance	0	0	48,939	48,939	0
Career Transition	0	0	12,000	12,000	0
Total	$2,264,599	$2,264,599	$3,961,484	$5,654,671	$2,388,124
N. Stavropoulos
Value of Accumulated Pension Benefits	$2,174,796
Value of Stock Awards Vesting(3)	1,601,362
Severance Payment	0
Short-Term Incentive Plan Award(4)	0
Health Care Insurance	0
Career Transition	0
Total	$3,776,158

(1)	Payments made in connection with a Change in Control may require shareholder approval, pursuant to the PG&E Corporation Golden Parachute Restriction Policy, discussed below. If excise taxes are levied in connection with Internal Revenue Code Section 4999, the aggregate benefits shown may be reduced to a level that does not trigger the excise tax, but only if doing so would be more beneficial to the officer on an after-tax basis.
(2)	For pension payments, the number reflects the value of aggregated benefits upon termination due to death. Pension payments upon termination due to disability would be the same as in the event of resignation.
(3)	Reflects the value of outstanding equity awards for which vesting is continued or accelerated due to the termination event. Based on performance through December 31, 2018, no payments would be made with respect to outstanding performance shares using a TSR measure. Payments would be made with respect to 100 percent of outstanding performance shares granted in 2016 using safety and affordability measures. Outstanding performance shares granted in 2017 and 2018 using safety, affordability, and financial measures are included assuming a 100 percent payout.
(4)	Assumes 2018 STIP performance score of 0, as determined by the Boards of PG&E Corporation and the Utility and the Compensation Committee for all officers.

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POTENTIAL PAYMENTS UPON RESIGNATION, RETIREMENT, TERMINATION, CHANGE IN CONTROL, DEATH, OR DISABILITY (Continued)

Pension Benefits in General

If any NEO is terminated for any reason, that officer generally is entitled to receive accrued and vested pension benefits, as described in the narrative accompanying the “Pension Benefits—2018” table. The value of the pension benefit will be paid out over time in the form of an annuity, consistent with payment elections made by the NEO. The qualified plan trust is funded by contributions from both PG&E Corporation and the Utility. Payments from the non-qualified plan are paid by PG&E Corporation and are reduced by any benefit payable from the qualified plan.

The value of pension benefits reported in the table above is identical in all termination scenarios, except if an NEO’s employment is terminated due to that officer’s death. In that case, if (1) the officer was at least 55 years of age, or (2) the combined total of his or her age and the number of years worked exceeded 70, then the officer’s surviving spouse or beneficiary would be entitled to an immediate commencement of payment of 50 percent of the single-life pension benefit that would otherwise have been available to the officer at age 65. For all other officers, the value of this pre-retirement survivor’s benefit would be 50 percent of the single life pension benefit that would otherwise have been available to the officer at age 55, and the benefit would commence on the first of the month after the day that officer would have reached age 55.

Officer Severance Policy

The Officer Severance Policy provides for severance payments and the treatment of certain LTIP awards upon termination with cause, termination without cause, and termination in connection with a Change in Control. Benefits under the Officer Severance Policy are paid by the individual’s former employer.

Potential Payments – Resignation/Retirement

LTIP Awards

Unvested performance shares, stock options, and RSUs generally are cancelled upon resignation, unless that individual’s resignation qualifies as a “retirement.” For these purposes, “retirement” for the NEOs means a termination of employment, other than for cause, when an employee is at least 55 years old and has been employed for at least the last five consecutive years immediately before termination. If the individual “retires,” then:

•	Unvested performance shares continue to vest and will become payable as if the officer remained employed,

•	Unvested annual RSU awards continue to vest and will become payable as if the officer remained employed (unless retirement occurs within two years following a Change in Control, in which case shares underlying the RSUs vest and are paid out within 60 days following the retirement).

•	Unvested annual stock options continue to vest and will become exercisable according to their normal vesting schedule as if the officer remained employed (unless retirement occurs within two years following a Change in Control, in which case all options vest and may be exercised for the shorter of the remaining term or five years.

With respect to the RSUs granted as a promotional award to Mr. Stavropoulos in May 2017, the retirement provision does not apply and unvested RSUs were cancelled at the time his employment ended.

Ms. Williams was the only NEO eligible for retirement under the LTIP as of December 31, 2018. Mr. Stavropoulos was retirement-eligible at the time his employment ended.

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POTENTIAL PAYMENTS UPON RESIGNATION, RETIREMENT, TERMINATION, CHANGE IN CONTROL, DEATH, OR DISABILITY (Continued)

STIP

If an NEO resigns or retires on or after December 31 of a performance year, that officer will be entitled to receive a lump-sum STIP payment for that calendar year.

If an NEO resigns prior to December 31 of any calendar year, potential STIP payments for that year generally are forfeited. However, if the NEO is at least 55 years of age at the time of resignation, then potential STIP payments will be treated in the same manner as for a “retirement.”

If an NEO retires before December 31 of any calendar year, then the Compensation Committee may, in its discretion, approve providing the retired NEO with a lump-sum STIP payment for that calendar year. Any such STIP payment generally would reflect actual earnings, and thus be prorated to reflect the amount of time that the retired NEO was employed during the performance period.

Any STIP payment generally would reflect the STIP performance score applicable to active employees and would be paid by the former employer at the same time as for active employees.

Post-Retirement Life Insurance Benefits

Upon retirement (as defined under the qualified pension plan), all employees of PG&E Corporation, the Utility, and certain subsidiaries are eligible to receive a life insurance coverage benefit under the Post-Retirement Life Insurance Plan of Pacific Gas and Electric Company. If an employee retires at age 55 or older with at least 15 years of service (“qualifying retirement”) with the companies and their respective subsidiaries, the employee may qualify for a different “benefit level” and the value of the benefit may increase. Each retiree’s applicable “benefit level” is determined based on factors such as the participant’s position with the company at retirement and the date of hire or promotion. Prior to December 31, 2008, upon qualifying retirement, certain benefit levels also permitted the retiree to elect to receive the benefit in the form of a lump-sum cash payment equal to the present value of the insurance coverage benefit. Participants no longer may elect the cash payment upon retirement, but certain individuals who were employees as of December 31, 2008 and who were likely upon retirement to qualify for the benefit levels that previously offered the cash alternative were given the opportunity to make a one-time election as to whether to receive future benefits (if any) as insurance coverage or in the form of a lump-sum cash payment. Benefits are paid by the former employer.

Upon qualifying retirement, Ms. Williams and Mr. Simon would receive a lump-sum cash benefit equal to the present value of a post-retirement life insurance policy with coverage equal to his or her last 12 months of salary. Upon qualifying for retirement, all other NEOs would be entitled to receive a life insurance benefit in the amount of $50,000.

Potential Payments – Termination for Cause

If an officer is terminated for cause, all outstanding performance shares and RSUs are cancelled, stock options are forfeited, no severance payment is available, and the officer is not eligible to receive a STIP payment for that year.

As provided in the Officer Severance Policy, in general, an officer is terminated “for cause” if the employer determines in good faith that the officer has engaged in, committed, or is responsible for:

•	Serious misconduct, gross negligence, theft, or fraud against PG&E Corporation and/or the officer’s employer,

•	Refusal or unwillingness to perform his or her duties,

•	Inappropriate conduct in violation of the Corporation’s equal employment opportunity policy,

•	Conduct that reflects adversely upon, or making any remarks disparaging of, the Corporation, its Board, officers, or employees, or its affiliates or subsidiaries,

•	Insubordination,

•	Any willful act that is likely to injure the reputation, business, or business relationship of the Corporation or its subsidiaries or affiliates, or

•	Violation of any fiduciary duty, or breach of any duty of loyalty.

With respect to vesting of LTIP awards, “cause” generally is determined in the sole discretion of PG&E Corporation, and typically includes dishonesty, a criminal offense, or violation of a work rule.

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POTENTIAL PAYMENTS UPON RESIGNATION, RETIREMENT, TERMINATION, CHANGE IN CONTROL, DEATH, OR DISABILITY (Continued)

Potential Payments – Termination Without Cause

LTIP Awards

Termination provisions are described in the Officer Severance Policy and LTIP award agreements.

•	Unvested performance shares generally vest based on actual performance proportionately based on the number of months during the performance period that the officer was employed divided by 36 months. Any vested performance shares are settled, if at all, at the end of the applicable performance period.

•	Unvested RSUs generally continue to vest for 12 months.

•	Unvested stock options that would have vested over the 12 months following termination will continue to vest. Vested stock options may be exercised for the shorter of one year or the remaining term.

However, if the officer is at least 55 years of age with at least five years of service, his or her termination without cause is treated as a retirement under the terms of the LTIP. (Please see the section entitled “Potential Payments—Resignation/ Retirement” for a discussion of vesting provisions.) Ms. Williams was the only NEO eligible for retirement under the LTIP as of December 31, 2018. Mr. Stavropoulos was retirement-eligible at the time his employment ended.

Severance Payment

All NEOs would be entitled to a lump-sum payment of one times annual base salary and STIP target.

STIP

If an officer is terminated without cause before December 31 of a given year and has at least six months of service in that year, the officer is eligible to receive a prorated lump-sum STIP award for that year. Such STIP payment generally would reflect the STIP performance score applicable to active employees and would be prorated to reflect the amount of time that the officer was employed during the performance period. Payments would be paid by the former employer and at the same time as for active employees.

Miscellaneous Benefits

The officer is entitled to receive a lump-sum cash payment equal to the estimated value of 18 months of COBRA premiums, based on the officer’s benefit levels at the time of termination (with such payment subject to taxation under applicable law), and career transition services.

Covenants

In consideration for severance benefits other than those relating to LTIP awards, (1) the officer agrees not to divulge any confidential or privileged information obtained during his or her employment, unless required or permitted by law, (2) during a period of 12 months following severance, the officer agrees to a covenant to, among other things, refrain from soliciting customers and employees, (3) the officer agrees to assist in legal proceedings as reasonably required during this period, (4) the officer must sign a release of claims, and (5) the officer must agree not to compete with the companies to the extent permitted by law.

Potential Payments – Severance in Connection with Change in Control

Change-in-Control benefits require a “double trigger” and are not payable based on a Change-in-Control event alone. Benefits in connection with a Change in Control are provided by the Officer Severance Policy, the LTIPs, and related LTIP award agreements and guidelines. Benefits may be limited by the PG&E Corporation Golden Parachute Restriction Policy, which is discussed further below.

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POTENTIAL PAYMENTS UPON RESIGNATION, RETIREMENT, TERMINATION, CHANGE IN CONTROL, DEATH, OR DISABILITY (Continued)

Definition of Change in Control

A Change in Control occurs upon any of the following events:

1.	Any person or entity (excluding employee benefit plans or a plan fiduciary) becomes the direct or indirect owner of more than 30 percent of PG&E Corporation’s outstanding common stock.

2.	Over any two-year period, a majority of the PG&E Corporation directors in office at the beginning of the period are no longer in office (unless each new director was elected or nominated for shareholder election by at least two-thirds of the remaining active directors who also were in office at the beginning of the period or who were elected or nominated by at least two-thirds of the active directors at the time of election or nomination).

3.	Following any shareholder-approved consolidation or merger of PG&E Corporation, the former Corporation shareholders own less than 70 percent of the voting power in the surviving entity (or parent of the surviving entity).

4.	(a) Consummation of the sale, lease, exchange, or other transfer of all or substantially all of PG&E Corporation’s assets, or

(b) shareholder approval of a plan of liquidation or dissolution of PG&E Corporation.

LTIP Awards

Following a Change in Control, LTIP awards generally accelerate or automatically vest if either (a) the successor company fails to assume, continue, or substitute previously granted awards in a manner that preserves the value of those awards, or (b) the award recipient is terminated (including constructive termination) in connection with a Change in Control during a set period of time before or after the Change in Control. Specific acceleration, vesting, and settlement provisions are as follows (subject to any delays necessary to comply with Internal Revenue Code Section 409A):

TREATMENT OF UNVESTED LTIP AWARDS UPON TERMINATION WITHOUT CAUSE IN CONNECTION WITH A CHANGE IN CONTROL (CIC)

	CIC Occurs and Acquiror Does Not Assume, Continue, or Grant Substitute LTIP Awards	Termination Within Three Months Before CIC; Awards Are Assumed, Continued, or Substituted	Termination Within Two Years After CIC; Awards Are Assumed, Continued, or Substituted
Performance Shares	Vest upon CIC, payable at end of the performance period, but based on a payout factor measuring TSR for the period from the beginning of the performance period to the date of CIC, and assuming safety and affordability performance was at target	Vest upon CIC, payable at the end of the performance period	Vest upon termination, payable at the end of the performance period
RSUs	Vest upon CIC, settled under the normal schedule	Vest upon CIC, settled under the normal schedule (includes any RSUs that would have continued to vest after termination)	Vest upon termination, settled within 60 days
Stock Options	Vest upon CIC and will be cancelled in exchange for fair value	Vest upon CIC; may be exercised within shorter of remaining term or one year	Vest upon termination; may be exercised within shorter of remaining term or one year

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TREATMENT OF UNVESTED LTIP AWARDS UPON TERMINATION WITHOUT CAUSE IN CONNECTION WITH A CHANGE IN CONTROL (CIC) (Continued)

Severance Payment

The Officer Severance Policy provides enhanced Change-in-Control severance benefits to “covered officers” who are in officer compensation bands 1 or 2. Such covered officers include Ms. Williams, Mr. Malnight, Mr. Wells, and Mr. Simon. Mr. Stavropoulos was a covered officer prior to the end of his employment. If Mr. Soto, Mr. Hogan, or Mr. Thomason had been terminated in connection with a Change in Control as of December 31, 2018, each would have been eligible for standard severance benefits, as discussed in the section entitled “Potential Payments—Termination Without Cause.”

If a covered officer is terminated without cause or is constructively terminated in connection with a Change in Control (which includes termination prior to a Potential Change in Control, as defined in the Officer Severance Policy), the officer generally would be eligible for a lump-sum payment equal to the total of:

1.	Unpaid base salary earned through the termination date,

2.	Any accrued but unpaid vacation pay, and

3.	Two times the sum of (a) target STIP for the fiscal year in which termination occurs, and (b) the officer’s annual base salary in effect immediately before either the date of termination or the Change in Control, whichever is greater.

However, in connection with the elimination of reimbursement payments for excise taxes levied in connection with Internal Revenue Code Section 4999, eligible officers either (1) are responsible for paying any such excise taxes, or (2) have their aggregate Change-in-Control benefits reduced to a level that does not trigger the excise tax, but only if doing so would be more beneficial to the officer on an after-tax basis.

For these purposes, “cause” means:

(i)	The covered officer’s willful and continued failure to substantially perform the officer’s duties with PG&E Corporation or one of its affiliates, after a written Board demand for substantial performance is delivered to the officer, or

(ii)	The willful engagement in illegal conduct or gross misconduct that is materially injurious to PG&E Corporation.

Constructive termination includes resignation in connection with conditions that constitute Good Reason as defined in the Officer Severance Policy (which includes, among other things, a material diminution in duties, authority, or base compensation).

STIP

If a covered officer is terminated without cause or is constructively terminated in connection with a Change in Control, the Officer Severance Policy provides that the officer will receive a lump-sum payment equal to the officer’s prorated target STIP calculated for the fiscal year in which termination occurs. If Mr. Soto, Mr. Hogan, or Mr. Thomason had been terminated in connection with a Change in Control as of December 31, 2018, each would have been eligible for STIP payments, consistent with the discussion in the section entitled “Potential Payments—Termination Without Cause.”

PG&E Corporation Golden Parachute Restriction Policy

The Golden Parachute Restriction Policy requires shareholder approval of executive severance payments provided in connection with any change in control, to the extent that those payments exceed 2.99 times the sum of a covered officer’s base salary and target annual bonus. This Policy was adopted by the PG&E Corporation Board in February 2006.

The policy applies to the value of cash, special benefits, or perquisites that are due to the executive following or in connection with both (1) a change in control, and (2) the termination or constructive termination of an officer of PG&E Corporation, the Utility, or their respective subsidiaries at the level of Senior Vice President or higher. It does not apply to the value of benefits that would be triggered by a change in control without severance, or to the value of benefits that would be triggered by severance in the absence of a change in control. The Golden Parachute Restriction Policy also does not apply to certain enumerated payments, including, among others, compensation for services rendered prior to termination, tax restoration payments, and accelerated vesting or settlement of equity awards.

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TREATMENT OF UNVESTED LTIP AWARDS UPON TERMINATION WITHOUT CAUSE IN CONNECTION WITH A CHANGE IN CONTROL (CIC) (Continued)

Potential Payments – Termination Due to Death or Disability

LTIP Awards

If an officer’s employment is terminated due to death or disability, LTIP awards are treated as follows:

•	Unvested performance shares vest immediately. Vested shares are payable, if at all, as soon as practicable after completion of the performance period relevant to the performance shares.

•	If a participant’s death or disability (as defined under Internal Revenue Code Section 409A) occurs while employed, unvested RSUs vest immediately and will be settled within 60 days.

•	If a participant’s death or disability (as defined under Internal Revenue Code Section 409A) occurs while employed, unvested stock options vest immediately. Vested stock options may be exercised within the shorter of one year or the remaining term.

Vested LTIP awards are payable to the officer’s designated beneficiary(ies) in the case of death, or otherwise in accordance with the officer’s instructions or by law.

STIP

If an officer’s employment is terminated due to death or disability before December 31 of the STIP performance year, a prorated portion of the target STIP award will become payable to the officer, or, in the case of death, to the officer’s beneficiary(ies), by the former employer and at the same time as STIP payments are made to active employees.

PRINCIPAL EXECUTIVE OFFICERS’ (PEO) PAY RATIO – 2018

The PG&E Corporation PEO’s 2018 total compensation was $9,289,842. The total compensation of the median employee was $177,765. The ratio of PEO pay to median worker pay for PG&E Corporation was 52:1.

The Utility PEO’s 2018 total compensation was $1,727,251. The total compensation of the median employee was $177,765. The ratio of PEO pay to median worker pay for the Utility was 10:1.

December 31, 2018 was selected as the date to identify the “median employee.” The companies identified the same individual as was identified as the “median employee” on December 31, 2017, for purposes of disclosures in the 2017 Joint Proxy Statement, given that since December 31, 2017, there have been no changes to either company’s employee population or employee compensation arrangements that would result in significant changes to the pay ratio disclosure. To identify the “median employee” on December 31, 2017, Medicare wages from tax records were utilized to make the initial identification. At that time, of the companies’ total of 23,361 employees, an insignificant number (24) were employed by PG&E Corporation, so the same employee was used as the “median employee” for both PG&E Corporation and the Utility in 2017 and again in 2018. After identifying the median employee, all the elements of compensation, including cash compensation and change in pension value, for 2018 were combined in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K.

As of December 31, 2018, three individuals concurrently served as PEOs of the Utility: Jesus Soto, Senior Vice President, Gas Operations; Steven Malnight, Senior Vice President, Energy Supply and Policy; and Patrick Hogan, Senior Vice President, Electric Operations. To reflect this structure, PEO compensation was calculated as the average compensation provided to Messrs. Soto, Malnight, and Hogan. Because these three individuals assumed the shared duties of PEO on September 1, 2018, PEO compensation, specifically salary and non-equity incentive plan compensation, was annualized to project the amount of compensation that would have been earned if each of the PEOs had been in his position for the full year.

These ratios are reasonable estimates calculated in a manner consistent with Item 402(u) of Regulation S-K.

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NEW CEO COMPENSATION ARRANGEMENTS

On April 10, 2019, the Board of the Corporation appointed Bill Johnson as the new Chief Executive Officer and President of the Corporation. Mr. Johnson is expected to take office on May 2, 2019.

In connection with the appointment, the independent members of the Corporation Board approved the terms and conditions of Mr. Johnson’s compensation arrangements, which are generally described below and are subject to the approval of the Bankruptcy Court, where the Chapter 11 Cases are pending.

During the three-year employment commitment, Mr. Johnson will receive a base salary of $2.5 million annually. Mr. Johnson will also receive a one-time transition payment of $3 million on the first day of his employment, which is subject to claw-back in the event Mr. Johnson resigns or is terminated for cause within 12 months of his start date. Further, Mr. Johnson will be eligible for the Corporation’s standard relocation policy for expenses relating to moving to California.

In addition, Mr. Johnson will receive equity incentive compensation consisting of time-based RSUs, performance-based restricted stock units (“PRSUs”) and performance-based stock options. Mr. Johnson will receive an annual equity award with a target value of $3.5 million, with 25 percent of such award consisting of RSUs and 75 percent of such award consisting of PRSUs. Additionally, on the first day of his employment, Mr. Johnson will receive a one-time grant of three tranches of performance-based stock options, payable in cash or shares at Mr. Johnson’s option, as follows: (i) tranche 1 consists of a maximum 1.2 million options (i.e., 800,000 options at target level performance) with an exercise price of $25.00 per share exercisable until the fourth anniversary of the grant date, (ii) tranche 2 consists of a maximum 1.5 million options (i.e., 1 million options at target level performance) with an exercise price of $40.00 per share exercisable until the fourth anniversary of the grant date, and (iii) tranche 3 consists of a maximum 1.6 million options (i.e., approximately 1.1 million options at target level performance) with an exercise price of $50.00 per share exercisable until the fifth anniversary of the grant date, in each case subject to forfeiture if Mr. Johnson is terminated for cause.

The performance-based vesting conditions applicable to the PRSUs and stock options will be weighted 65 percent safety-based performance conditions, 25 percent financial-based performance conditions and 10 percent customer-based performance conditions. All of Mr. Johnson’s equity incentive compensation will be subject to claw-back under the Corporation’s recoupment policy. The vesting conditions, including the performance periods and threshold, target and maximum performance levels applicable to the performance-based vesting conditions, and other material terms, including certain anti-dilution protections, of Mr. Johnson’s equity incentive compensation are described in the Corporation’s Current Report on Form 8-K filed with the SEC on April 16, 2019.

Mr. Johnson will also be eligible for severance payments under certain circumstances, as described in the Corporation’s Current Report on Form 8-K filed with the SEC on April 16, 2019.

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Item Nos. 5 and 6: PG&E Corporation Shareholder Proposals

To Be Voted on by PG&E Corporation Shareholders Only

The following shareholder proposals and related supporting statements represent the views of the shareholders who submitted them, and not the views of PG&E Corporation. PG&E Corporation is not responsible for, and does not endorse, the content of any shareholder proposal or supporting statement. The shareholder proposals and supporting statements are included in this Proxy Statement pursuant to SEC proxy Rule 14a-8.

Item No. 5: Shareholder Proposal

Mr. Jing Zhao, 1745 Copperleaf Court, Concord, CA 94519, beneficial owner of 65 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

Shareholder Proposal on Corporation Structure Reform

Resolved: shareholders recommend that PG&E Corporation reform PG&E’s structure to combine with Pacific Gas and Electric Company into one organization under one board and one executive team, under applicable law and regulation rules.

Supporting Statement

According to Joint Notice of 2018 Annual Meetings Joint Proxy Statement of PG&E Corporation and Pacific Gas and Electric Company summary compensation table (p.61), PG&E Corporation’s CEO and President Ms. Williams took $8,597,220, Pacific Gas and Electric Company’s President and COO Mr. Stavropoulos took $6,413,256, and PG&E Corporation’s Executive Chair of the Board Mr. Earley took $6,012,329 (with early retirement before the end of 2017), totaling $21,022,805 in 2017 when California residents suffered devastating lose and lives from wild fires and other natural and unnatural causes! Mr. Earley also took $11,730,646 in 2016 and $12,198,394 in 2015. Californians cannot afford to award three bosses for one and same poor public utilities service at the same time with such an absurd high compensation.

Furthermore, according to the Wall Street Journal “Better Ways to Measure Your Boss’s Pay” (July 4, 2017): “Summary compensation tables massively understate what executives earn and don’t tell investors what they need to know.” “In 2015—the last year for which full data is available—the average pay of the 500 highest-paid U.S. executives was $17.1 million according to fair-value estimates, but $32.6 million according to realized pay.”

The division of PG&E Corporation and Pacific Gas and Electric Company is unnecessary for and harmful to public service, and is unethical for two groups of executive officers to award themselves with absurd compensation. There is no such a “joint venture” of public service in other advanced democratic societies.

The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This Proposal.

The Board believes shareholders should vote against this proposal for the following reasons:

With the Corporation’s and the Utility’s January 29, 2019 filing of voluntary petitions for relief under Chapter 11, any transactions outside of the ordinary course of business, including transactions to alter or restructure the corporate structure of PG&E Corporation and its subsidiary, the Utility, will require approval from the Bankruptcy Court overseeing the companies’ jointly administered Chapter 11 Cases. A company restructuring, if any, likely would be addressed as part of the companies’ Chapter 11 plan(s) of reorganization that must be filed, voted on by holders of impaired claims and equity interests, and confirmed by the Bankruptcy Court before the companies emerge from Chapter 11. PG&E Corporation cannot unilaterally decide to combine with the Utility, even if PG&E Corporation’s shareholders approve such a recommendation, absent Bankruptcy Court approval.

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Furthermore, any confirmed Chapter 11 plan of reorganization will need to comport with applicable regulatory requirements, as well as take into account the numerous interests of stakeholders including shareholders, customers, communities served by PG&E Corporation and the Utility, regulators, parties affected by the 2017 and 2018 wildfires, creditors, and employees. A confirmed Chapter 11 plan of reorganization could reflect any number of possible corporate structures, from combining into one entity, splitting up into many different entities, or maintaining the status quo.

In this environment, it is not practical or meaningful for shareholders at the 2019 annual meeting to recommend combining PG&E Corporation and the Utility based on executive compensation concerns. Rather, it is in the best interests of PG&E Corporation and its shareholders for the Corporation to have the flexibility and time to formulate and file a Chapter 11 plan of reorganization that (i) addresses and resolves the wildfire claims that have been asserted against it, (ii) enables PG&E Corporation and the Utility to provide prudent and efficient service to the Utility’s customers and to properly invest in its business to provide safe and reliable service and to further mitigate future wildfire risks, (iii) enables PG&E Corporation and the Utility to help restore and rebuild communities affected by the wildfires, and (iv) maximizes value and positions PG&E Corporation and the Utility for long-term viability.

For these reasons, the PG&E Corporation Board unanimously recommends a vote AGAINST this proposal.

Item No. 6: Shareholder Proposal

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, beneficial owner of 80 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

Proposal 6 – Improve Shareholder Proxy Access

Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to make use of our shareholder proxy access provisions.

Under current provisions, even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% criteria for a continuous 3-years at most companies examined by the Council of Institutional Investors. Additionally many of the largest investors of major companies are routinely passive investors who would be unlikely to be part of the proxy access shareholder aggregation process. Our company has a 20 participant limit for shareholder proxy access.

Under this proposal it is likely that the number of shareholders who participate in the aggregation process would still be a modest number due to the rigorous rules our company adopted for a shareholder to make an application to qualify as one of the aggregation participants. Plus it is easy for our management to reject potential aggregating shareholders because management simply needs to find lacking one item from a list of requirements.

This proposal deserves added attention since the price of PG&E stock fell 50% in one-month. Our Board of directors needs refreshment with a healthy concern for risk management of PG&E and a complete culture change. It seems unlikely that Board refreshment will be originating from the Chairman of our Nomination Committee, Richard Kelly. Mr. Kelly has been retired for 13-years and does not work on any other major Board of Directors to keep his skills up-to-date.

According to a San Francisco Chronicle article:

PG&E endured a turbulent ride on Wall Street as its legal and regulatory challenges continue to mount since the 2018 Camp fire broke out. Shares were at $25 – nearly half their opening price the day the fire started.

The 2018 Camp fire survivors have filed multiple suits against PG&E in San Francisco and Butte County, and a federal judge overseeing PG&E’s probation because of the 2010 San Bruno pipeline blast has opened a new, wildfire-related line of inquiry.

At the same time, the California Public Utilities Commission has said it wants to expand an investigation into PG&E’s safety culture, originally born out of the San Bruno fallout, to include wildfires.

PG&E also faces the prospect that its equipment may be found responsible for starting the Tubbs Fire, the most destructive of the devastating 2017 Wine Country wildfires. The cause of that fire is still under investigation, but investigators have said PG&E equipment started 17 other fires that burned through Northern California in 2017.

Please vote yes:

Improve Shareholder Proxy Access – Proposal 6

The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This Proposal.

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The Board believes shareholders should vote against this proposal for the following reasons:

PG&E Corporation’s current proxy access bylaw provisions strike an appropriate balance between the benefits and risks of proxy access, and are consistent with current proxy access market standards. The proposal seeks the adoption of provisions that would unnecessarily disrupt that balance and are inconsistent with current market practice. Further, given the composition of PG&E Corporation’s shareholder base, the proposed changes would not significantly increase the ability for our shareholders to take advantage of proxy access, and therefore are unnecessary.

Our shareholders already have meaningful and appropriate proxy access rights. On February 17, 2016, the PG&E Corporation Board adopted proxy access bylaw provisions that permit shareholders owning 3 percent or more of the Corporation’s outstanding common stock for at least three years to nominate the greater of two directors or 20 percent of the Board, and to include these nominees in the Corporation’s proxy materials. The number of shareholders who may aggregate their shares to meet the ownership threshold is limited to 20. Nominations are subject to the eligibility, procedural, and disclosure requirements set forth in the Corporation’s bylaws.

Our proxy access bylaw provisions’ specific requirements reflect a broad range of perspectives, including (1) current practices among other large companies and (2) the views of PG&E Corporation’s largest investors. The Board considered and weighed these perspectives when developing the Corporation’s proxy access bylaw provisions, and believes that these provisions strike an appropriate and meaningful balance between enhancing shareholder rights and adequately protecting the best interests of the Corporation and its shareholders through reasonable procedures for conducting election contests.

PG&E Corporation is committed to strong corporate governance practices, including accountability to our shareholders. In addition to proxy access, shareholders have other ways to provide input. Our Corporate Governance Guidelines reflect the Board’s commitment to open communications with shareholders, and provide opportunities for direct communication and dialogue with the Board and management.

Removing the shareholder aggregation limit from the Corporation’s proxy access bylaw provisions would not significantly increase benefits to shareholders because the current 20-shareholder limit is not prohibitive, given the Corporation’s current shareholder base. As of January 2019, PG&E Corporation’s 30 largest institutional shareholders held approximately 62 percent of the Corporation’s outstanding common stock. As a practical matter, some of these shareholders could utilize proxy access individually, and a number of the others could easily form a group among themselves to submit a proxy access nomination. More importantly, any shareholder seeking to form a nominating group, regardless of the size of its holdings, could achieve the 3 percent minimum required ownership by combining with one or more of the 30 largest investors. Of course, nominating groups are not limited to these large institutional investors, and a shareholder seeking to nominate a director candidate may approach any other shareholders to meet the 3 percent ownership threshold.

Therefore, the 20-shareholder aggregation limit does not unduly restrict any shareholder from forming a group to submit a proxy access nomination, and provides ample opportunities for all holders of less than 3 percent of the Corporation’s common stock to combine with other shareholders to reach the 3 percent ownership threshold.

In addition, and as discussed elsewhere in this Joint Proxy Statement and public statements, the Board of PG&E Corporation began conducting a Board refreshment process in January 2019 in order to add fresh perspectives to the Board to help address the serious challenges the business faces now and in the future. Throughout this process, PG&E Corporation engaged in constructive dialogue with shareholders and other stakeholders on potential new director nominees and on the composition of the Board as a whole.

For these reasons, the PG&E Corporation Board unanimously recommends a vote AGAINST this proposal.

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Share Ownership Information

PRINCIPAL SHAREHOLDERS

The following table presents certain information regarding shareholders that PG&E Corporation and the Utility know are beneficial owners of more than 5 percent of any class of voting securities of the Corporation or the Utility as of April 24, 2019 (except as noted below).

Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Pacific Gas and Electric Company stock(1)	PG&E Corporation(2) 77 Beale Street P.O. Box 770000 San Francisco, CA 94177	264,374,809		96.24%
Pacific Gas and Electric Company first preferred stock(2)	Stonehill Capital Management LLC, et al. 885 Third Avenue, 30th Fl New York, NY, 10022	672,126	(3)	6.5%
PG&E Corporation common stock	The Vanguard Group Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	47,523,913	(4)	9.2%

(1)	The Utility’s common stock and preferred stock vote together as a single class. Each share is entitled to one vote.
(2)	As of April 24, 2019, the Corporation held 100% of the issued and outstanding shares of Utility common stock, and no Utility preferred shares.
(3)	The information relates to beneficial ownership as of January 28, 2019, as reported in a Schedule 13G filed with the SEC on February 7, 2019 by Stonehill Capital Management LLC (“Stonehill”) and the following individuals, all of whom share voting and dispositive power with respect to the shares: John Motulsky. Christopher Wilson, Jonathan Sacks, Peter Sisitsky, Michael Thoyer, Michael Stern and Samir Arora.
(4)	The information relates to beneficial ownership as of December 31, 2018, as reported in an amended Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. (“Vanguard”). For these purposes, Vanguard has sole voting power with respect to 695,977 shares of PG&E Corporation common stock, shared voting power with respect to 251,229 shares, sole dispositive power with respect to 46,685,227 shares, and shared dispositive power with respect to 838,686 shares of PG&E Corporation common stock held by Vanguard.

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SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of PG&E Corporation common stock beneficially owned (as defined in the rules of the SEC) as of April 15, 2019 by the directors, the nominees for director, the NEOs, and all directors and executive officers of PG&E Corporation and the Utility as a group. As of April 15, 2019, no listed individual owned shares of any class of Utility securities. The table also sets forth common stock equivalents credited to the accounts of directors and executive officers under the Corporation’s deferred compensation and equity plans. Directors and Section 16 Officers of the Corporation and the Utility may not engage in any hedging or monetization transactions that limit or eliminate the officer’s ability to profit from an increase in the value of company stock, and generally are prohibited from pledging company stock as collateral for a loan.

Name	Beneficial Stock Ownership(1)(2)	Percent of Class(3)	Common Stock Equivalents(4)	Total
Richard R. Barrera(5)	0	*	0	0
Jeffrey L. Bleich(5)	0	*	0	0
Nora Mead Brownell(5)	0	*	0	0
Frederick W. Buckman(5)	0	*	0	0
Cheryl F. Campbell(5)	0	*	0	0
Fred J. Fowler(5)	14,043	*	0	14,043
William D. Johnson(5)	0	*	0	0
Michael J. Leffell(5)(8)	80,360	*	0	80,360
Kenneth Liang(5)(10)	12,000	*	0	12,000
Dominique Mielle(5)	0	*	0	0
Meridee A. Moore(5)(9)	140,000	*	0	140,000
Eric D. Mullins(5)	2,099	*	6,353	8,452
Kristine M. Schmidt(5)	0	*	0	0
Alejandro D. Wolff(5)	0	*	0	0
Geisha J. Williams(6)(7)	159,632	*	4,282	163,914
Jesus Soto Jr.(6)	36,219	*	0	36,219
Steven E. Malnight(6)(7)	23,367	*	0	23,367
Patrick M. Hogan(6)(7)	26,247	*	0	26,247
Jason P. Wells(6)	56,882	*	0	56,882
David S. Thomason(6)	8,549	*	0	8,549
John R. Simon(6)	56,674	*	160	56,834
Nickolas Stavropoulos(6)(7)	68,229	*	2,518	70,747
All PG&E Corporation directors and executive officers as a group (24 persons)	743,352	*	13,313	756,665
All Utility directors and executive officers as a group (28 persons)	809,208	*	13,313	822,521

*	Less than 1 percent
(1)	This column includes any shares held in the name of the spouse, minor children, or other relatives sharing the home of the listed individuals and, in the case of current and former executive officers, includes shares of PG&E Corporation common stock held in the defined contribution retirement plan maintained by PG&E Corporation. Except as otherwise indicated below, the listed individuals have sole voting and investment power over the shares shown in this column. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of the shares held.
This column also includes the following shares of PG&E Corporation common stock in which the listed individuals share voting and investment power: Ms. Williams 88,354 shares, Mr. Wells 38,326 shares, Mr. Simon 38,404 shares, Mr. Stavropoulos 48,679 shares, all PG&E Corporation directors and executive officers as a group 213,763 shares, and all Utility directors and executive officers as a group 213,763 shares. No reported shares are pledged.
(2)	This column includes the following shares of PG&E Corporation common stock that the individuals have the right to acquire within 60 days of April 15, 2019 through the exercise of vested stock options or the settlement of vested phantom stock awards: Ms. Williams 52,134 shares, Mr. Soto 5,865 shares, Mr. Malnight 5,865 shares, Mr. Hogan 5,213 shares, Mr. Wells 16,292 shares, Mr. Thomason 2,118 shares, Mr. Simon 14,663 shares, Mr. Stavropoulos 19,550 shares, all PG&E Corporation directors and executive officers as a group 136,036 shares, and all Utility directors and executive officers as a group 151,351 shares. These individuals have neither voting power nor investment power with respect to these shares unless and until they are purchased through the exercise of the options or, with respect to the phantom stock awards, settled in shares of PG&E Corporation common stock, under the terms of the 2006 LTIP and the 2014 LTIP.

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(3)	The percent of class calculation is based on the number of shares of PG&E Corporation common stock outstanding as of April 15, 2019, which was 529,210,278 shares outstanding.
(4)	This column reflects the number of stock units that were purchased by listed individuals through salary and other compensation deferrals or that were awarded under equity compensation plans. The value of each stock unit is equal to the value of a share of PG&E Corporation common stock and fluctuates daily based on the market price of PG&E Corporation common stock. The listed individuals who own these stock units share the same market risk as PG&E Corporation shareholders, although they do not have voting rights with respect to these stock units.
(5)	Mr. Barrera, Mr. Bleich, Ms. Brownell, Mr. Buckman, Ms. Campbell, Mr. Fowler, Mr. Leffell, Mr. Liang, Ms. Mielle, Ms. Moore, Mr. Mullins, Ms. Schmidt and Mr. Wolff are directors and director nominees of both PG&E Corporation and the Utility. Mr. Johnson is a director nominee of both PG&E Corporation and the Utility.
(6)	Ms. Williams, Mr. Soto, Mr. Malnight, Mr. Wells, Mr. Simon, and Mr. Stavropoulos are included in the Summary Compensation Table as NEOs of both PG&E Corporation and the Utility. Mr. Hogan and Mr. Thomason are included in the Summary Compensation Table as NEOs of the Utility only.
(7)	Ms. Williams, Mr. Malnight, Mr. Hogan, and Mr. Stavropoulos were NEOs during 2018 but are no longer with PG&E Corporation or the Utility.
(8)	Mr. Leffell beneficially owns (i) 1,375 shares of PG&E Corporation common stock directly in his name or in his self-directed individual retirement account, (ii) 73,880 shares of PG&E Corporation common stock through his interest in Portage Capital, LLC, a family investment partnership, (iii) 4,150 shares of PG&E Corporation common stock held by an entity owned by members of Mr. Leffell’s immediate family and (iv) 955 shares of PG&E Corporation common stock held in accounts owned by members of Mr. Leffell’s immediate family. Mr. Leffell has sole voting and investment power over all such shares.
(9)	Ms. Moore beneficially owns 140,000 shares of PG&E Corporation common stock through her interest in Watershed Asset Management, LLC, an asset management firm. Ms. Moore has sole voting and investment power over all such shares.
(10)	12,000 shares of PG&E Corporation common stock are held by the Liang Family Trust, for which Kenneth and Laura Liang are trustees. In his capacity as a trustee together with Laura Liang, Mr. Liang has sole voting and investment power over all such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations, PG&E Corporation’s and the Utility’s directors and certain officers, as well as persons who own greater than 10 percent of the Corporation’s or the Utility’s equity securities, must file reports of ownership and changes in ownership of such equity securities with the SEC and the principal national securities exchange on which those securities are registered, and must furnish the Corporation or the Utility with copies of all such reports that they file.

Based solely on review of copies of such reports received or written representations from certain reporting persons, PG&E Corporation and the Utility believe that during 2018, all filing requirements applicable to their respective directors, officers, and 10 percent shareholders were satisfied. No information is reported for individuals during periods in which they were not directors, officers, or 10 percent shareholders of the applicable company.

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Related Party Transactions

Approval Policies

The Boards of PG&E Corporation and the Utility each adopted a written policy (the companies’ Related Party Transaction Policy (“Policy”)) which generally requires Audit Committee approval or ratification of transactions that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 (“Item 404(a)”), except that the Policy has a lower dollar threshold than Item 404(a).

Under the Policy, at the first meeting of each year, each company’s Audit Committee reviews, approves, and/or ratifies related party transactions (other than the types of transactions that are excluded from disclosure under Item 404(a), as described below) with values exceeding $10,000 in which either company participates and in which any “Related Party” has a material direct or indirect interest. For these purposes, “Related Party” generally includes (1) any director, nominee for director, or executive officer, (2) holders of greater than 5 percent of that company’s voting securities, and (3) those parties’ immediate family members.

After the annual review and approval of related party transactions, if either company wishes to enter into a new related party transaction, then that transaction must be either pre-approved or ratified by the applicable Audit Committee. If a transaction is not ratified in accordance with the Policy, management will make all reasonable efforts to cancel or annul that transaction.

Where it is not practical or desirable to wait until the next Audit Committee meeting to obtain approval or ratification, the Chair of the applicable Audit Committee may elect to approve a particular related party transaction. If the Chair of the applicable Audit Committee has an interest in the proposed related party transaction, then that transaction may be reviewed and approved by another independent and disinterested member of the applicable Audit Committee. In either case, the individual approving the transaction must report such approval to the full Committee at the next regularly scheduled meeting.

When reviewing any related party transaction, the Audit Committees consider whether the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party. The Policy also requires that each Audit Committee disclose to the respective Board any material related party transactions.

As provided in Item 404(a), the following types of transactions are excluded:

•	Transactions where the rates or charges are determined by competitive bids,

•	Transactions for the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority,

•	Transactions for services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services,

•	Benefits received on a pro rata basis by holders of PG&E Corporation or Utility securities,

•	Transactions where the individual’s interest arises solely (1) from such person’s position as a director of another corporation or organization which is a party to the transaction, (2) from the direct or indirect ownership of such person and a specific group (consisting of directors, nominees for director, and executive officers of the corporation, or any member of their immediate families), in the aggregate, of less than a 10 percent equity interest in another person (other than a partnership) that is a party to the transaction, or (3) from both such position and ownership,

•	Transactions where the individual’s interest arises solely from the holding of an equity interest (including a limited partnership interest, but excluding a general partnership interest) or a creditor interest in another person that is party to the transaction with PG&E Corporation, the Utility, or any of their respective subsidiaries or affiliates, and the transaction is not material to such other person,

•	Transactions where the individual’s interest arises only from such person’s position as a limited partner in a partnership engaged in a transaction with PG&E Corporation or the Utility, in which the individual’s interest (when aggregated with any other Related Parties) is less than 10 percent and the individual does not serve as a general partner of, nor hold another position in, the partnership,

•	An employment relationship or transaction involving an executive officer of the respective company (and any related compensation resulting solely from that relationship or transaction), if the compensation is reported pursuant to Regulation S-K, Item 402,

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•	An employment relationship or transaction involving an executive officer of the respective company (and any related compensation resulting solely from that relationship or transaction), if the compensation would have been reported pursuant to Regulation S-K, Item 402 as compensation earned for services if that individual were an executive officer named in the Summary Compensation Table, and such compensation had been approved or recommended to the Board by the PG&E Corporation Compensation Committee (and the executive officer is not an immediate family member of another Related Party), or

•	Compensation provided to a director, provided that such compensation is reported pursuant to Regulation S-K, Item 407.

Since January 1, 2018, all related party transactions have been approved or ratified by the applicable Audit Committee in accordance with this Policy.

Related Person Transactions

Since January 1, 2018, one provider of asset management services in excess of $120,000 has been beneficial owner of at least 5 percent of PG&E Corporation common stock: The Vanguard Group, Inc. (“Vanguard”). Vanguard (including its affiliates), provided asset management services to grantor trusts associated with certain of the companies’ non-qualified and deferred income benefit plans, and to The PG&E Corporation Foundation. In exchange for these services, Vanguard earned approximately $143,000 in fees during 2018. The services were (1) approved by the PG&E Corporation Audit Committee, and (2) subject to terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party. PG&E Corporation expects that Vanguard will continue to provide similar services and products in the future, at similar levels, in the normal course of business operations.

Kathy Thomason is employed by the Utility as a Business Finance Analyst, Expert, and she is the spouse of David S. Thomason, who is Vice President, Chief Financial Officer, and Controller of the Utility. Since January 1, 2018, Ms. Thomason received compensation and related payments and benefits from the Utility with a value of approximately $120,000. Any payments to Ms. Thomason for services rendered during 2019 are expected to be similar in nature and value to payments provided during 2018, consistent with the Utility’s policies and practices that apply to employee compensation generally.

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Legal Proceedings

Wildfire-Related Derivative Litigation

Two purported derivative lawsuits alleging claims for breach of fiduciary duties and unjust enrichment were filed in the San Francisco County Superior Court on November 16, 2017 and November 20, 2017, respectively, naming as defendants current and certain former members of the Board of Directors and certain current and former officers of PG&E Corporation and the Utility. PG&E Corporation and the Utility are named as nominal defendants. These lawsuits were consolidated by the court on February 14, 2018, and are denominated In Re California North Bay Fire Derivative Litigation. On April 13, 2018, the plaintiffs filed a consolidated complaint. After the parties reached an agreement regarding a stay of the derivative proceeding pending resolution of certain related tort actions and any regulatory proceeding relating to the 2017 Northern California wildfires, on April 24, 2018, the court entered a stipulation and order to stay. The stay is subject to certain conditions regarding the plaintiffs’ access to discovery in other actions. On January 28, 2019, the plaintiffs filed a request to lift the stay for the purposes of amending their complaint to add allegations regarding the 2018 Camp fire.

On August 3, 2018, a third purported derivative lawsuit, entitled Oklahoma Firefighters Pension and Retirement System v. Chew, et al., was filed in the U.S. District Court for the Northern District of California, naming as defendants certain current and former members of the Board of Directors and certain current and former officers of PG&E Corporation and the Utility. PG&E Corporation is named as a nominal defendant. The lawsuit alleges claims for breach of fiduciary duties and unjust enrichment as well as a claim under Section 14(a) of the federal Securities Exchange Act of 1934 alleging that PG&E Corporation’s and the Utility’s 2017 proxy statement contained misrepresentations regarding the companies’ risk management and safety programs. On October 15, 2018, PG&E Corporation filed a motion to stay the litigation. Prior to the scheduled hearing on this motion, this matter was automatically stayed by PG&E Corporation’s and the Utility’s commencement of bankruptcy proceedings, as discussed below.

On October 23, 2018, a fourth purported derivative lawsuit, entitled City of Warren Police and Fire Retirement System v. Chew, et al., was filed in San Francisco County Superior Court, alleging claims for breach of fiduciary duty, corporate waste and unjust enrichment. It names as defendants certain current and former members of the Board of Directors and certain current and former officers of PG&E Corporation, and names PG&E Corporation as a nominal defendant. Plaintiff filed a request with the court seeking the voluntary dismissal of this matter without prejudice on January 18, 2019.

On November 21, 2018, a fifth purported derivative lawsuit, entitled Williams v. Earley, Jr., et al., was filed in federal court in San Francisco, alleging claims identical to those alleged in the Oklahoma Firefighters Pension and Retirement System v. Chew, et al. lawsuit listed above against certain current and former officers and directors, and naming PG&E Corporation and the Utility as nominal defendants. This lawsuit includes allegations related to the 2017 Northern California wildfires and the 2018 Camp fire. This action was stayed by stipulation of the parties and order of the court on December 21, 2018, subject to resolution of the pending securities class action.

On December 24, 2018, a sixth purported derivative lawsuit, entitled Bowlinger v. Chew, et al., was filed in San Francisco Superior Court, alleging claims for breach of fiduciary duty, abuse of control, corporate waste, and unjust enrichment in connection with the 2018 Camp fire against certain current and former officers and directors, and naming PG&E Corporation and the Utility as nominal defendants. The court has scheduled a case management conference for December 13, 2019.

On January 25, 2019, a seventh purported derivative lawsuit, entitled Hagberg v. Chew, et al., was filed in San Francisco Superior Court, alleging claims for breach of fiduciary duty, abuse of control, corporate waste, and unjust enrichment in connection with the 2018 Camp fire against certain current and former officers and directors, and naming PG&E Corporation and the Utility as nominal defendants.

On January 28, 2019, an eighth purported derivative lawsuit, entitled Blackburn v. Meserve, et al., was filed in federal court alleging claims for breach of fiduciary duty, unjust enrichment, and waste of corporate assets in connection with the 2017 Northern California wildfires and the 2018 Camp fire against certain current and former officers and directors, and naming PG&E Corporation as a nominal defendant.

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Due to the commencement of the Chapter 11 Cases, PG&E Corporation and the Utility filed notices in each of these proceedings on February 1, 2019, reflecting that the proceedings are automatically stayed pursuant to Section 362(a) of the Bankruptcy Code. On February 5, 2019, the plaintiff in Bowlinger v. Chew, et al. filed a response to the notice asserting that the automatic stay did not apply to his claims. PG&E Corporation and the Utility accordingly filed a Motion to Enforce the Automatic Stay with the Bankruptcy Court as to the Bowlinger action, which motion was granted.

Wildfire-Related Securities Class Action Litigation

In June 2018, two purported securities class actions were filed in the United States District Court for the Northern District of California, naming PG&E Corporation and certain of its current and former officers as defendants, entitled David C. Weston v. PG&E Corporation, et al. and Jon Paul Moretti v. PG&E Corporation, et al., respectively. The complaints alleged material misrepresentations and omissions related to, among other things, vegetation management and transmission line safety in various PG&E Corporation public disclosures. The complaints asserted claims under Section 10(b) and Section 20(a) of the federal Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, and sought unspecified monetary relief, interest, attorneys’ fees and other costs. Both complaints identified a proposed class period of April 29, 2015 to June 8, 2018. On September 10, 2018, the court consolidated both cases and the litigation is now denominated In Re PG&E Corporation Securities Litigation. The court also appointed the Public Employees Retirement Association of New Mexico as lead plaintiff. The plaintiff filed a consolidated amended complaint on November 9, 2018. After the plaintiff requested leave to amend their complaint to add allegations regarding the 2018 Camp fire, the plaintiff filed a second amended consolidated complaint on December 14, 2018.

Due to the commencement of the Chapter 11 Cases, PG&E Corporation and the Utility filed a notice on February 1, 2019, reflecting that the proceedings are automatically stayed pursuant to Section 362(a) of the Bankruptcy Code. On February 15, 2019, PG&E Corporation and the Utility filed a complaint in Bankruptcy Court against the plaintiff seeking preliminary and permanent injunctive relief to extend the stay to the claims alleged against the individual officer defendants.

On February 22, 2019, a purported securities class action was filed in the United States District Court for the Northern District of California, entitled York County on behalf of the York County Retirement Fund, et al. v. Rambo, et al. (the “York County Action”) The complaint names as defendants certain current and former officers and directors, as well as the underwriters of four public offerings of notes from 2016 to 2018. Neither PG&E Corporation nor the Utility is named as a defendant. The complaint alleges material misrepresentations and omissions in connection with the note offerings related to, among other things, PG&E Corporation’s and the Utility’s vegetation management and wildfire safety measures. The complaint asserts claims under Section 11 and Section 15 of the federal Securities Act of 1933, and seeks unspecified monetary relief, attorneys’ fees and other costs, and injunctive relief.

Bankruptcy Proceedings

Other than the executive officers of PG&E Corporation and the Utility with respect to the Chapter 11 Cases, none of the directors, executive officers, or persons nominated to become directors of PG&E Corporation or the Utility has been a general partner or executive officer of a debtor in, or personally the subject of, a bankruptcy or similar proceeding during the past ten years.

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Website Availability of Governance Documents

Current copies of the following corporate governance documents are available online through the Corporate Governance section of PG&E Corporation’s website (www.pgecorp.com/corp/about-us/corporate-governance.page) or the Company Information section of the Utility’s website (www.pge.com/en_US/about-pge/company-information/company-information.page, under the “Get more information about our corporate governance practices” link), as appropriate.

•	Corporate Governance Guidelines for PG&E Corporation and Pacific Gas and Electric Company (which include definitions of “independence” for directors) (under the “PG&E Corporation Policies and Bylaws” and “Pacific Gas and Electric Company Policies and Bylaws” links)

•	Charters for the standing committees of the PG&E Corporation and Utility Boards of Directors, including the following (under the “PG&E Corporation Board of Directors” and “Pacific Gas and Electric Company Board of Directors” links):

–	Audit Committees of PG&E Corporation and the Utility
–	Compensation Committee of PG&E Corporation
–	Compliance and Public Policy Committee of PG&E Corporation
–	Executive Committees of PG&E Corporation and the Utility
–	Finance Committee of PG&E Corporation
–	Nominating and Governance Committee of PG&E Corporation
–	Safety and Nuclear Oversight Committees of PG&E Corporation and the Utility

Current copies of the following codes of conduct, applicable to both companies, are available online through the Compliance and Ethics section of PG&E Corporation’s website (www.pgecorp.com/corp/about-us/compliance-ethics/program.page) or the Company Information section of the Utility’s website (www.pge.com/en_US/about-pge/company-information/company-information.page, under the “Find out why we emphasize compliance and ethics” link), as appropriate.

•	Code of Conduct for Employees (including executive officers)

•	Code of Conduct for Directors

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2020 Annual Meetings

What is the date of the 2020 annual meetings?

PG&E Corporation and the Utility currently anticipate that the date of their 2020 annual meetings will be roughly one year after the date of the 2019 Annual Meetings. Exact dates will be communicated to shareholders in the proxy materials for that meeting.

Can I submit nominees for inclusion in proxy materials for the 2020 annual meetings?

PG&E Corporation’s bylaws include proxy access provisions. Under these provisions, shareholders of PG&E Corporation who meet the requirements set forth in the bylaws may submit director nominations for inclusion in the Corporation’s proxy materials. Proxy access nominations for the Corporation’s 2020 annual meeting must be provided to the PG&E Corporation Corporate Secretary no earlier than [    ], 2019 and no later than [    ], 2020 and must meet all requirements set forth in the bylaws. However, if the Corporation’s 2020 annual meeting is scheduled on a date that is more than 30 days before or after the anniversary date of the 2019 Annual Meetings, a proxy access nomination for the 2020 meeting generally will be timely if it is received no later than the close of the business on the date that is 180 days prior to the 2020 annual meeting date or the 10th day after the date on which the date of the 2020 annual meeting is disclosed, whichever is later. The Utility did not adopt proxy access bylaw provisions, given the fact that over 95 percent of the Utility’s common stock is held by PG&E Corporation; no Utility shareholders may submit director nominations via proxy access.

Can shareholders introduce proposals (other than proxy access proposals, but including director nominations) during the 2020 annual meetings?

If you are a shareholder of PG&E Corporation or the Utility and would like to introduce a proposal or other business during that company’s 2020 annual meeting, each company’s bylaws require that your proper advance written notice of the matter be received at the principal executive office of the applicable company no earlier than [     ], 2020 and no later than 5:00 p.m., Pacific time, on [     ], 2020. However, if the 2020 annual meeting of either company is scheduled on a date that differs by more than 30 days from the anniversary date of the 2019 Annual Meetings, your notice will be timely if it is received no later than the 10th day after the date on which that company publicly discloses the date of its 2020 annual meeting. You must also provide information regarding your proposal, and satisfy other requirements as set forth in the applicable company’s bylaws.

If your proposal involves nominating an individual for director during the annual meetings, certain additional information regarding the nominees and the nomination must be provided in your advance written notice regarding the nominee. For information on the director nomination process in general, see page [  ].

What is the submission deadline if I want my shareholder proposal to be included in the proxy statement for the 2020 annual meetings?

If you would like to submit a proposal to be included in the proxy statement for PG&E Corporation’s or the Utility’s 2020 annual meeting pursuant to SEC Rule 14a-8, the applicable company’s Corporate Secretary must receive your proposal no later than [    ], 2020.

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How and where can I make a submission?

If you wish to submit advance notice of any business to be brought before the 2020 annual meetings (including notice of any proxy access nominees), or a shareholder proposal for inclusion in the 2020 joint proxy statement, you may submit such notice or proposal via e-mail, fax, or U.S. mail (all shown below). If you submit a notice or proposal via U.S. mail, we recommend that you use a delivery method that indicates when your submission was received at the principal executive office of the applicable company.

E-Mail: CorporateSecretary@pge.com

Fax: 415-973-8719

U.S. Mail:
Office of the Corporate Secretary
PG&E Corporation/Pacific Gas and Electric Company
P.O. Box 770000
San Francisco, California 94177

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Location of the 2019 Annual Meetings

The 2019 Annual Meetings of PG&E Corporation and Pacific Gas and Electric Company (together, “PG&E”) will be held concurrently on [     ], [     ], 2019, at [     ] [a.m.] / [p.m.], Pacific Time at the PG&E headquarters, located at 77 Beale Street in downtown San Francisco, California. Entry to the meetings will be through the atrium on Beale Street, between Market Street and Mission Street.

The meetings are easily accessible using public transportation. If you are traveling by MUNI or BART, exit at the Embarcadero station.

There is no parking available at the PG&E headquarters. Parking is available at public garages in the area.

Please note that the following items will not be allowed in the meetings: cameras, video or tape recorders, and other electronic recording devices, or any other items that might be disruptive or pose a safety or security risk. For your protection, all purses, briefcases, backpacks, and packages will be subject to inspection. Photography and video/audio recording are not permitted at the meetings.

Assistive listening devices will be available at the meetings.

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YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Pacific Gas and Electric Company stock for the upcoming Annual Meeting of Shareholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1. **Vote by Telephone –** Call toll-free from the U.S. or Canada at **[ ]** on a touch-tone telephone. If outside the U.S. or Canada, call **[ ]**. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.

OR

2. **Vote by Internet –** Please access **[ ]** and follow the simple instructions provided. Please note you must type an "s" after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed and mailed a proxy card.

OR

3. **Vote by Mail –** If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Pacific Gas and Electric Company c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

X **Please mark vote as in this sample**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTORS ON PROPOSAL 1 AND FOR PROPOSALS 3 AND 4.

Nominees are:

Nominee	FOR	AGAINST	ABSTAIN	Nominee	FOR	AGAINST	ABSTAIN
1. Richard R. Barrera	☐	☐	☐	8. Michael J. Leffell	☐	☐	☐
2. Jeffrey L. Bleich	☐	☐	☐	9. Kenneth Liang	☐	☐	☐
3. Nora Mead Brownell	☐	☐	☐	10. Dominique Mielle	☐	☐	☐
4. Frederick W. Buckman	☐	☐	☐	11. Meridee A. Moore	☐	☐	☐
5. Cheryl F. Campbell	☐	☐	☐	12. Eric D. Mullins	☐	☐	☐
6. Fred J. Fowler	☐	☐	☐	13. Kristine M. Schmidt	☐	☐	☐
7. William D. Johnson	☐	☐	☐	14. Alejandro D. Wolff	☐	☐	☐

Proposal	FOR	AGAINST	ABSTAIN
3. To ratify the Audit Committee's appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2019.	☐	☐	☐
4. To provide an advisory vote on the company's executive compensation.	☐	☐	☐

Date: ______________________, 2019

____
Signature

____
Signature

Please sign exactly as name(s) appears on this card. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give full title. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign full partnership name by authorized person.